UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Required in Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Revised Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

CONSTELLATION ENERGY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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EXPLANATORY NOTE

This revised Schedule 14A is being filed to correct certain HTML coding errors in the prior version filed on November 25, 2008 which caused four bullet points to be inadvertently omitted from the Morgan Stanley opinion in Annex B thereto. Aside from the HTML coding corrections, this Schedule 14A is identical to the prior version. No substantive changes were made and the printed version mailed to shareholders was not affected by the HTML coding errors.

MAYO A. SHATTUCK III	Constellation Energy Group, Inc.
Chairman of the Board	100 Constellation Way
Baltimore, Maryland 21202

November 24, 2008

Dear Shareholder:

You are invited to attend a special meeting of Constellation Energy Group, Inc. shareholders to be held on December 23, 2008, starting at 8:00 a.m., local time, at the Sky Lobby Conference Room, 750 East Pratt Street, Baltimore, Maryland.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger pursuant to which Constellation Energy will merge with MEHC Merger Sub Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, and become a wholly-owned subsidiary of MidAmerican Energy Holdings Company. We entered into a merger agreement with MidAmerican on September 19, 2008. If the merger is approved and becomes effective, you will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of Constellation Energy common stock owned by you immediately prior to the effective time of the merger, as more fully described in the accompanying proxy statement.

Constellation Energy’s board of directors has approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Constellation Energy and its shareholders and resolved to recommend that Constellation Energy’s shareholders vote in favor of the approval of the merger.

Accordingly, our board of directors recommends that you vote “FOR” the approval of the merger.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger is approved by the affirmative vote of holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting. Failing to vote will have the same effect as voting against the merger. Whether or not you plan to attend the special meeting, please vote today by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. Before voting, you should carefully review all the information contained in the accompanying proxy statement. For a discussion of risk factors that you should consider in evaluating the merger, please see “Risk Factors” beginning on page 13 of the accompanying proxy statement.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at (877) 717-3923.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Mayo A. Shattuck III

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 24, 2008 and is first being mailed to shareholders on or about November 24, 2008.

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, Maryland 21202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On December 23, 2008

To the Owners of Common Stock

of Constellation Energy Group, Inc.:

A special meeting of shareholders of Constellation Energy Group, Inc., a Maryland corporation, will be held on December 23, 2008, starting at 8:00 a.m., local time, at the Sky Lobby Conference Room, 750 East Pratt Street, Baltimore, Maryland, for the following purposes:

1.	to consider and vote on a proposal to approve the merger of MEHC Merger Sub Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, with and into Constellation Energy Group, Inc. as contemplated by the Agreement and Plan of Merger, dated as of September 19, 2008, by and among Constellation Energy Group, Inc., MidAmerican Energy Holdings Company, and MEHC Merger Sub Inc.;

2.	to consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate in the view of our board of directors, including to solicit additional proxies in favor of the proposal to approve the merger if there are insufficient votes at the time of such adjournment or postponement to approve the merger; and

3.	to consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on November 14, 2008 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting. All shareholders of record at the close of business on the record date are entitled to notice of and to attend and vote at the special meeting and any adjournment or postponement thereof. The vote of holders of our preferred stock is not required to approve the merger; accordingly, proxies are not being solicited from them.

Under Maryland law, Constellation Energy shareholders do not have the right to seek appraisal of the fair value of their shares in connection with the merger.

Our board of directors has approved and declared advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Constellation Energy and its shareholders and resolved to recommend that Constellation Energy’s shareholders vote in favor of the approval of the merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE IN THE VIEW OF OUR BOARD OF DIRECTORS, INCLUDING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER.

Your vote is important. The approval of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting assuming a quorum is present. Therefore, your failure to vote in person at the special meeting or to submit a signed proxy card will have the same effect as a vote by you “AGAINST” the approval of the merger. If you make no specification on your properly executed proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the approval of the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate in the view of our board of directors, including to solicit additional proxies in favor of the proposal to approve the merger. Even if you plan to attend the special meeting in person, we request that you vote today by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders as of the record date (or their authorized representatives). If you attend, please note that you may be asked to present valid photo identification. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Constellation Energy common stock.

By Order of the Board of Directors,

Charles A. Berardesco

Senior Vice President,

General Counsel and Corporate Secretary

Baltimore, Maryland

November 24, 2008

i

ii

SUMMARY TERM SHEET

The following summary term sheet highlights material information in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 91.

The Parties to the Merger (Page 25)

Constellation Energy Group, Inc. Constellation Energy is an energy company, which includes a merchant energy business and Baltimore Gas and Electric Company (which we refer to as BGE) a regulated electric and gas public utility in central Maryland. Constellation Energy’s merchant energy business is a competitive provider of energy solutions for a variety of customers. It has electric generation assets located in various regions of the United States and provides energy solutions to meet customers’ needs. Constellation Energy’s merchant energy business focuses on serving the full energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers. Constellation Energy was incorporated in Maryland in 1995, and in 1999 Constellation Energy became the holding company for BGE and its subsidiaries. BGE was incorporated in Maryland in 1906. Constellation Energy’s principal executive offices are located at 100 Constellation Way, Baltimore, Maryland 21202. The telephone number is (410) 470-2800.

MidAmerican Energy Holdings Company. MidAmerican is a holding company that owns subsidiaries that are principally engaged in energy businesses. MidAmerican is a consolidated subsidiary of Berkshire Hathaway Inc. (which we refer to as Berkshire). The balance of MidAmerican’s common stock is owned by a private investor group comprised of Mr. Walter Scott, Jr. (along with family members and related entities), who is a member of MidAmerican’s Board of Directors, Mr. David L. Sokol, its Chairman, and Mr. Gregory E. Abel, its President and Chief Executive Officer. As of September 30, 2008, Berkshire, Mr. Scott (along with family members and related entities), Mr. Sokol and Mr. Abel owned 88.2%, 11.0%, —% and 0.8%, respectively, of MidAmerican’s voting common stock and held diluted ownership interests of 87.4%, 10.9%, 0.7% and 1.0% respectively.

MidAmerican’s operations are organized and managed as eight distinct platforms. Through these platforms, MidAmerican owns and operates an electric utility company in the Western U.S., a combined electric and natural gas utility company in the Midwestern U.S., two interstate natural gas pipeline companies in the U.S., two electricity distribution companies in Great Britain, a diversified portfolio of independent power projects and the second-largest residential real estate brokerage firm in the U.S. MidAmerican’s principal executive offices are located at 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580, and its telephone number is (515) 242-4300.

MEHC Merger Sub Inc. Merger Sub is a Maryland corporation and a wholly-owned subsidiary of MidAmerican. Merger Sub was formed solely for the purpose of facilitating MidAmerican’s acquisition of Constellation Energy. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. MidAmerican intends to transfer the ownership of Merger Sub to Constellation Energy Holdings LLC (which we refer to as Constellation Holdings) immediately prior to consummation of the merger. Constellation Holdings is a wholly-owned subsidiary of MidAmerican and has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the transactions contemplated by the merger agreement. It was formed solely for the purpose of owning Constellation Energy and facilitating such acquisition, including through the interposition of ring-fencing protections for Constellation Energy. Upon consummation of the proposed merger, Merger Sub will merge with and into Constellation Energy and will cease to exist, with Constellation Energy continuing as the surviving corporation. Merger Sub’s address is c/o MidAmerican Energy Holdings Company, 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580. The telephone number is (515) 242-4300.

The Merger (Page 73)

The Agreement and Plan of Merger, dated as of September 19, 2008, by and among Constellation Energy, MidAmerican and Merger Sub, provides that Merger Sub will merge with and into Constellation Energy. As a result of the merger, Constellation Energy will become a wholly-owned subsidiary of MidAmerican. Constellation Energy will be the surviving corporation in the merger and, following the merger, will continue to do business as “Constellation Energy Group, Inc.” In addition, following completion of the merger, the registration of Constellation Energy common stock and its reporting obligations with respect to such common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, or the SEC. Upon completion of the proposed merger, shares of Constellation Energy common stock will no longer be listed on any stock exchange or quotation system, including the NYSE. However, Constellation Energy will continue to have reporting obligations under NYSE rules and the Exchange Act because its Series A Junior Subordinated Debentures are currently listed and traded on the NYSE. A copy of the merger agreement is attached to this proxy statement as Annex A.

Merger Consideration (Page 73)

If the merger is completed, each outstanding share of Constellation Energy common stock will be converted into the right to receive $26.50 in cash, without interest and less any applicable withholding taxes. We refer to this amount in this proxy statement as the merger consideration. As a shareholder, you will be entitled to receive the merger consideration for each share of Constellation Energy common stock owned by you immediately prior to the effective time of the merger. Following the merger, you will no longer own any shares of the surviving corporation. If the merger is not approved, Constellation Energy will remain an independent public company and our common stock and our Series A Junior Subordinated Debentures will continue to be listed and traded on the NYSE.

Completion of the Merger (Page 73)

We are working toward completing the merger as quickly as possible, and we currently anticipate that it will be completed in the second quarter of 2009. However, we cannot predict the exact timing of the completion of the merger and whether the merger will be completed. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived. For a discussion of the conditions to the completion of the merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement—Conditions to the Merger” beginning on page 83 and “Risk Factors” beginning on page 13.

Required Shareholder Approval (Page 22)

Proposal 1: The approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting, assuming a quorum is present.

Proposal 2: Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate in the view of our board of directors, including for the purpose of soliciting additional proxies in favor of the proposal to approve the merger, requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation Energy common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE CONSTELLATION ENERGY SHAREHOLDERS APPROVE THE MERGER. UNDER THE MERGER AGREEMENT, COMPLETION OF THE MERGER IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. APPROVAL BY THE CONSTELLATION ENERGY SHAREHOLDERS OF THE MERGER PROPOSAL IS A CLOSING CONDITION WHICH MAY NOT BE WAIVED.

Recommendation of Constellation Energy’s Board of Directors (Page 44)

Our board of directors approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Constellation Energy and its shareholders and recommended that Constellation Energy’s shareholders vote in favor of the approval of the merger. The board of directors recommends that our shareholders vote “FOR” the approval of the merger and, if the board of directors determines to adjourn or postpone the special meeting, “FOR” the adjournment or postponement of the special meeting in the view of our board of directors, including if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger.

Opinion of Constellation Energy’s Financial Advisor (Page 46)

The board of directors received a written opinion, dated September 19, 2008, from its financial advisor, Morgan Stanley & Co. Incorporated (which we refer to as Morgan Stanley) to the effect that, as of the date of its opinion, the $26.50 per share in cash consideration to be received by the holders of Constellation Energy common stock, pursuant to the merger agreement was fair to such holders from a financial point of view. The opinion of Morgan Stanley is subject to the assumptions, limitations and qualifications set forth in its opinion (which include material non-customary facts and process limitations discussed on pages 48-49 due to the unique circumstances in which the merger was negotiated), which is attached as Annex B to this proxy statement and is incorporated herein by reference. We encourage you to read the opinion and the section “The Merger—Opinion of Constellation Energy’s Financial Advisor” beginning on page 46 carefully and in its entirety. The opinion of Morgan Stanley was addressed to Constellation Energy’s board of directors in connection with their evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how you should vote on any matter at the special meeting. The opinion is included as Annex B to this proxy statement.

Conditions to the Merger (Page 83)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger is subject to a number of conditions being satisfied or, where legally permissible, waived. The conditions to MidAmerican’s obligations include, among others, the absence of the occurrence of a material adverse effect on Constellation Energy from the date of the merger agreement; all unsecured senior debt of Constellation Energy being rated investment grade or better with no less than a stable outlook by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group, Inc. and Fitch Ratings; if requested by MidAmerican, the receipt of payoff letters from the lenders under Constellation Energy’s credit facilities or the receipt of a waiver from such lenders of any default under the credit facilities as a result of the merger; MidAmerican not having determined that either the retail and/or wholesale businesses or assets of Constellation Energy and its subsidiaries and joint ventures, taken as a whole, have materially deteriorated since June 30, 2008 (the parties agreeing in the merger agreement that an adverse change in the net economic value of such businesses or assets in excess of $400 million since June 30, 2008 will be deemed material). The conditions of Constellation Energy’s obligations and MidAmerican’s obligations include approval of the merger by Constellation Energy’s shareholders and the receipt of certain required regulatory approvals and other customary closing conditions.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 64)

The approval of, among others, the following U.S. federal, state and local regulatory authorities must be obtained before the merger can be completed:

•	the Federal Energy Regulatory Commission (which we refer to as the FERC);

•	the Nuclear Regulatory Commission (which we refer to as the NRC);

•	the Federal Communications Commission (which we refer to as the FCC); and

•	the state regulatory agencies in several of the states in which Constellation Energy operates electric and/or gas businesses.

As of the date of this proxy statement, Constellation Energy and MidAmerican have submitted applications for all of these regulatory approvals and are in the process of seeking such approvals as are necessary.

In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act) the merger cannot be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (which we refer to as the FTC) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the applicable waiting period has expired or been terminated. On October 1, 2008, both Constellation Energy and Berkshire (as the ultimate parent of MidAmerican) filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division. Early termination of the 30-day initial waiting period under the HSR Act was granted on October 31, 2008, permitting the parties to consummate the merger thereafter.

In accordance with competition regulations of the European Commission, a merger notification was submitted to the European Commission on October 23, 2008. The European Commission issued its decision not to oppose the merger on November 21, 2008.

Termination of the Merger Agreement (Page 84)

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Constellation Energy, MidAmerican and Merger Sub;

•	by either Constellation Energy or MidAmerican by written notice to the other party:

•

if any state or federal law or order is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the merger, or if a court of competent jurisdiction in the United States has issued a final, non-appealable order permanently enjoining, restraining or otherwise prohibiting the merger;

•

if the effective time of the merger has not occurred on or before June 19, 2009 (or September 19, 2009 if all conditions other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009), unless the party seeking to terminate under this provision shall have proximately contributed to the failure of the effective time of the merger to occur on or before such applicable date; or

•	if Constellation Energy shareholders fail to approve the merger at the special meeting or any adjournment thereof.

•	by MidAmerican:

•

if there has been a breach of any representation or warranty of Constellation Energy, or any such representation or warranty shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or other agreement of Constellation Energy in the merger agreement, and such breach would result in the applicable closing condition to the merger not being satisfied and is not curable or, if curable, is not cured within 30 days after written notice is given by MidAmerican to Constellation Energy; or

•

if Constellation Energy’s board of directors (i) withdraws or modifies, in a manner adverse to MidAmerican, its recommendation to shareholders regarding the merger, (ii) approves, recommends or enters into an agreement (other than a confidentiality agreement) in respect of a takeover proposal, in each case, by a party other than MidAmerican or an affiliate thereof, (iii) resolves to take any of these actions, or (iv) Constellation Energy, its subsidiaries, joint ventures or any of its officers or directors has breached in any material respect the non-solicitation covenant in the merger agreement.

•

by Constellation Energy if there has been a breach of any representation or warranty of MidAmerican or Merger Sub, or any such representation or warranty shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or other agreement of MidAmerican or Merger Sub in the merger agreement, and such breach would result in the applicable closing condition to the merger not being satisfied and is not curable or, if curable, is not cured within 30 days after written notice is given by Constellation Energy to MidAmerican.

Termination Fee (Page 85)

Constellation Energy has agreed to pay MidAmerican a termination fee of $175 million if the merger agreement is terminated for any reason other than by Constellation Energy because of MidAmerican’s or Merger Sub’s breach of any representation, warranty, covenant or other agreement made by MidAmerican or Merger Sub.

Restrictions on Solicitation of Alternative Transactions (Page 80)

The merger agreement restricts Constellation Energy, its subsidiaries and joint ventures, and their respective officers, directors, agents and representatives from, among other things, soliciting or engaging in or encouraging or facilitating any discussions or negotiations with any third parties regarding specified transactions involving Constellation Energy or its subsidiaries and Constellation Energy’s board of directors’ right to change or withdraw its recommendation in favor of the merger. Notwithstanding these restrictions, under limited circumstances specified in the merger agreement prior to obtaining shareholder approval, in order for directors to comply with their duties under applicable law, Constellation Energy’s board of directors may respond to certain unsolicited superior competing proposals or modify or withdraw its recommendation in favor of the approval of the merger.

Financing of the Merger (Page 55)

At the time of signing the merger agreement, MidAmerican issued $1 billion of 11% trust preferred securities of a newly formed statutory business trust to Berkshire. The proceeds of the issuance were subsequently contributed to a direct wholly-owned subsidiary of MidAmerican, MEHC Investment, Inc. In turn, MEHC Investment, Inc. then used such funds to purchase $1 billion of Constellation Energy Series A Convertible Preferred Stock (which we refer to as the Series A Preferred Stock).

MidAmerican will finance the approximately $4.73 billion merger consideration through the issuance of approximately $2.73 billion of its common stock to Berkshire, and $2.0 billion in aggregate principal amount of subordinated debentures issued to a statutory business trust that will be newly formed and wholly-owned by MidAmerican.

The newly formed statutory business trust will simultaneously offer $2.0 billion in aggregate principal amount of 11% trust preferred securities to Berkshire or certain of its subsidiaries, and will invest the proceeds it receives from the 11% trust preferred securities offering in the $2.0 billion aggregate principal amount of subordinated debentures issued by MidAmerican. The $2.0 billion in aggregate principal amount of 11% trust preferred securities will have maturities and dividend provisions identical to comparable provisions in the subordinated debentures issued by MidAmerican, and will be substantially identical as to other terms to the prior series issued by trusts wholly-owned by MidAmerican to various Berkshire subsidiaries.

The merger agreement is not subject to a financing condition.

Limitation of Remedies (Page 85)

Constellation Energy agreed in the merger agreement that its remedies would be limited to damage claims, with the maximum aggregate liability of MidAmerican for losses or damages in connection with the merger agreement being limited in amount to $1.0 billion. Constellation Energy’s recourse for such losses or damages is limited to the Series A Preferred Stock (or shares of Constellation Energy common stock and 14% Senior Notes (as defined below) issued upon conversion thereof), or the proceeds of the redemption or repayment of the Series A Preferred Stock or the aggregate principal amount of the 14% Senior Notes. In addition, if Constellation Energy attempts to challenge the validity of the $1.0 billion damage cap, the merger agreement provides that such amount will be automatically reduced to $1,000.

Interests of Constellation Energy’s Directors and Executive Officers in the Merger (Page 56)

In considering the recommendation of the board of directors that you vote to approve the merger, you should be aware that our directors and executive officers may be considered to have interests in the merger that are different from, or in addition to, your interests as a shareholder. Constellation Energy’s board of directors was aware of and took account of these interests, among other matters, in reaching its decision to declare the merger advisable and in determining that the merger is in the best interests of Constellation Energy and its shareholders, and in approving the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Such interests include (i) severance payments and benefits payable to executive officers upon a qualifying termination of employment pursuant to agreements previously entered into between the executive officers and Constellation Energy, (ii) the accelerated vesting and cashing out of certain compensation and equity awards to executive officers and the accelerated vesting and/or payment of deferred compensation arrangements for certain directors and officers and (iii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger.

Treatment of Options and Other Awards (Page 73)

Stock Options. Prior to the effective time of the merger, Constellation Energy will take all actions required so that, immediately prior to the effective time of the merger, all outstanding options to acquire Constellation Energy common stock, whether or not vested, will be cancelled and holders thereof will be entitled to the right to receive, following the effective time of the merger, a payment in cash from Constellation Energy equal to the number of shares of Constellation Energy common stock then issuable upon the exercise of such option multiplied by the amount, if any, by which $26.50 exceeds the exercise price of such option, without interest and less any applicable withholding taxes. There are no outstanding options that have an exercise price less than $26.50.

Constellation Energy Performance Units. As of the effective time of the merger, the holder of each Constellation Energy performance unit that becomes vested at the effective time of the merger pursuant to the terms of the plan pursuant to which they were issued will be entitled to receive, in full satisfaction of such holder’s rights with respect to vested performance units, an amount in cash equal to $2.00 per unit within 30 days after the effective time of the merger, without interest and less any applicable withholding taxes.

Other Awards. Prior to the effective time of the merger, Constellation Energy will take all actions required so that, as of the effective time of the merger, all awards of equity of Constellation Energy (including shares of restricted stock, restricted stock units and stock equivalents) outstanding immediately before the effective time of the merger (other than the Constellation Energy performance units and stock options) will be cancelled. The holder of any such award will be entitled to receive, in cancellation and settlement of such award, a payment in cash from Constellation Energy equal to the total number of shares of Constellation Energy common stock that would be issuable upon full vesting of such award or for which restrictions would lapse upon full vesting of such award multiplied by $26.50, without interest and less any applicable withholding taxes.

Notwithstanding the terms of the merger agreement, Constellation Energy and MidAmerican agreed subsequently that employees of Constellation Energy who hold restricted stock and restricted stock units will receive cash proceeds as a result of the transactions contemplated by the merger agreement pursuant to, and in accordance with, the terms of the plans governing such awards. Accordingly, upon completion of the merger, each holder of Constellation Energy equity awards (including shares of restricted stock and restricted stock units, but excluding Constellation Energy performance units and options (which shall be treated in accordance with the preceding paragraphs)) granted under the Constellation Energy Stock Plans (other than the 2002 Senior Management Long-Term Incentive Plan and the Executive Long-Term Incentive Plan,) will be paid a pro rata portion of the cash amount described in the preceding paragraph, with the pro rata portion determined based on the number of months in the vesting period that have elapsed as of the date of completion of the merger as compared to the total number of months in the original vesting period. The remainder of the cash amount will be paid to the holder at the end of the original vesting period, subject to continued service through such date. Each holder of shares of restricted stock and restricted stock units granted under the 2002 Senior Management Long-Term Incentive Plan and the Executive Long-Term Incentive Plan will be paid the full amount of the cash amount described in the preceding paragraph on or promptly following the effective time of the merger.

Litigation Related to the Merger (Page 71)

Beginning September 18, 2008, six shareholders of Constellation Energy have filed lawsuits in the Circuit Court for Baltimore City, Maryland challenging the proposed merger. Four of those lawsuits were brought as shareholder class actions and two were brought as shareholder derivative actions. On September 29, 2008, the first of three shareholder actions was filed in the United States District Court for the District of Maryland, originally as class actions on behalf of shareholders, but in a consolidated and amended complaint asserting the claims both on behalf of a proposed class of shareholders and derivatively on behalf of the Company.

The lawsuits claim that Constellation Energy and members of its board of directors breached their fiduciary duties to shareholders or to the Company in agreeing to the proposed merger. The federal lawsuits and one of the state lawsuits also name MidAmerican as a defendant, alleging that it aided and abetted members of Constellation Energy’s board of directors in breaching their fiduciary duties. The Federal lawsuits include the MidAmerican Merger subsidiary in their aiding and abetting allegations.

The lawsuits claim that the merger agreement’s consideration is inadequate and does not maximize value for shareholders, that the sales process leading up to the merger was unreasonably short and procedurally flawed, and that unreasonable deal protection devices were agreed to that ward off competing bids and coerce shareholders into accepting the merger. The federal lawsuits also claim that Maryland law does not authorize a feature of the preferred stock transaction with MidAmerican that would, upon certain events or conditions, convert preferred stock into debt.

Although Constellation Energy is unable at this time to determine the ultimate outcome of these lawsuits, injunctive relief or an adverse determination in the shareholder class actions or the shareholder derivative actions could affect our ability to complete the proposed merger.

Material U.S. Federal Income Tax Consequences (Page 62)

The payment of cash upon the cancellation of shares of Constellation Energy common stock generally will be a taxable transaction for U.S. federal income tax purposes. Shareholders who receive cash upon the cancellation of their shares of Constellation Energy common stock will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of Constellation Energy common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Common Stock Ownership of Directors and Executive Officers (Page 89)

As of November 14, 2008, the directors and executive officers of Constellation Energy held and are entitled to vote, in the aggregate, 455,155 shares of Constellation Energy common stock at the special meeting, which represents less than 1% of our outstanding common stock. All of our directors and executive officers have informed us that they currently intend to vote all of their shares of common stock “FOR” the approval of the merger and, if the board of directors determines to adjourn or postpone the special meeting, “FOR” the adjournment or postponement proposal.

Common Stock Ownership of Significant Shareholders (Page 55)

Électricité de France International, S.A. (which we refer to as EDFI) acquired Constellation Energy common stock through open market purchases in accordance with an investor agreement, dated July 20, 2007 (which we refer to as the investor agreement) between EDFI and Constellation Energy, entered into in connection with the joint venture arrangement between EDFI and Constellation Energy with respect to development of nuclear projects in the United States and Canada. Under the terms of the investor agreement, EDFI is permitted to acquire up to 9.9% of Constellation Energy common stock and has agreed to vote its shares in the manner recommended by Constellation Energy’s board of directors. EDFI also agreed not to, singly or as part of a group, directly or indirectly, without Constellation Energy’s consent, acquire any additional securities in excess of the 9.9% ownership interest permitted by the investor agreement, participate in a solicitation of proxies, join with any other parties to form a “group” with respect to Constellation Energy common stock (as determined pursuant to Section 13(d) of the Exchange Act), act alone or in concert with others to seek or offer to control or influence, in any manner, our management, board of directors or policies, or seek to make a proposal or public announcement with respect to a merger, consolidation or sale of all or substantially all of the assets or a majority of the outstanding shares of Constellation Energy common stock, or any form of restructuring, or any other proposal inconsistent with the terms of the investor agreement. Under the terms of the investor agreement, EDFI also agreed to restrictions on its ability to dispose of its shares of Constellation Energy common stock. According to the Schedule 13D filed by EDFI on September 8, 2008, as of that date EDFI owned approximately 9.51% of Constellation Energy common stock.

Preferred Stock Ownership of MidAmerican (Page 68)

On September 19, 2008, Constellation Energy entered into a stock purchase agreement pursuant to which it agreed to sell $1.0 billion of its Series A Preferred Stock to MidAmerican. On September 22, 2008, MidAmerican assigned its rights and obligations under the stock purchase agreement to MEHC Investment, Inc., a wholly-owned subsidiary of MidAmerican. The sale of the Series A Preferred Stock to MEHC Investment, Inc. was consummated on September 22, 2008. Upon the occurrence of a conversion event (as described below) and subject to the receipt of all required regulatory approvals, the Series A Preferred Stock will be automatically converted into (A) 35,679,215 shares of Constellation Energy common stock (representing approximately 19.9% of the number of shares of Constellation Energy common stock that were outstanding on September 22, 2008, or approximately 16.6% on an as-converted basis), subject to certain adjustments, and (B) $1.0 billion in aggregate principal amount of senior unsecured promissory notes of Constellation Energy due December 31, 2009 (which we refer to as the 14% Senior Notes). The Series A Preferred Stock pays dividends at 8% per annum compounded quarterly and payable quarterly in arrears. Under Constellation Energy’s articles supplementary, which define the rights of the Series A Preferred Stock, the Series A Preferred Stock converts upon the occurrence of a conversion event, which is the first to occur of (i) the date the merger agreement is terminated (other than due to a breach of the merger agreement by MidAmerican or Merger Sub) and (ii) June 19, 2009 (or September 19, 2009 if all conditions to the merger in the merger agreement other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009), whether or not the merger agreement is terminated on such date. In the event that Constellation Energy has not received all regulatory approvals required for the issuance of shares of common stock upon conversion of the Series A Preferred Stock, Constellation Energy will be required to make a cash payment to the holder in lieu of the issuance of the shares that are otherwise due to the holder in an amount equal to $26.50 multiplied by the number of shares issuable to such holder and not so issued. Both the FERC and the New York Public Service Commission (which we refer to as NYPSC) prohibit the beneficial ownership of 10% or more of Constellation Energy common stock without prior regulatory approval. In connection with the applications filed with the FERC and NYPSC to approve the merger, Constellation Energy requested in the alternative that these regulatory agencies approve the conversion of the Series A Preferred Stock acquired by MidAmerican and its affiliates. If, upon occurrence of a conversion event, Constellation Energy has not received FERC and NYPSC approvals, and if no other regulatory limits on ownership of Constellation Energy common stock apply, Constellation Energy would issue approximately 20 million shares of common stock and make a cash payment of approximately

$418 million. Constellation Energy does not believe any additional regulatory approvals are required. In such event, Constellation Energy would also still be obligated to deliver the 14% Senior Notes upon such conversion.

Appraisal Rights (Page 68)

Under Maryland law, Constellation Energy shareholders do not have the right to seek appraisal of the fair value of their shares in connection with the merger.

Solicitation of Proxies (Page 24)

Constellation Energy will pay all expenses of this solicitation, including the cost of preparing and mailing this document. The proxies are being solicited by and on behalf of our board of directors. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees, as well as by officers and employees of MidAmerican, by personal interview, telephone, mail, electronic mail, facsimile or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. In addition, we have retained Innisfree to assist in the solicitation of proxies for the special meeting. Constellation Energy will pay Innisfree a fee of $75,000 for its services, plus an additional fee of $50,000 if the shareholders approve the merger proposal. Constellation Energy will pay additional fees to Innisfree depending upon the extent of additional services requested by Constellation Energy and will reimburse Innisfree for expenses it incurs in connection with its engagement by Constellation Energy.

Market Price of Common Stock (Page 87)

Constellation Energy common stock is listed on the NYSE under the trading symbol “CEG.” The closing sale price of Constellation Energy common stock on the NYSE on September 12, 2008, the last trading day prior to our public announcement regarding the resulting effects of the bankruptcy of Lehman Brothers Holdings Inc. (which we refer to as Lehman) and its subsidiaries on Constellation Energy, was $58.37. On September 15, 2008, the closing price of Constellation Energy common stock was $47.99, a decline of approximately 22% from the prior trading day’s closing price, while the Dow Jones Industrial Average dropped almost 500 points, or 4.4%, that same day.

The closing sale price of Constellation Energy common stock on the NYSE on September 17, 2008, the last trading day prior to the first public announcement of a tentative agreement between MidAmerican and Constellation Energy for MidAmerican to make a preferred stock investment in Constellation Energy and for the proposed merger, was $24.77. The closing sale price of Constellation Energy common stock on the NYSE on September 19, 2008, the trading day we executed the merger agreement with MidAmerican after the close of trading, was $24.20. The $26.50 per share to be paid for each share of Constellation Energy common stock in the merger represents a premium of approximately 9.5% to the closing price on September 19, 2008.

On November 21, 2008, the last trading day before this proxy statement, Constellation Energy common stock closed at $24.07 per share.

Additional Information (Page 91)

For additional questions about the merger, assistance in submitting proxies or voting shares of Constellation Energy common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders call toll-free: (877) 717-3923

Banks and Brokers may call collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the matters to be voted upon at the special meeting. These questions and answers may not address all questions that may be important to you as a Constellation Energy shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Constellation Energy,” “Company,” “we,” “us,” and “our,” and any derivation thereof, refer to Constellation Energy Group, Inc. prior to the merger with MEHC Merger Sub Inc., a Maryland corporation (which we refer to as Merger Sub) and a wholly-owned subsidiary of MidAmerican Energy Holdings Company, an Iowa corporation (which we refer to as MidAmerican).

Why am I receiving this proxy statement?

Constellation Energy is soliciting proxies for the special meeting of shareholders. You are receiving a proxy statement because you owned shares of Constellation Energy common stock at the close of business on November 14, 2008, the record date, and that entitles you to vote at the special meeting. By use of a proxy, you can vote whether or not you attend the special meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What is the proposed transaction?

The proposed transaction is the acquisition of Constellation Energy by MidAmerican pursuant to an Agreement and Plan of Merger (which we refer to as the merger agreement) dated as of September 19, 2008 by and among Constellation Energy, MidAmerican and Merger Sub. Once the merger has been approved by Constellation Energy’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Constellation Energy (which we refer to as the merger). Constellation Energy will be the surviving corporation in the merger, which we sometimes refer to as the surviving corporation, and will become a wholly-owned subsidiary of MidAmerican.

Are there risks I should consider in deciding how to vote on the proposals related to the merger?

Yes. In evaluating the proposals related to the merger, you should carefully read this proxy statement, including the risk factors discussed in the section “Risk Factors” beginning on page 13. You are urged to read this proxy statement in its entirety prior to voting or submitting a proxy.

What do I need to do now?

After carefully reading and considering the information in this proxy statement, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope so that your shares may be voted at the special meeting.

Should I send in my stock certificates now?

No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates representing shares of Constellation Energy common stock to a specified bank or trust company (which we refer to as the paying agent) in order to receive the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions on how to effect the surrender of your “street name” shares in exchange for the merger consideration. At that time, you should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. Do not send any stock certificates with your proxy.

May I vote in person?

Yes. If you are a shareholder of record as of the close of business on November 14, 2008, you may attend the special meeting and vote your shares in person instead of returning your signed proxy card or submitting your proxy by telephone or via the Internet. However, because you can revoke a previously granted proxy by attending the special meeting and voting your shares in person, we urge you to return your proxy card or submit your proxy by telephone or via the Internet even if you are planning to attend the special meeting.

If my shares are held in “street name” by my broker, will my broker vote my shares for me even if I do not give my broker voting instructions?

No. If your shares are held in “street name,” your broker under certain circumstances may vote your shares for you if you do not return your proxy. Brokerage firms have the authority under the rules of the New York Stock Exchange, or NYSE, to vote their clients’ unvoted shares on certain routine matters. However, the proposals to approve the merger and to adjourn the meeting are not routine matters under the NYSE rules, and your broker does not have discretionary authority to vote on either of these proposals. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the approval of the merger or the proposal to adjourn the meeting.

You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

What does it mean if I receive more than one set of materials?

This means you own shares of Constellation Energy common stock that are registered under different names or in different forms. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations and others, you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards, or follow the instructions for any alternative voting procedure on each of the proxy cards you receive, in order to vote all the shares you own. Each proxy card you receive will be accompanied by its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

How do I vote my Constellation Energy 401(k) shares?

If you participate in either the Constellation Energy Group, Inc. Employee Savings Plan (which we refer to as the Constellation Energy Savings Plan) or the Represented Employee Savings Plan for Nine Mile Point you may give voting instructions to T. Rowe Price, as trustee of both plans, by completing and returning the proxy card accompanying this proxy statement. Your instructions will tell the trustee of the Constellation Energy Savings Plan or the Represented Employee Savings Plan for Nine Mile Point how to vote the number of shares of Constellation Energy common stock held in your account. If you do not give the trustee voting instructions, your shares will be voted in the same proportions as the trustee votes shares for which instructions were received. The trustee will vote your shares in accordance with your duly executed proxy card received by December 18, 2008.

You may also revoke previously given voting instructions by December 18, 2008, by filing with the trustee of the Constellation Energy Savings Plan or the Represented Employee Savings Plan for Nine Mile Point either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instruction will be kept confidential by the trustee.

Can I revoke my proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways: by timely delivery of a written revocation to our corporate secretary, by submitting another valid proxy bearing a later date or by attending the special meeting and voting your shares in person. You may also revoke your proxy and submit a new proxy by telephone or via the Internet.

However, if your shares are held in the name of your bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

What happens if I do not vote or abstain from voting?

The proposal to approve the merger will not be approved unless it receives the affirmative vote of holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting on the proposal, assuming a quorum is present. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the merger. If the merger becomes effective, whether or not you vote for the merger proposal, you will be entitled to receive the merger consideration for your shares of Constellation Energy common stock upon completion of the merger. The proposal to adjourn the meeting requires the affirmative vote of a majority of the shares of Constellation Energy common stock cast on this proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the meeting, except that they will not constitute votes cast for purposes of obtaining the required minimum vote.

What is a quorum?

A quorum of the holders of the outstanding shares of Constellation Energy common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present. Once a quorum is present, a quorum cannot be broken by the subsequent withdrawal of any shareholders.

Will a proxy solicitor be used?

Yes. Constellation Energy has engaged Innisfree M&A Incorporated (which we refer to as Innisfree) to assist in the solicitation of proxies for the special meeting.

When and where is the special meeting?

The special meeting will take place at Sky Lobby Conference Room, 750 East Pratt Street, Baltimore, Maryland, on December 23, 2008, at 8:00 a.m., local time.

Who can help answer my questions regarding the special meeting or the merger?

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll-free: (877) 717-3923

Banks and Brokers may call collect: (212) 750-5833

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement, Constellation Energy’s shareholders should consider the matters described below in determining whether to approve the merger.

The merger is subject to closing conditions, including shareholder approval, that, if not satisfied or waived, will result in the merger not being completed, which may result in material adverse consequences to Constellation Energy’s business and operations, including a potential bankruptcy filing.

The merger is subject to closing conditions, including the approval of Constellation Energy’s shareholders that, if not satisfied, will prevent the merger from becoming effective. The closing condition that Constellation Energy’s shareholders approve the merger may not be waived under applicable law and must be satisfied for the merger to be completed. Immediately prior to executing the merger agreement with MidAmerican, Constellation Energy was facing severe liquidity concerns and the possibility of seeking bankruptcy protection. Although Constellation Energy has since taken steps to enhance its liquidity and reduce the capital needs and volatility of its business, those activities are not complete and capital, credit and commodities markets have remained volatile. As a result, ratings agencies have retained a cautious outlook for Constellation Energy, and the business potentially remains subject to severe disruption. If Constellation Energy’s shareholders do not approve the merger and the merger does not become effective, Constellation Energy may be unable to continue to operate its business on a stand-alone basis and could be required to seek bankruptcy protection, unless Constellation Energy is able to quickly obtain alternative sources of additional liquidity in amounts and in time to prevent any adverse action by rating agencies or other adverse reactions by trading counterparties and other business partners. In addition, following termination of the merger agreement, the put agreements with MidAmerican to provide up to an additional $350 million of liquidity would terminate, unless exercised prior to such termination.

As of the date of this proxy statement, there were no competing takeover proposals for Constellation Energy and there is no assurance that, if one were to be made, Constellation Energy would be able to agree on the terms of or complete an alternative transaction on a timely basis.

If the merger agreement is terminated other than due to a breach by MidAmerican, holders of Constellation Energy common stock will be diluted significantly and Constellation Energy will incur substantial additional indebtedness.

If the merger agreement is terminated other than due to a breach by MidAmerican, in addition to the $175 million termination fee that Constellation Energy will be required to pay to MidAmerican, the Series A Preferred Stock acquired by MEHC Investment Inc., a wholly-owned subsidiary of MidAmerican, pursuant to a purchase agreement executed contemporaneously with the merger agreement will automatically convert into $1.0 billion in aggregate principal amount of 14% Senior Notes and, subject to the receipt of all required regulatory approvals, 35,679,215 shares of Constellation Energy common stock. In addition, the Series A Preferred Stock will, subject to the receipt of all required regulatory approvals, automatically convert into shares of Constellation Energy common stock and 14% Senior Notes on June 19, 2009 (or September 19, 2009 if all conditions other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009), whether or not the merger agreement is terminated on such applicable date. At the time of conversion of the Series A Preferred Stock, to the extent Constellation Energy has not received all regulatory approvals required for the issuance of all of the 35,679,215 shares of Constellation Energy common stock, Constellation Energy would be required to pay MidAmerican $26.50 for each share that could not be issued to MidAmerican because such regulatory approvals had not been received. The issuance of shares of Constellation Energy common stock upon conversion of the Series A Preferred Stock will cause a significant reduction in the relative percentage ownership of Constellation Energy common stock of current Constellation Energy shareholders.

Further, the 14% Senior Notes to be issued upon conversion of the Series A Preferred Stock will mature on December 31, 2009. This obligation will reduce the cash available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business. The conversion of the Series A Preferred Stock into additional indebtedness could also have a negative impact on Constellation Energy’s credit ratings.

If Constellation Energy terminates the merger agreement due to a breach by MidAmerican or Merger Sub, the Series A Preferred Stock will not convert into shares of Constellation Energy common stock or the 14% Senior Notes upon such termination, but Constellation Energy will be required on September 22, 2010 to redeem all, but not less than all, of the Series A Preferred Stock for an amount in cash equal to 100% of the stated value for each share of Series A Preferred Stock plus all accrued but unpaid dividends, subject to the right of the Series A Preferred Stock to receive a distribution, in preference to outstanding shares of Constellation Energy common stock, in an amount equal to the amount of the redemption payment, in the case of an intervening liquidation or change of control. Redemption of the Series A Preferred Stock will reduce the cash available to finance Constellation Energy’s operations and other business activities and could limit Constellation Energy’s flexibility in planning for or reacting to changes in Constellation Energy’s business and could also have a negative impact on Constellation Energy’s credit ratings.

If continued unprecedented instability in global financial and commodities markets materially and adversely affects the net economic value of Constellation Energy’s retail and/or wholesale businesses and assets or results in its senior unsecured debt being rated below investment grade, MidAmerican may seek to terminate the merger agreement and abandon the merger.

Extraordinary conditions in global financial and commodities markets, which have included unprecedented limitations on the availability of credit, have presented many businesses, including Constellation Energy, with unprecedented operating and liquidity challenges. If such conditions persist or worsen, and if, as a result, Constellation Energy faces more stringent limits on its access to liquidity, further downgrades in its debt ratings (to a level below investment grade) or other unprecedented market conditions that adversely affect Constellation Energy’s business or the net value of its assets, MidAmerican may seek to terminate the merger agreement and abandon the merger. The merger agreement provides that MidAmerican is not obligated to consummate the merger if the net economic value of Constellation Energy’s retail and/or wholesale businesses or assets declines by more than $400 million between June 30, 2008 and the closing of the merger, as determined in the sole discretion of MidAmerican. In addition, MidAmerican’s obligation to close the merger is conditioned upon, among other things, Constellation Energy’s senior unsecured debt having an investment grade rating with no less than a stable outlook at the time of closing. As of the date of this proxy statement, Constellation Energy’s senior unsecured debt was rated Baa2 by Moody’s and BBB by S&P and Fitch.

Either Constellation Energy or MidAmerican may terminate the merger agreement if the effective time of the merger has not occurred on or before June 19, 2009 (or September 19, 2009 if all conditions other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009), unless the party seeking to terminate under this provision shall have proximately contributed to the failure of the effective time of the merger to occur on or before such applicable date. In the event of such a termination, among other events, Constellation Energy will be required to pay MidAmerican a termination fee of $175 million and the Series A Preferred Stock will, subject to receipt of all required regulatory approvals, automatically convert into 35,679,215 shares of Constellation Energy common stock, subject to certain adjustments, and $1.0 billion aggregate principal amount of 14% Senior Notes. At the time of conversion of the Series A Preferred Stock, to the extent Constellation Energy has not received all regulatory approvals required for the issuance of all of the 35,679,215 shares of Constellation Energy common stock, Constellation Energy would be required to pay MidAmerican $26.50 for each share that could not be issued to MidAmerican because such regulatory approvals had not been received. In addition, following termination of the merger agreement, the put agreements with MidAmerican to provide up to an additional $350 million of liquidity to Constellation Energy would terminate, unless exercised prior to such termination. Termination of the merger agreement and abandonment of the merger in these circumstances could have a material, negative impact on Constellation Energy’s business and financial condition and would result in substantial dilution to current Constellation Energy shareholders. See “The Merger Agreement—Conditions to the Merger” beginning on page 83 and “The Merger Agreement—Termination” beginning on page 84.

The merger is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the merger, impose conditions that could cause abandonment of the merger or impose conditions that could have a material adverse effect on the future operations of Constellation Energy even if the merger is not completed.

Completion of the merger is conditioned upon the receipt of consents, orders, approvals or clearances from various federal, state and international regulatory agencies. As part of the regulatory approval process, governmental entities may impose terms and conditions that may not be acceptable to MidAmerican, which may give MidAmerican the right to terminate the merger agreement. In such an event, Constellation Energy will be required to pay to MidAmerican a termination fee of $175 million in connection with termination of the merger agreement and the Series A Preferred Stock will, subject to receipt of all required regulatory approvals, automatically convert into 35,679,215 shares of Constellation Energy common stock, subject to certain adjustments, and $1.0 billion aggregate principal amount of 14% Senior Notes. At the time of conversion of the Series A Preferred Stock, to the extent Constellation Energy has not received all regulatory approvals required for the issuance of all of the 35,679,215 shares of Constellation Energy common stock, Constellation Energy would be required to pay MidAmerican $26.50 for each share that could not be issued to MidAmerican because such regulatory approvals had not been received. In addition, following termination of the merger agreement, the put agreements with MidAmerican to provide up to an additional $350 million of liquidity would terminate, unless exercised prior to such termination.

In addition, governmental entities may impose terms and conditions that are unfavorable or add significant additional costs to the future operations of Constellation Energy even if the merger is not completed, which may have a material adverse effect on the future operations of Constellation Energy. As of the date of this proxy statement, because we have not yet received all required regulatory approvals, we do not know the terms or conditions of those approvals, whether we will receive them at all, or if one or more regulatory agencies will conduct hearings or proceedings or otherwise open an investigation. See “The Merger—Summary of Series A Preferred Stock and 14% Senior Notes” beginning on page 68, “The Merger—Regulatory Approvals” beginning on page 64 and “The Merger Agreement—Conditions to the Merger” beginning on page 83 for a description of the regulatory approvals necessary in connection with the merger.

A substantial delay in obtaining required approvals or the imposition of unfavorable terms or conditions in connection with such approvals could have a material adverse effect on the business, financial condition or results of operations of Constellation Energy and could also have a negative impact on our credit ratings. In addition, delays or unfavorable terms could lead Constellation Energy to become involved in litigation with one or more governmental entities or private litigants or may cause MidAmerican to terminate the merger agreement and abandon the merger.

The fairness opinion obtained by Constellation Energy from its financial advisor does not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Constellation Energy has not obtained an updated fairness opinion as of the date of this proxy statement from Morgan Stanley, Constellation Energy’s financial advisor. Changes in the operations and prospects of Constellation Energy, general market and economic conditions and other factors that may be beyond the control of Constellation Energy, and on which the fairness opinion was based, may alter the value of Constellation Energy by the time the merger is completed. Morgan Stanley’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion, which was September 19, 2008. Morgan Stanley’s opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed because Constellation Energy did not ask its financial advisor to update its opinion and does not anticipate doing so. For a description of the opinion that Constellation Energy received from its financial advisor, see “The Merger—Opinion of Constellation Energy’s Financial Advisor” on page 46. The opinion is included as Annex B to this proxy statement. For a description of the other factors considered by Constellation Energy’s board of directors in determining to approve the merger, see “The Merger—Constellation Energy’s Reasons for the Merger; Recommendation of the Constellation Energy Board of Directors” beginning on page 44.

The merger agreement contains provisions that could affect the decisions of a third party considering making an alternative acquisition proposal to the merger.

Under the terms of the merger agreement, except where Constellation Energy terminates the merger agreement due to a breach of the merger agreement by MidAmerican, Constellation Energy will be required to pay to MidAmerican a termination fee of $175 million in connection with termination of the merger agreement. In addition, upon such termination of the merger agreement, the Series A Preferred Stock will, subject to receipt of all required regulatory approvals, automatically convert into 35,679,215 shares of Constellation Energy common stock, subject to certain adjustments, and $1.0 billion aggregate principal amount of 14% Senior Notes. At the time of conversion of the Series A Preferred Stock, to the extent Constellation Energy has not received all regulatory approvals required for the issuance of all of the 35,679,215 shares of Constellation Energy common stock, Constellation Energy would be required to pay MidAmerican $26.50 for each share that could not be issued to MidAmerican because such regulatory approvals had not been received. The merger agreement also limits the ability of Constellation Energy to initiate, solicit, encourage or facilitate acquisition or merger proposals from a third party. In addition, even if Constellation Energy receives an acquisition or merger proposal from a third party that Constellation Energy’s board of directors concludes is superior to the merger with MidAmerican, Constellation Energy is not permitted to terminate the merger agreement for that reason unless and until Constellation Energy shareholders have voted on the merger and failed to approve it. The merger agreement also does not permit Constellation Energy to enter into an agreement to complete a transaction that it concludes is superior to the merger prior to termination of the merger agreement. These provisions could affect the decision by a third party to make a competing acquisition proposal, or the structure, pricing and terms proposed by a third party seeking to acquire or merge with Constellation Energy. See “The Merger Agreement—Termination Fee” beginning on page 85, “The Merger—Background of the Merger” beginning on page 27 and “The Merger Agreement—Restrictions on Solicitation of Alternative Transactions” beginning on page 80.

The voting rights and conversion features of MidAmerican’s $1.0 billion Series A Preferred Stock investment in Constellation Energy, along with MidAmerican’s right to designate one nominee to serve as a member of Constellation Energy’s board of directors, may provide MidAmerican with influence over certain corporate matters and may impact the likelihood that a third party would seek to acquire, or succeed in acquiring, Constellation Energy (or its stock or assets).

Under the articles supplementary that designated certain preferences, conversion and other rights, and the terms and conditions of redemption of the Series A Preferred Stock (which we refer to as the articles supplementary) and the Investor Rights Agreement, dated as of September 19, 2008, by and between Constellation Energy and MidAmerican (which we refer to as the investor rights agreement), the number of members of Constellation Energy’s board of directors was initially increased by one, and MidAmerican has the right to nominate one individual to the new directorship so long as MidAmerican and its affiliates beneficially own at least 33.3% of the shares of Series A Preferred Stock that were originally issued to MEHC Investment Inc. If MidAmerican does not exercise its right to nominate one individual to the new directorship, it may appoint a board observer who has the right to attend and participate in all meetings of, and receive all material distributed to, Constellation Energy’s board of directors (subject to customary exceptions), but will not be entitled to vote at meetings of the board of directors or any committees thereof. As of the date of this proxy statement, MidAmerican has not exercised its right to nominate a director or appoint a board observer.

The Series A Preferred Stock generally does not have voting rights, but the consent of holders of such stock is required for specified matters in accordance with the terms of the articles supplementary. However, the holders of Series A Preferred Stock do not have the right to vote with respect to the merger. In addition, upon the occurrence of a conversion event of the Series A Preferred Stock, the Series A Preferred Stock subject to the receipt of all required regulatory approvals, will convert into 35,679,215 shares of Constellation Energy common stock (representing approximately 19.9% of the outstanding shares of Constellation Energy common stock on September 22, 2008, or approximately 16.6% on an as-converted basis), subject to certain adjustments, and $1.0 billion in aggregate principal amount of 14% Senior Notes.

Moreover, following such a conversion, MidAmerican would continue to have the director nomination and related rights described above so long as MidAmerican and its affiliates beneficially own at least 50% of the shares of Constellation Energy common stock received by MidAmerican and its affiliates upon conversion of the Series A Preferred Stock. Accordingly, if the merger agreement is terminated other than due to a breach by MidAmerican or Merger Sub, MidAmerican’s common stock ownership and director nomination rights will enable it to exert significant influence over the outcome of a range of corporate matters, including significant corporate transactions requiring a shareholder vote, such as a merger or a sale of Constellation Energy or its assets. In that circumstance, this combination of significant common stock ownership and influence in board decision-making also could negatively affect the price of Constellation Energy common stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of Constellation Energy common stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of Constellation Energy. In addition, Constellation Energy and its subsidiaries will be subject to certain negative covenants relating to limitations on: amending or revising the organizational documents of Constellation Energy and its subsidiaries; liquidation; incurring indebtedness of Constellation Energy and its subsidiaries; and entering into affiliate transactions. See “The Merger—Background of the Merger” beginning on page 27, “The Merger—Restrictions on Solicitation of Alternative Transactions” beginning on page 80 and “The Merger—Summary of Series A Preferred Stock and 14% Senior Notes” beginning on page 68.

If the merger agreement is terminated and the 14% Senior Notes are issued by Constellation Energy upon conversion of the Series A Preferred Stock, the 14% Senior Notes will contain restrictions on Constellation Energy’s operation of its business.

The terms of the 14% Senior Notes to be issued upon conversion of the Series A Preferred Stock contain various covenants that will limit Constellation Energy’s ability to engage in specific types of transactions and in operating its business. Constellation Energy will be subject to certain affirmative covenants relating to the payment of its obligations; the conduct of its business and corporate existence; maintenance of its property and insurance; and the inspection of its books and records. In addition, Constellation Energy and its subsidiaries will be subject to certain negative covenants relating to limitations on: indebtedness of Constellation Energy and its subsidiaries; incurring certain liens; engaging in certain fundamental changes (including, among other things, entering into a merger other than with a subsidiary of Constellation Energy; the sale of its assets; certain types of restricted payments; investments, loans and advances; acquisitions; optional payments and modifications to debt instruments; transactions with affiliates; changes to Constellation Energy’s fiscal year end; conduct of business; and the issuance of capital stock of any subsidiary). Accordingly, if the Series A Preferred Stock is converted, Constellation Energy will be subject to certain additional restrictions on the operation of its business, including the types of transactions in which it may engage. See “The Merger—Background of the Merger” beginning on page 27, “The Merger—Restrictions on Solicitation of Alternative Transactions” beginning on page 80 and “The Merger—Summary of Series A Preferred Stock and 14% Senior Notes” beginning on page 68.

Constellation Energy and its directors and officers are named parties to a number of actions relating to the merger and certain of these actions seek a court decision delaying or prohibiting the completion of the merger.

A number of actions are pending in federal courts and Maryland state courts relating to the merger. These include securities class actions against Constellation Energy and its directors and officers, and class-action complaints on behalf of a putative Constellation Energy shareholder class against Constellation Energy and its directors and officers. The shareholder class actions and shareholder derivative actions allege that members of Constellation Energy’s board of directors breached their fiduciary duties to the Company in agreeing to the proposed merger. The shareholder class actions and shareholder derivative actions collectively seek declaratory judgment establishing the unenforceability of the merger based on the alleged breaches of duty, injunctive relief to enjoin the merger, rescission of the merger or rescissory damages, the imposition of a constructive trust in favor of shareholders of any benefits received by the individual members of the board of directors of Constellation Energy, and reasonable costs and expenses, including attorney’s fees. Depending upon the outcome, these actions could result in a court preventing the merger, or could otherwise impede the closing of the merger and could have an adverse effect on Constellation Energy’s business and financial results. See “The Merger—Litigation Related to the Merger” beginning on page 71.

Members of management and Constellation Energy’s board of directors have interests in the merger that are different from, or in addition to, those of other shareholders and that could have influenced their decision to support or approve the merger.

In considering whether to vote to approve the merger, Constellation Energy shareholders should recognize that some members of management and Constellation Energy’s board of directors have interests in the merger that differ from, or are in addition to, their interests as shareholders of Constellation Energy. The independent members of Constellation Energy’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to shareholders that the merger be approved. See “The Merger—Interests of Constellation Energy’s Directors and Executive Officers in the Merger” beginning on page 56.

Constellation Energy is subject to business uncertainties and contractual restrictions while the merger is pending, as well as additional non-operating demands on management, that could adversely affect Constellation Energy’s business and financial results.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Constellation Energy, regardless of whether the merger is eventually completed. These uncertainties may impair Constellation Energy’s ability to attract, retain and motivate key personnel until the merger is completed, or the merger agreement is terminated, and for a period of time thereafter. These uncertainties also could cause customers, suppliers, counterparties and other business partners that deal with Constellation Energy to seek to terminate or change existing business relationships with Constellation Energy.

Employee retention and recruitment may be particularly challenging during the pendency of the merger because employees and prospective employees may be uncertain about their future roles with Constellation Energy if the merger is completed. The departure of existing key employees or the failure of potential key employees to continue employment with Constellation Energy, despite Constellation Energy’s retention and recruiting efforts, could have a material adverse impact on Constellation Energy’s business, financial condition and operating results, regardless of whether the merger is eventually completed.

The pursuit of the merger with MidAmerican places a significant burden on management and internal resources. The diversion of management attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could have a material adverse impact on Constellation Energy’s business, financial condition and operating results, regardless of whether the merger is eventually completed.

In addition, the merger agreement restricts Constellation Energy, without MidAmerican’s consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Constellation Energy from pursuing in a timely manner otherwise attractive business opportunities and making other changes to its businesses prior to completion of the merger or termination of the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 83.

Constellation Energy has agreed to limit its remedies against MidAmerican for breach of the merger agreement.

Constellation Energy agreed in the merger agreement that the maximum aggregate liability of MidAmerican for losses or damages in connection with the merger agreement (including the failure to complete the merger once all of the conditions to the completion of the merger have been satisfied) would be limited in amount to $1.0 billion. Constellation Energy’s recourse for such losses or damages is limited to the Series A Preferred Stock (or shares of Constellation Energy common stock and 14% Senior Notes issued upon conversion thereof) or the proceeds of the redemption or repayment of the Series A Preferred Stock or the aggregate principal amount of the 14% Senior Notes. The merger agreement also provides that Constellation Energy will not be entitled to an injunction to prevent breaches of the merger agreement by MidAmerican or to enforce specifically the terms and provisions of the merger agreement against MidAmerican. Breach of the merger agreement by MidAmerican may result in a material adverse effect on Constellation Energy for which it is not able to recover damages, which itself could have material adverse effects on Constellation Energy. In addition, if Constellation Energy attempts to challenge the validity of the $1.0 billion damage cap, the merger agreement provides that such amount will be automatically reduced to $1,000.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinions of Constellation Energy’s Financial Advisors,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “intends,” “may,” “will,” “plans,” “could,” “should” or “would” or other similar words or phrases. We also disclose non-historical information that represents management’s expectations, which are based on numerous assumptions. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the outcome of any legal proceedings that have been or may be instituted against Constellation Energy and others relating to the merger agreement including the terms of any settlements of such legal proceedings that may be subject to court approval;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the issuance of the Series A Preferred Stock and the merger;

•

the timing and extent of changes in commodity prices and volatilities for energy and energy related products including coal, natural gas, oil, electricity, nuclear fuel, freight, and emission allowances, and the impact of such changes on our liquidity requirements;

•	the liquidity and competitiveness of wholesale markets for energy commodities;

•	the effect of weather and general economic and business conditions on energy supply, demand, and prices;

•	the ability to attract and retain customers in our customer supply activities and to adequately forecast their energy usage;

•	the timing and extent of deregulation of, and competition in, the energy markets, and the rules and regulations adopted in those markets;

•	uncertainties associated with estimating natural gas reserves, developing properties, and extracting natural gas;

•

regulatory or legislative developments federally, in Maryland, or in other states that affect deregulation, the price of energy, transmission or distribution rates and revenues, demand for energy, or increases in costs, including costs related to nuclear power plants, safety, or environmental compliance;

•	the ability of our regulated and nonregulated businesses to comply with complex and/or changing market rules and regulations;

•	the ability of BGE to recover all its costs associated with providing customers service;

•

the conditions of the capital markets, interest rates, foreign exchange rates, availability of credit facilities to support business requirements, liquidity, and general economic conditions, as well as Constellation Energy and BGE’s ability to maintain their current credit ratings;

•

the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability and willingness of our counterparties to satisfy their financial and performance commitments;

•

operational factors affecting commercial operations of our generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather-related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of coal or gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond our control;

•

the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in determining the fair value of energy contracts, such as the ability to obtain market prices and, in the absence of verifiable market prices, the appropriateness of models and model inputs (including, but not limited to, estimated contractual load obligations, unit availability, forward commodity prices, interest rates, correlation and volatility factors);

•	changes in accounting principles or practices;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	the ability to successfully identify and complete acquisitions and sales of businesses and assets; and

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

These factors and other risk factors discussed in this proxy statement, including under the heading “Risk Factors” in this proxy statement, are not necessarily all of the important factors that could cause Constellation Energy’s actual result to differ materially from those expressed in any of its forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on Constellation Energy’s future results.

In addition, for a more detailed discussion of these risks and uncertainties and other factors regarding our business, please refer to those risks discussed and identified in our public filings with the SEC. See “Where You Can Find More Information” beginning on page 91. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on December 23, 2008, starting at 8:00 a.m., local time, at Sky Lobby Conference Room, 750 East Pratt Street, Baltimore, Maryland, or at any adjournment or postponement thereof.

Proposals

Proposal 1: To consider and vote on a proposal to approve the merger of Merger Sub, a wholly-owned subsidiary of MidAmerican, with and into Constellation Energy as contemplated by the merger agreement, dated as of September 19, 2008, by and among Constellation Energy, MidAmerican, and Merger Sub; and

Proposal 2: To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate in the view of our board of directors, including to solicit additional proxies in favor of the proposal to approve the merger if there are insufficient votes at the time of such adjournment or postponement to approve the merger.

Shareholders Entitled to Vote

We have fixed the close of business on November 14, 2008, as the record date for the special meeting, and only holders of record of Constellation Energy common stock on the record date are entitled to receive notice of, and vote at, the special meeting. As of November 14, 2008, there were 179,274,673 shares of Constellation Energy common stock outstanding and entitled to vote. Each share of Constellation Energy common stock entitles its holder to one vote on all matters properly coming before the special meeting.

Vote Required for Approval

The following votes are required to approve the proposals:

Proposal 1: The approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting assuming a quorum is present.

Proposal 2: Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate in the view of our board of directors, including for the purpose of soliciting additional proxies in favor of the proposal to approve the merger, requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation Energy common stock present in person or represented by proxy at the special meeting.

OUR SHAREHOLDERS MUST APPROVE THE MERGER IN ORDER FOR THE MERGER TO OCCUR. IF OUR SHAREHOLDERS FAIL TO APPROVE THE MERGER, THE MERGER WILL NOT OCCUR. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

Quorum

A quorum is the presence at the special meeting in person or by proxy of shareholders entitled to cast a majority of the votes at the special meeting. Shares of Constellation Energy common stock represented at the special meeting but not voted, including shares of Constellation Energy common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Once a quorum is present, a quorum cannot be broken by the subsequent withdrawal of any shareholders. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Abstentions and “Broker Non-Votes”

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to approve the merger. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger, but will count for the purpose of determining whether a quorum is present.

Completion of the merger requires the approval of the merger by the affirmative vote of holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting, assuming a quorum is present. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the merger.

Under the rules of the NYSE, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger and the adjournment proposals and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares. Executed proxy cards that are properly signed and returned by brokers who do not vote on non-routine matters are referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the merger requires the approval of the merger by the affirmative vote of holders of a majority of the outstanding shares of Constellation Energy common stock entitled to vote at the special meeting, any “broker non-votes” will have the same effect as a vote “AGAINST” the approval of the merger.

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on, the proposal to adjourn the meeting. The proposal to adjourn the meeting requires the affirmative vote of a majority of the shares of Constellation Energy common stock cast on the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the meeting, except that they will not constitute votes cast for purposes of obtaining the required minimum vote for this proposal.

Votes by Constellation Energy Directors and Executive Officers

As of November 14, 2008, our directors and executive officers held and are entitled to vote, in the aggregate, 455,155 shares of Constellation Energy common stock at the special meeting, which represented less than 1.0% of our outstanding common stock. All of our directors and executive officers have informed Constellation Energy that they currently intend to vote all of their shares of common stock “FOR” the approval of the merger and “FOR” the proposal to adjourn or postpone the special meeting if required to solicit additional proxies.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate in the view of our board of directors, including to solicit additional proxies in favor of the proposal to approve the merger, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of Constellation Energy common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or nominee to vote your shares, it has the same effect as a vote against approval of the merger, and will not count as a vote cast on the proposal to adjourn the meeting.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying our corporate secretary in writing;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a new, proper proxy by telephone, via the Internet or by proxy card after the date of the earlier voted proxy; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed by Constellation Energy for the purpose of soliciting additional proxies. Constellation Energy’s bylaws provide that any adjournment may be made without notice if the time and place are announced at the special meeting unless the adjournment is to a date that is more than 120 days after the original record date, or a new record date is fixed for the adjourned meeting, in which circumstances a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. Any signed proxies received by Constellation Energy in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate in the view of our board of directors, including to solicit additional proxies in favor of the proposal to approve the merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Constellation Energy’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Constellation Energy on behalf of its board of directors. In addition, we have retained Innisfree to assist in the solicitation of proxies for the special meeting. Constellation Energy will pay Innisfree a fee of $75,000 for its services, plus an additional fee of $50,000 if the shareholders approve the merger proposal. Constellation Energy will pay additional fees to Innisfree depending upon the extent of additional services requested by Constellation Energy and will reimburse Innisfree for expenses it incurs in connection with its engagement by Constellation Energy. Our directors, officers and employees and officers and employees of MidAmerican may also solicit proxies by personal interview, mail, electronic mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited by this proxy statement will be borne by Constellation Energy.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll free at (877) 717-3923.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties to the Merger

Constellation Energy Group, Inc.

Constellation Energy is an energy company which includes a merchant energy business and BGE, a regulated electric and gas public utility in central Maryland. Constellation Energy was incorporated in Maryland on September 25, 1995. On April 30, 1999, Constellation Energy became the holding company for BGE and its subsidiaries. BGE was incorporated in Maryland in 1906.

Constellation Energy’s merchant energy business is a competitive provider of energy solutions for a variety of customers. It has electric generation assets located in various regions of the United States and provides energy solutions to meet customers’ needs. Constellation Energy’s merchant energy business focuses on serving the full energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers.

Constellation Energy’s merchant energy business includes:

•

a power generation and development operation that owns, operates, and maintains fossil and renewable generating facilities, and holds interests in qualifying facilities, fuel processing facilities and power projects in the United States;

•	a nuclear generation operation that owns, operates and maintains nuclear generating facilities;

•

a customer supply operation that primarily provides energy products and services relating to load-serving obligations to wholesale and retail customers, including distribution utilities, cooperatives, aggregators, and commercial, industrial and governmental customers; and

•

a global commodities operation that manages contractually controlled physical assets, including generation facilities, natural gas properties and international coal and freight assets, provides risk management services and trades energy and energy-related commodities.

Constellation Energy’s other nonregulated businesses:

•

design, construct and operate renewable energy, heating, cooling and cogeneration facilities and provide various energy-related services, including energy consulting, for commercial, industrial and governmental customers throughout North America;

•	provide home improvements, service heating, air conditioning, plumbing, electrical and indoor air quality systems, and provide natural gas to residential customers in central Maryland; and

•	develop and deploy new nuclear plants in North America.

Constellation Energy common stock is publicly traded on the NYSE under the symbol “CEG.” Constellation Energy’s principal executive offices are located at 100 Constellation Way, Baltimore, Maryland 21202. The telephone number is (410) 470-2800. For more information about Constellation Energy, please visit our website at www.constellation.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See also “Where You Can Find More Information” beginning on page 91.

MidAmerican Energy Holdings Company

MidAmerican is a holding company that owns subsidiaries that are principally engaged in energy businesses. MidAmerican is a consolidated subsidiary of Berkshire. The balance of MidAmerican’s common stock is owned by a private investor group comprised of Mr. Walter Scott, Jr. (along with family members and related entities), who is a member of MidAmerican’s board of directors, Mr. David L. Sokol, its Chairman, and Mr. Gregory E. Abel, its President and Chief Executive Officer. As of September 30, 2008, Berkshire, Mr. Scott (along with family members and related entities), Mr. Sokol and Mr. Abel owned 88.2%, 11.0%, —% and 0.8%, respectively, of MidAmerican’s voting common stock and held diluted ownership interests of 87.4%, 10.9%, 0.7% and 1.0% respectively.

MidAmerican’s operations are organized and managed as eight distinct platforms: PacifiCorp, MidAmerican Funding, LLC, which primarily includes MidAmerican Energy Company, Northern Natural Gas Company, Kern River Gas Transmission Company, CE Electric UK Funding Company, which primarily consists of Northern Electric Distribution Limited and Yorkshire Electricity Distribution plc, CalEnergy Generation-Foreign, which owns a majority interest in the Casecnan project in the Philippines, CalEnergy Generation-Domestic, which owns interests in independent power projects in the U.S., and HomeServices of America, Inc. Through these platforms, MidAmerican owns and operates an electric utility company in the Western U.S., a combined electric and natural gas utility company in the Midwestern U.S., two interstate natural gas pipeline companies in the U.S., two electricity distribution companies in Great Britain, a diversified portfolio of independent power projects and the second-largest residential real estate brokerage firm in the U.S.

MidAmerican’s energy subsidiaries generate, transmit, store, distribute and supply energy. Approximately 91% of MidAmerican’s operating income in 2007 was generated from rate-regulated businesses. As of September 30, 2008, MidAmerican’s electric and natural gas utility subsidiaries served approximately 6.2 million electricity customers and end-users and approximately 0.7 million natural gas customers. MidAmerican’s natural gas pipeline subsidiaries operate interstate natural gas transmission systems that transported approximately 8% of the total natural gas consumed in the U.S. in 2007. These pipeline subsidiaries have approximately 17,000 miles of pipeline in operation and a design capacity of 6.9 Bcf of natural gas per day. As of September 30, 2008, MidAmerican had interests in approximately 17,000 net owned MW of power generation facilities in operation and under construction, including approximately 16,000 net owned MW in facilities that are part of the regulated asset base of our electric utility businesses and approximately 1,000 net owned MW in non-utility power generation facilities. The majority of MidAmerican’s non-utility power generation facilities sell substantially all of their energy and/or capacity under long-term contracts.

MidAmerican’s principal executive offices are located at 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580, and its telephone number is (515) 242-4300.

MEHC Merger Sub Inc.

Merger Sub is a Maryland corporation and a wholly-owned subsidiary of MidAmerican. Merger Sub was formed solely for the purpose of facilitating MidAmerican’s acquisition of Constellation Energy. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. MidAmerican intends to transfer the ownership of Merger Sub to Constellation Holdings LLC immediately prior to consummation of the merger. Constellation Holdings is a wholly-owned subsidiary of MidAmerican and has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the transactions contemplated by the merger agreement. It was formed solely for the purpose of owning Constellation Energy and facilitating such acquisition, including through the interposition of ring-fencing protections for Constellation Energy. Upon consummation of the proposed merger, Merger Sub will merge with and into Constellation Energy and will cease to exist, with Constellation Energy continuing as the surviving corporation. Merger Sub’s address is c/o MidAmerican Energy Holdings Company, 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580. The telephone number is (515) 242-4300.

Background of the Merger

Throughout 2008, Constellation Energy, due to its significant merchant energy operations (and particularly its large global commodities trading business), has had to navigate the effects of rapidly changing commodity prices. As Constellation Energy reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, in the first half of 2008 energy markets saw increases in prices for power of approximately 33%, for natural gas of approximately 44%, for coal of approximately 153%, and for crude oil of approximately 55%. This rapid change put financial pressure on many companies in the energy industry, including many companies with which Constellation Energy’s merchant energy operations conducted business. This commodity price environment also had an impact on Constellation Energy, as highlighted in its second quarter 2008 Form 10-Q:

•	It experienced total mark-to-market gains for the three month period ended June 30, 2008 of $355.9 million as a result of increased commodity prices.

•	Its total derivative assets increased $4.9 billion, and its total derivative liabilities increased $3.7 billion since December 31, 2007.

•	It experienced an increase in exposure to lower credit quality wholesale counterparties primarily due to the increase in coal prices.

In response to this environment, Constellation Energy reported in its second quarter 2008 Form 10-Q that:

•	It executed several contract settlements and amended certain other contracts, primarily in the first quarter of 2008, to reduce exposure to supplier nonperformance risk and/or credit risk.

•

Higher commodity prices impacted the level of capital required to support Constellation Energy’s business activities, and it issued an additional $1.75 billion of letters of credit in the second quarter of 2008 to support the company’s global commodities activities.

•

Constellation Energy and its subsidiaries issued $1.1 billion of debt securities (including $400 million issued by BGE) and secured an additional $1.25 billion of available bank credit to expand available liquidity and support the capital needs of its business in the first six months of 2008.

While addressing the demands of this volatile commodity price environment, Constellation Energy was also mindful of the potential risks, stating in its second quarter 2008 Form 10-Q: “As a result of the nature of our business, we are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal, uranium and other commodities. [Constellation Energy] seek[s] to mitigate the effect of these fluctuations through various hedging strategies, which may require the posting of collateral by both [Constellation Energy] and [its] counterparties. Changes in the prices of commodities and initial margin requirements for exchange-traded contracts can affect the amount of collateral that must be posted, depending on the particular hedge position. As a result, significant changes in the prices of commodities and margin requirements for exchange-traded contracts could require [Constellation Energy] to post additional collateral from time to time, which could adversely affect [its] overall liquidity and ability to finance [its] operations, which, in turn, could adversely affect [its] credit ratings.”

Constellation Energy’s management, in consultation with its board of directors, also considered and actively explored a number of additional options and strategies in response to changing market conditions:

•

Throughout the first half of 2008, management, after consultation with the board, and with the assistance of outside financial and legal advisors, explored a range of potential operating and financing options for the global commodities business, including a potential sale of all or a portion of that business or recapitalizing that business, including through raising third-party capital for that business. Because of deteriorating conditions in the global capital markets and declining credit availability, these options became either impractical or financially undesirable, and neither was ultimately implemented. In addition, Constellation Energy considered reducing its exposure to the global commodities business to reduce earnings risk and variability.

•	In late August 2008, Constellation Energy announced that it had entered into a commitment for a $2.0 billion credit facility with UBS Loan Finance LLC (which we refer to as UBS Finance) and RBS. It was expected that this credit facility could be closed and funded by October 31, 2008. The facility would provide Constellation Energy with additional liquidity that could be necessary to fund estimated additional collateral posting requirements (calculated as of July 31, 2008) in the event of a multi-notch credit ratings downgrade. The actual amount of collateral that Constellation Energy would be required to post in the event of a multi-notch downgrade fluctuates based on market conditions and contractual obligations at the time of a downgrade. Management also announced an intention to sell the company’s upstream gas business and to sell or recapitalize its international coal and freight intermediation business, all as part of a broad effort to reduce the capital demands and perceived volatility of a portion of the company’s commodities business by reducing exposure to commodities counterparties, releasing a significant portion of posted collateral and monetizing certain derivative positions. Management took these actions after determining in early August that the amount of additional collateral Constellation Energy could be required to post in the event of a downgrade of its credit ratings was greater than previously estimated. On August 11, 2008, in its second quarter 2008 Form 10-Q, Constellation Energy reported the revised estimates of such potential additional collateral posting requirements as of March 31, 2008 at $129 million for a one-level downgrade, $844 million for a two-level downgrade and $3.23 billion for a three-level downgrade. The Form 10-Q also reported that as of June 30, 2008, these amounts were $386 million, $1.37 billion and $4.57 billion, respectively, and as of July 31, 2008, the amounts were $106 million, $681 million and $3.37 billion, respectively.

•

In late August and into early September, Michael J. Wallace, Vice Chairman of Constellation Energy, Irving B. Yoskowitz, who, prior to his retirement on October 21, 2008, served as Executive Vice President and General Counsel, and Charles A. Berardesco, who at the time served as Vice President and Deputy General Counsel and was promoted to Senior Vice President and General Counsel on October 21, 2008, at the direction of Mayo A. Shattuck, Chairman and Chief Executive Officer of Constellation Energy, held numerous meetings and discussions with one of the company’s largest shareholders, EDFI, together with outside legal and financial advisors, focusing on the possibility of EDFI making a direct equity investment in Constellation Energy. EDFI owned approximately 4.9% of the outstanding shares of Constellation Energy common stock and was a joint venture partner with Constellation Energy in UniStar Nuclear Energy, LLC (UNE), which was formed in July 2007 for the purpose of developing, owning, and operating new nuclear projects in the United States and Canada. In late August and early September 2008, after discussions with Constellation Energy, EDFI, through open market purchases (rather than through a direct investment as discussed previously), increased its ownership of Constellation Energy common stock to approximately 9.5%. Under the terms of an investor agreement between Constellation Energy and EDFI, EDFI is permitted to own no more than 9.9% of Constellation Energy common stock. As a result of these additional, publicly reported open market purchases, EDFI became a “substantial security holder” of Constellation Energy under NYSE rules, and Constellation Energy could not thereafter sell more than an additional 4.9% of its common stock to EDFI without the prior approval of Constellation Energy shareholders.

•

In August and into early September, John R. Collins, who at the time served as Constellation Energy’s Chief Financial Officer and who resigned from that office on October 21, 2008 and remains as Executive Vice President, and Jonathan Thayer, who at the time served as Constellation Energy’s Vice President, Managing Director of Corporate Strategy and Development and Acting Treasurer and was promoted to Chief Financial Officer on October 21, 2008, worked with outside legal and financial advisors to prepare documents for potential offerings of equity securities (including convertible preferred stock), if such offerings (as an alternative to the other options being explored) became necessary or advisable to provide the company with additional liquidity without adding indebtedness to its balance sheet.

Throughout August and early September, Messrs. Collins and Thayer also remained in active dialogue with the major credit rating agencies. While a ratings downgrade could lead to a need for additional capital, it could simultaneously make it more expensive or difficult (or both) for Constellation Energy to obtain additional liquidity to fund additional capital requirements. On August 13, 2008, following the release of Constellation

Energy’s second quarter 2008 Form 10-Q, S&P downgraded the credit ratings of Constellation Energy from BBB+ with a negative outlook to BBB with a stable outlook. Subsequently, Fitch Ratings downgraded the credit rating to BBB on August 19. Moody’s did not change its credit ratings for Constellation Energy, but on August 20, 2008, it announced that the company’s ratings were under review for possible downgrade. On Wednesday, September 10, 2008, Messrs. Collins and Thayer, along with other management, met with representatives of Moody’s to discuss Constellation Energy’s activities to increase available liquidity and its strategic plans with respect to the global commodities business. Messrs. Collins and Thayer received an indication from Moody’s that it did not expect to take any action on Constellation Energy’s credit ratings until early October.

On Friday, September 12, 2008, Constellation Energy’s board of directors held a telephonic meeting to review the status of all of these activities. Mr. Shattuck and other senior management reported on the status of work to complete the recently announced supplemental $2.0 billion credit facility, continuing efforts to negotiate an additional equity investment from EDFI, the possibility of offering equity securities in the market generally, and the status of the other announced strategic initiatives designed to reduce the collateral requirements and volatility of the company’s global commodities business. The directors and management also discussed the potential impact on Constellation Energy of the continued deterioration of global financial and capital markets and the continued constriction of credit availability. Messrs. Collins and Thayer also updated the board on the Company’s ongoing discussions with the credit rating agencies. In light of the adverse capital and credit market changes, and dependant in part on the company’s progress with respect to its various strategic initiatives and the reactions of the ratings agencies, Messrs. Collins and Thayer advised the board of their view that the company might need to raise between $500 and $750 million of new equity to protect the company’s investment-grade credit rating. In light of the status of the various initiatives and the expectation that Moody’s would not take any further action for approximately three weeks, Constellation Energy’s board of directors tentatively agreed to meet again on September 19, 2008.

On Monday, September 15, 2008, Lehman announced that it had filed a voluntary bankruptcy petition in the U.S. Bankruptcy Court for the Southern District of New York. On the same day, Merrill Lynch announced that it had agreed to be acquired by Bank of America, ending speculation about whether Merrill Lynch would be able to survive as a stand-alone investment bank or might be required to file for bankruptcy protection. At the same time, there were serious concerns in the marketplace about whether insurance giant American International Group would remain solvent.

This began a week of unprecedented change and chaos on Wall Street that reflected widespread fears about the viability of financial institutions, including both commercial banks and investment banks, and serious concerns about the stability of any business that required access to credit markets to support liquidity needs or that required substantial access to the capital markets to function. By the end of the week, the only two remaining large, independent U.S. investment banks, Morgan Stanley and Goldman Sachs, had agreed to become bank holding companies and be subject to greater regulation in exchange for access to broader capital through the Federal Reserve System; the U.S. government had agreed to an $85 billion loan to American International Group; and the federal government was working to implement an unprecedented $700 billion rescue package in an attempt to restore order to the U.S. financial and banking system and unlock frozen credit markets.

The Dow Jones Industrial Average dropped almost 500 points, or 4.4%, on September 15, 2008. The trading price of Constellation Energy’s common stock dropped nearly 18%, to a new 52-week low of $47.99, on trading volume of more than 8 million shares, or over twice the average trading volume of the company’s common stock over the 30 prior days. As financial firms and businesses that required substantial credit support sought to provide reassurance about their continued ability to function, Constellation Energy faced rapidly growing doubts among investors and business partners about its ability to navigate through the market crisis. During the day, rumors circulated about the possibility of UBS Finance and RBS withdrawing their $2.0 billion credit facility commitment and the effects of a Lehman bankruptcy on Constellation Energy’s business. In response to these concerns, late in the afternoon on September 15, 2008, Constellation Energy filed a Current Report on Form 8-K to address market rumors about its exposure to Lehman. In this filing, Constellation Energy stated that it did not believe the Lehman bankruptcy and the possible resulting effects on subsidiaries of Lehman would have a material adverse effect on Constellation Energy or its subsidiaries.

The disclosure in the Form 8-K filed on September 15, 2008 did not eliminate market volatility associated with Constellation Energy’s situation and prospects. Beginning at approximately 1:00 p.m. on Tuesday, September 16, 2008, the trading price of Constellation Energy common stock declined precipitously to an intra-day low of $13.00, before closing down by 36%, at $30.76, on trading volume of more than 41 million shares. When the share price hit $13.00, the NYSE temporarily halted trading of the company’s common stock. According to several analyst reports, the significant price decline was driven by unsubstantiated market speculation about Constellation Energy’s potential credit exposure to Lehman and continued rumors that RBS and UBS Finance were withdrawing from their commitment for the $2.0 billion credit facility. A JPMorgan analyst report entitled “No reason to step in front of the bus,” advised investors to remain on the sidelines amid “concerns about liquidity, capital and trading counterparties.” As a result of market rumors, certain counterparties in the natural gas industry ceased trading with Constellation Energy, and certain European counterparties requested “adequate assurance” of performance, which could have resulted in Constellation Energy being required to provide additional collateral in amounts that Constellation Energy would have been unable to provide. On the same day, Reuters reported that the price of Constellation Energy’s credit default swaps, which are available to insure against a default on the debt of Constellation Energy, had increased 60% to 478 basis points, from 304 basis points on September 15, 2008. The price of credit default swaps on Constellation Energy debt had fluctuated between 140 and 200 basis points as recently as the end of August 2008.

On the morning of September 16, 2008, Mr. Shattuck called Jeffrey Holzschuh, Vice Chairman, Managing Director and Head of Global Power Utilities of Morgan Stanley, and asked that he and other representatives of Morgan Stanley come immediately to Constellation Energy’s Baltimore headquarters to advise on the company’s options to address the situation. For additional discussion about Morgan Stanley, see “The Merger—Opinion of Constellation Energy’s Financial Advisor—Other” on page 53. On September 17, Constellation Energy asked UBS Securities LLC (which we refer to as UBS Securities) to serve as an additional financial advisor to assist Constellation Energy in reviewing certain strategic alternatives, including a potential merger or sale. However, UBS Securities was not asked to and did not provide any written reports or analyses to Constellation Energy’s management or board of directors in this role. Constellation Energy had previously retained UBS Securities in August, 2008 to act as a bookrunner on potential capital market transactions Constellation Energy might seek to pursue at the same time that it had engaged UBS Finance to provide fifty percent of the planned new $2.0 billion credit facility commitment.

Constellation Energy selected UBS Securities as a financial advisor in connection with the merger because UBS Securities is an internationally recognized investment-banking firm with substantial experience in similar transactions and in the energy industry. UBS Securities is continually engaged as an advisor in connection with mergers and acquisitions, leveraged buy-outs, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements. UBS Securities will receive a fee of $20 million for its services, of which $5 million was paid upon announcement of the merger, $5 million will be paid upon approval of the merger by Constellation Energy shareholders, and the remaining $10 million becomes payable upon the closing of the merger.

Given the fast and substantial negative turn in market conditions, the management team was concerned that a further erosion of confidence in Constellation Energy’s ability to support its business, whether fueled by market speculation, the effect of a ratings downgrade or fallout from the broader financial and credit market conditions, could lead to demand for additional collateral that would require more liquidity than Constellation Energy had or could access in a short time, particularly in these volatile markets. Accordingly, Messrs. Yoskowitz and Berardesco also instructed outside legal advisors to begin preparing for a possible bankruptcy filing, as a contingency.

Throughout the day on September 16, 2008, Messrs. Wallace and Yoskowitz held discussions with representatives of EDFI about EDFI’s potential interest in making an additional equity investment in Constellation Energy. Constellation Energy proposed to EDFI that it invest between $450 million and $500 million. No agreement was reached.

At approximately 2:15 p.m. on September 16, 2008, Mr. Shattuck received an unsolicited call from David Sokol, the chairman of MidAmerican. Neither Mr. Shattuck nor any other executives of Constellation Energy had spoken previously with Mr. Sokol or any other executives of MidAmerican, although Constellation Energy senior management was aware that MidAmerican had access to capital through its parent company, Berkshire. Operating subsidiaries of Constellation Energy and MidAmerican maintain arms-length business relationships that are customary between energy companies, including with Constellation Energy’s global commodities business. These relationships include trading standard energy products, such as electricity, capacity and natural gas with subsidiaries of MidAmerican, and tolling agreements pursuant to which subsidiaries of Constellation Energy purchase electricity generated by generating facilities owned by subsidiaries and affiliates of MidAmerican.

Mr. Sokol indicated that his company was interested in a possible transaction with Constellation Energy and that he was prepared to fly to Baltimore that day to meet with Mr. Shattuck. In light of the extreme market conditions and market rumors that Constellation Energy was facing an immediate liquidity crisis and a potential ratings downgrade, Mr. Shattuck requested that Mr. Sokol arrive in Baltimore by 6:00 p.m.

Following the call from Mr. Sokol, Mr. Shattuck returned the unsolicited call of the chief executive officer of another company in the energy industry who indicated that his company might be interested in making an investment in Constellation Energy, if that was of interest to Constellation Energy. Morgan Stanley also received an unsolicited call from a private equity firm that said it might be interested in a transaction with Constellation Energy.

Management called for an emergency telephonic board meeting at 5:00 p.m. on September 16, 2008. Representatives of Cleary Gottlieb Steen & Hamilton LLP (which we refer to as Cleary), who were advising the company on a potential investment by EDFI, attended the meeting. At the meeting, management reviewed the day’s events and discussed the potential for downgrades in the company’s credit ratings and the anticipated impact of such downgrades on the company’s business. Messrs. Shattuck and Collins advised the board that, in light of events over the last two days, and ongoing discussions with counterparties and ratings agencies, management believed the company needed to move immediately to arrange for a substantial additional equity investment in the company. Management noted that the $2.0 billion credit facility commitment from UBS Finance and RBS was not an immediate source of additional liquidity, as it was not expected to close until sometime in late October. Messrs. Shattuck and Collins advised the board that, in their view, without significant new equity immediately and assurances that UBS Finance and RBS would continue to honor their $2.0 billion credit facility commitment, the ratings agencies were highly likely to issue an immediate further downgrade to the company’s debt ratings, which would trigger additional collateral posting requirements that if not satisfied would put additional financial pressure on the company, resulting in counterparties and suppliers requesting additional financial assurances and/or ceasing doing business with the company. This, in turn, would likely render the company insolvent and force it to seek bankruptcy protection.

At this meeting, Mr. Shattuck also advised the board of the call from MidAmerican, the call from the chief executive officer of the other energy company that had expressed an interest in making an investment in Constellation Energy and the retention of Morgan Stanley and UBS Securities to advise the company on any proposed transactions. Mr. Shattuck advised the board that the other energy company expressed some interest in a transaction; however, Mr. Shattuck said that he believed it was unlikely that the other energy company would be able to move fast enough, and that there were substantial regulatory issues for any transaction with the other energy company. In response to the situation, the Board authorized Mr. Shattuck to raise up to $1.5 billion in additional equity on the best available terms to enhance Constellation Energy’s liquidity. The board also directed management to explore options with all interested third parties and to report back the next morning. The board agreed to meet again at 8:00 a.m. the next morning.

That evening, Mr. Shattuck and a representative of Morgan Stanley, along with Thomas Brooks, who, prior to his resignation on November 10, 2008, served as Executive Vice President of Constellation Energy and President of Constellation Energy Resources, held two meetings with Mr. Sokol and Greg Abel, the president and chief executive officer of MidAmerican. At the first meeting, Mr. Shattuck outlined Constellation Energy’s liquidity needs and concerns about a ratings downgrade. He suggested the company could need an immediate equity investment of as much as $1.0 billion. Mr. Sokol indicated that MidAmerican was already preparing a letter of intent outlining MidAmerican’s proposal. He stated unequivocally that MidAmerican would not be willing to provide immediate equity financing unless it was part of a broader transaction for MidAmerican to acquire Constellation Energy. Mr. Shattuck stated that Constellation Energy was not looking to be acquired, but he indicated that he would review whatever proposal Mr. Sokol was willing to make.

Later that same evening, Mr. Sokol presented Mr. Shattuck with a proposal that included the following principal terms:

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An immediate $1.0 billion investment in Series A Convertible Preferred Stock that would accrue dividends at a rate of 8% per annum compounding quarterly, subject to certain adjustments, and payable quarterly in cash;

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Conversion of the preferred stock into 19.9% of outstanding Constellation Energy common stock, as measured on the announcement date (or 16.6% on an as-if converted basis), and a 14.0% senior secured note in aggregate principal amount of $1.0 billion upon the earliest of (i) six months following exercise of a limited 14-day due diligence termination right (assuming Constellation Energy did not exercise its right to redeem the preferred stock at its stated value during such six-month period), (ii) termination of the merger agreement (other than due to a breach by MidAmerican or exercise of its limited 14-day due diligence termination right) and (iii) nine months following execution of the merger agreement;

•	The right to nominate one person to the board of directors of Constellation Energy;

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Constellation Energy would be required to pay a $25 million fee to MidAmerican upon execution of a letter of intent containing the terms of the proposal to compensate MidAmerican for all fees and expenses of its legal and financial advisors that would be incurred in connection with the drafting, negotiation and execution of such letter of intent and definitive agreements;

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Constellation Energy would be required to enter into a merger agreement, contemporaneously with the execution of the purchase agreement to acquire the preferred stock, for MidAmerican to acquire Constellation Energy at a price of $26.50 per share of Constellation Energy common stock;

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Following signing of the merger agreement, MidAmerican would have a limited 14-day due diligence period to terminate the merger agreement if MidAmerican determined that since June 30, 2008 through the date of termination that the retail and/or wholesale businesses or assets of Constellation Energy taken as a whole had materially deteriorated, with an adverse change in excess of $100 million from June 30, 2008 being deemed material;

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The merger agreement would not be subject to a financing condition but closing conditions would include the absence of a ratings downgrade and Constellation Energy not having incurred net aggregate decreases in value in its trading portfolio of more than $200 million between June 30, 2008 and the closing date; and

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A customary exclusivity period lasting through 5:00 p.m. on Friday, September 19, 2008, during which Constellation Energy would not have discussions with any party other than MidAmerican and would seek to negotiate and sign definitive agreements.

MidAmerican stated its offer would expire at 5:00 p.m. on September 17, 2008. Mr. Shattuck expressed dissatisfaction with the proposed merger consideration of $26.50 per share and repeated Constellation Energy’s interest in a financing transaction that did not involve a second step merger. Mr. Shattuck and a representative of Morgan Stanley also raised the following material issues related to the proposal -- increasing the proposed merger price, limiting or eliminating the proposed extended due diligence right and eliminating MidAmerican’s termination rights in the event of a decline in Constellation Energy’s credit ratings. Mr. Sokol said MidAmerican would consider these issues and concluded the meeting by stating that he intended to leave Baltimore the next morning but understood Constellation Energy needed time to review its alternatives and would be holding a meeting of its board of directors in the morning. Mr. Sokol agreed to stay through the completion of the board meeting.

Also that evening, Messrs. Wallace, Yoskowitz Collins and Thayer held a call with senior management of the energy company whose chief executive officer had called Mr. Shattuck earlier in the day. On this call, Messrs. Wallace, Yoskowitz, Collins and Thayer learned that this energy company was interested in acquiring one or more nuclear facilities of Constellation Energy and would not be able to make the kind of rapid, substantial equity investment Constellation Energy needed. Other than indicating a general interest in one or more nuclear facilities, this energy company did not propose a price or other material terms of an offer, and no further discussions were held with this energy company.

That same evening, Mr. Thayer was advised by S&P that Constellation Energy would need to raise in excess of $500 million of new equity, have the $2.0 billion credit facility commitment from UBS Finance and RBS remain in place and continue to execute on its strategic plan to avoid a downgrade of its credit ratings.

At 8:00 a.m. on Wednesday, September 17, 2008, Constellation Energy’s board of directors held another telephonic meeting. Representatives of Cleary attended the meeting. Mr. Shattuck updated the board on the discussions with representatives of MidAmerican and EDFI. Management summarized MidAmerican’s proposal to make a $1.0 billion equity investment in Constellation Energy and then acquire the company for $26.50 per share in cash. Management expressed dissatisfaction with the terms of the offer because it did not believe that a sale of Constellation Energy was necessary or desirable, and especially not at the $26.50 per share price proposed by MidAmerican, which it believed at that time to be too low. Management noted that discussions with EDFI would continue that day. Messrs. Collins and Thayer also provided an update on recent discussions with S&P and their view of general market conditions that led them to believe that Constellation Energy needed to immediately raise between $750 million and $1.0 billion of new equity:

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Mr. Thayer noted his conversation with S&P the prior evening, in which S&P stated that in addition to the $2 billion credit facility commitment, Constellation Energy would need to raise in excess of $500 million of equity in order to avoid a further downgrade.

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In light of S&P’s comments, and given the chaotic state of financial markets and the volatility of commodity prices, Constellation Energy management believed that raising additional equity of well in excess of $500 million, combined with the $2.0 billion credit facility commitment, would provide the company with sufficient liquidity in both stressed credit and stressed commodity price environments. Messrs. Collins and Thayer stated that management believed, under the circumstances, that additional equity of $750 million to $1.0 billion was advisable because it would be sufficient to address the company’s anticipated liquidity needs, would further strengthen the company’s balance sheet and would guard against the potential for further credit rating downgrades.

The board directed management to continue discussions with MidAmerican, EDFI and any other interested parties and agreed to reconvene early the next morning so that management could provide an update.

At approximately 9:00 a.m. on Wednesday, September 17, 2008, Constellation Energy issued a press release announcing that:

•	Constellation Energy had retained Morgan Stanley and UBS Securities to advise it on strategic alternatives and that it was in talks with potential partners or buyers;

•	UBS Finance and RBS had confirmed to Constellation Energy that the commitment for an additional $2.0 billion credit facility announced on August 27, 2008 remained in effect;

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estimated aggregate credit exposure, net of collateral, to financial institutions was approximately $120 million, with no single financial institution representing more than $28 million of net credit risk exposure; and

•	Constellation Energy was reaffirming its third quarter 2008 outlook of earnings per share of $0.83 to $0.99 and full-year 2008 earnings guidance of $5.25 to $5.75 per share.

That same morning, S&P placed the company on “CreditWatch, developing”, and cited an acute crisis of confidence facing Constellation Energy that had resulted in a decline in its stock price, a widening of its credit default swap spread and the curtailing of business activities with Constellation Energy by certain counterparties. In its release, S&P confirmed its understanding that RBS and UBS Finance continued to stand behind their $2.0 billion credit facility commitment, but commented that the resolution of the CreditWatch would depend on the sustained availability of the $2.0 billion bank lines, the near-term infusion of $750 million to $1.0 billion of equity into the company, and the completion of asset sales or an outright sale of the company. Without rapid execution of these steps to enhance liquidity in the very near term, S&P said a multiple-notch downgrade was likely, and that it did not expect the company could withstand such a rating action. S&P further indicated that it would also review its decision if the actions of another credit rating agency resulted in additional collateral posting requirements.

Also that morning, Mr. Thayer spoke with Moody’s to inform them that UBS Finance and RBS remained committed to the $2.0 billion credit facility commitment. As a result of this conversation, management believed that Moody’s would not make any immediate changes to Constellation Energy’s credit rating.

During the morning, Mr. Shattuck, together with Mr. Holzschuh and other representatives of Morgan Stanley, held telephonic discussions about a potential equity investment in Constellation Energy with three interested parties (other than MidAmerican and EDFI), including two energy companies and a consortium of private equity firms; however, material terms of any offer were not discussed. All of these companies agreed to send representatives to Constellation Energy’s offices that day to be available for further discussions and a review of due diligence materials.

At approximately 1:30 p.m. MidAmerican delivered a draft letter of intent consistent with the terms outlined by Mr. Sokol the previous evening, including the proposed post-signing due diligence period. The letter also set forth other key proposed terms, including MidAmerican’s termination rights in the event of a decline in Constellation Energy’s credit ratings, MidAmerican’s request for guarantees from subsidiaries of Constellation Energy to secure the promissory note issuable upon conversion of the convertible preferred stock and proposed constraints on operating Constellation Energy’s business prior to the closing of a sale of Constellation Energy to MidAmerican.

Early that afternoon, Messrs. Shattuck, Collins, Yoskowitz and Berardesco met with George P. Stamas from Kirkland & Ellis LLP (which we refer to as Kirkland & Ellis), which is outside legal counsel to Constellation Energy, and Mr. Holzschuh and James Schaefer, Managing Director of UBS Securities, to discuss the situation. During the remainder of the day on September 17, 2008, Constellation Energy executives and its outside legal and financial advisors engaged in a series of simultaneous activities:

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Messrs. Wallace and Yoskowitz continued telephonic discussions with senior officers of EDFI. By mid-afternoon, EDFI advised Constellation Energy that it would be willing to make an equity investment of approximately $450 million in non-voting common stock, convertible into common stock upon obtaining all required regulatory approvals (up to the 4.9% limit permitted by the NYSE rules without prior shareholder approval), but that such investment would be conditioned on EDFI receiving assurances from S&P and Moody’s that such investment would avoid a further downgrade of Constellation Energy’s debt ratings and from RBS and UBS Finance that the $2.0 billion credit facility commitment remained in place. EDFI also stated that its proposed investment would be the first step in a possible broader transaction between the two companies in the future, but no additional details were discussed. Early that afternoon, Constellation Energy sought relief from the NYSE on the shareholder approval requirement, so that EDFI could (if it were willing) immediately invest a larger amount in Constellation Energy. Later in the day, the NYSE denied Constellation Energy’s request.

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In an attempt to satisfy the conditions of EDFI’s proposed equity investment, Messrs. Collins and Thayer contacted S&P and UBS Finance, each of which provided EDFI with the requested assurances. However, when Messrs. Collins and Thayer contacted Moody’s, they learned that Moody’s had already completed its credit review and was prepared to announce a two-notch ratings decrease to Baa3 (one notch above sub-investment grade), with a negative outlook. Constellation Energy urged reconsideration of the pending ratings downgrade and discussed with Moody’s the possible EDFI and MidAmerican investment proposals. Messrs. Shattuck, Collins and Thayer then made a subsequent call to Moody’s seeking to persuade it to change its view. On a subsequent call, Moody’s indicated that its rating committee had convened and was unable to resolve the company’s rating that evening and would take the EDFI proposal back to its committee again on the morning of September 19. However, Moody’s stated that it would not comment on whether a transaction with EDFI would alter its decision to lower Constellation Energy’s credit rating. Thus, Constellation Energy could not provide EDFI with the assurance it required. EDFI was quoted in Bloomberg as stating “EDF[I] has studied the opportunity of increasing its stake in Constellation Energy.... At this stage, EDF[I] considers that all conditions are not met to do so.”

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Messrs. Collins, Yoskowitz and Berardesco, together with Messrs. Stamas and Holzschuh reviewed the proposed letter of intent from MidAmerican and discussed the terms by telephone with Peter Hanlon and other representatives of Willkie Farr & Gallagher LLP (which we refer to as Willkie), MidAmerican’s outside legal advisor, and Doug Anderson, MidAmerican’s general counsel. The parties agreed to revisions to certain of the terms of the letter of intent, but Constellation Energy and its advisors were told that the material economic terms were not subject to negotiation.

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Mr. Shattuck and Mr. Holzschuh met with Messrs. Abel and Sokol to discuss the terms of MidAmerican’s proposal and advised them that Constellation Energy needed additional time to work through the terms of their offer and to attend to discussions with the credit rating agencies. Messrs. Abel and Sokol agreed to delay their departure to 5:00 p.m. Mr. Shattuck and representatives of Morgan Stanley asked Messrs. Abel and Sokol to consider an increase in the proposed merger consideration. However, Messrs. Abel and Sokol responded that MidAmerican would not change its proposed merger consideration. Later in the day, after the price of Constellation Energy common stock had fallen significantly (below MidAmerican’s proposed merger consideration), Mr. Shattuck asked for confirmation that MidAmerican would not lower its merger consideration. Messrs. Sokol and Abel responded that the price was firm until the 5:00 p.m. deadline.

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Members of Constellation Energy’s senior management, including Messrs. Shattuck, Collins and Thayer and together with Mr. Holzschuh and other representatives of Morgan Stanley, met with representatives of the other potential investors and buyers who had traveled to Constellation Energy’s offices in Baltimore. They outlined for these parties Constellation Energy’s immediate cash needs, and parties who signed confidentiality and standstill agreements were provided with due diligence materials. Each party was also informed that there was a pending offer set to expire at 5:00 p.m. and that to remain a participant in the process, these other parties would, within the next few hours, need to address their ability to commit to providing Constellation Energy with financing of approximately $1.0 billion and announce a definitive transaction by the close of business on Friday, September 19, 2008. None of these potential investors and buyers presented an offer to Constellation Energy.

•

In an effort to estimate the potential value that the company’s equity holders might realize if the company were to file for bankruptcy, Messrs. Collins and Thayer, together with other members of Constellation Energy’s finance department, estimated the potential fair values of the company’s businesses, other than the global commodities business, at between $12.0 and $13.0 billion. The estimates of fair value of the company’s businesses that were used reflected management’s knowledge of the company’s businesses and of the potential range of market values for such businesses. Such values did not reflect any material discount for the potential negative effects of a bankruptcy filing. Management did not value the global commodities business because it believed that the value of such business was highly unpredictable and would be subject to the greatest degree of volatility and uncertainty in a bankruptcy, however, it did take into account the potential change in valuation resulting from fluctuating commodity prices and the cost of capital. Management believed that it was reasonably possible that the global commodities business could generate a net loss of more than $2.0 billion following a bankruptcy filing, and therefore management concluded that a loss of this magnitude was the most appropriate number to utilize in its estimate of the potential fair value of Constellation Energy. In light of these estimates, management observed that if the global commodities business, following a bankruptcy filing, generated a net loss (and thus had a negative value) of more than $2.0 billion, then after repayment of Constellation Energy’s then-outstanding indebtedness of approximately $6.0 billion, the aggregate equity value for holders of Constellation Energy common stock would likely be less than $26.50 per share or $4.8 billion in the aggregate. Management’s conclusions reflected the following, which did not include any reduction in values to reflect the substantial expenses of a bankruptcy process or the disruptive and damaging effects on business that management expected would result from a bankruptcy filing:

• Fair value of businesses other than global commodities	$12.0-$13.0 billion

• Less repayment of outstanding indebtedness	$(6.0 billion	)

• Less net loss (negative value) of global commodities business	$(2.0 billion	)

• Net equity value (before costs and expenses)	$4.0-$ 5.0 billion

• Net equity value per share (before costs and expenses)	$21.82-27.39

Management observed that it could not reasonably assess the magnitude of potential deterioration in the value of the company’s businesses as a result of a bankruptcy filing, particularly if the company had to make an immediate filing without having a substantial debtor-in-possession loan in place to provide needed liquidity, or the impact of disruption to the business and the substantial costs and expenses of a bankruptcy process. Management also observed that the impact of a bankruptcy filing and of significant liquidity constraints would likely be most severe on the global commodities business. In addition, Mr. Collins expressed his belief that Constellation Energy would have difficulty managing its global commodities business as a result of the likely loss of counterparties willing to transact business with Constellation Energy following the initiation of bankruptcy proceedings. Additionally, Constellation Energy’s ability to manage its competitive supply business also would likely be materially impaired, as customers likely would not be willing to enter into new contracts, and Constellation Energy might not be able to manage the supply requirements of its existing customers. Management concluded that, in light of this information, and taking into account the uncertainties and costs of the bankruptcy process and the significant potential for such process to negatively affect the company’s business, it was likely that the $26.50 per share price proposed by MidAmerican was more than the company’s existing shareholders would receive in the event of a bankruptcy filing. Management also observed that a bankruptcy filing brought with it the potential to damage recovery by the company’s creditors, whereas the transaction proposed by MidAmerican was likely to avoid such a result. Management reviewed its estimates with Morgan Stanley.

•

As MidAmerican’s 5:00 p.m. deadline neared, Messrs. Abel and Sokol agreed to extend the 5:00 p.m. deadline to 11:59 p.m. and remain at Constellation Energy’s offices until later that evening, following indications that Constellation Energy was seriously considering moving forward with MidAmerican.

•

At approximately 6:00 p.m., Mr. Shattuck convened a meeting with Constellation Energy’s senior management team. They discussed the possibility of a ratings downgrade by Moody’s and the impact that it would have on Constellation Energy’s ability to continue operations. Management also expressed concern that in view of the continued deterioration of the credit and capital markets, a $450 million equity investment (even if EDFI were willing to proceed despite Moody’s position) was unlikely to be viewed by the company’s trading and business partners or the ratings agencies as sufficient to alleviate their concerns about Constellation Energy’s liquidity. Accordingly, management determined that the proposed equity investment by EDFI was not a viable alternative because of Moody’s position (which did not satisfy EDFI’s condition for investing). Based upon market conditions, the company’s business situation, the views of the credit rating agencies, near-term insolvency risks, and MidAmerican’s position that it would terminate discussions if the letter of intent was not signed that day, management concluded that absent a viable alternative proposal from one of the other parties then considering an investment in Constellation Energy, it would sign the letter of intent and recommend to the board of directors that Constellation Energy accept the MidAmerican proposal. Management determined that it could not expose the business or the company’s shareholders to the risks of having no solid, substantial investment commitment to address liquidity concerns when markets opened for business on Thursday, September 18, 2008.

•

That evening, each of the three other firms that had come to Constellation Energy’s offices advised members of management or representatives of Morgan Stanley and UBS Securities that either it would not be able to provide a definitive offer within the timeframe required by Constellation Energy or that it was not interested in a transaction that required this kind of substantial, immediate equity investment. The representatives of these firms subsequently left Constellation Energy’s offices without making an offer. As of the date of this proxy statement, Constellation Energy has not received any offers from the private equity firms or other investors other than the joint proposal that was received on September 19, 2008.

In another volatile day on Wall Street, the trading price of Constellation Energy common stock had dropped another 19.5%, to close at $24.77 per share on trading volume of almost 37 million shares. Reuters reported that the price of Constellation Energy’s credit default swaps had more than doubled in previous days and reached 620 basis points. The merger proposal from MidAmerican represented a 7% premium over that day’s closing price.

At approximately 9:45 p.m. on September 17, 2008, Messrs. Collins and Sokol called S&P, Moody’s and Fitch to inform them of the pending announcement of a transaction with MidAmerican and that they intended to be in New York on Thursday morning to discuss the specifics of the transactions. Moody’s informed Messrs. Collins and Sokol that it would not make any further decisions about Constellation Energy’s credit rating until after that meeting had occurred.

At approximately 11:00 p.m. on September 17, 2008, Messrs. Shattuck and Abel signed the letter of intent, with effectiveness being subject to approval by Constellation Energy’s board no later than 9:00 a.m. the next morning and payment of the $25 million fee to MidAmerican.

On the morning of Thursday, September 18, 2008, the Wall Street Journal European edition published an article stating that EDFI was expected to raise its stake in Constellation Energy or take over the company. The article, relying on the views of third parties reportedly familiar with the situation, characterized Constellation Energy as being at risk of “becoming another casualty of the radiating credit crisis.” The article stated that some traders reportedly had decided not to enter into contracts with Constellation Energy beginning the week of September 13 on the Intercontinental Exchange, a global commodities-trading exchange. Despite the news of a potential deal with EDFI and despite positive movement in the price of Constellation Energy stock in after-hours trading, during the morning in London, many of Constellation Energy’s European trading counterparties including Morgan Stanley and EDFI expressed continued concern about their ongoing exposure to Constellation Energy’s credit and ceased doing business as trading partners.

At 8:00 a.m. on September 18, 2008, Constellation Energy’s board of directors convened a telephonic meeting. Representatives of Kirkland & Ellis, Morgan Stanley and UBS Securities participated in the meeting. Mr. Shattuck reported that he had executed a letter of intent with MidAmerican late the previous night, which was subject to board approval by no later than 9:00 a.m. If the board approved the letter and if Constellation Energy paid the $25 million fee to MidAmerican, the transaction would be publicly announced. The board reviewed with management the events of the previous day and was advised of the morning’s developments in

London. Mr. Shattuck explained that senior management had decided to execute the letter of intent because it determined, in view of the events of the day and the implications of not acting immediately, the MidAmerican proposal was the only alternative available that would avoid the substantial risks of an immediate ratings downgrade and a likely near-term bankruptcy.

Management, along with Messrs. Stamas and Holzschuh, reviewed in detail with the directors the terms of the letter of intent, including the terms of the $1.0 billion investment in convertible preferred equity, including the conversion features and the triggers for such conversion, and the proposed all-cash merger for $26.50 per share. The directors received advice on and considered their obligations to the company and its shareholders. The board further discussed the possibility that insolvency of the company, absent a major investment in the company within the next 24-48 hours, appeared increasingly likely in view of the market’s and the credit rating agencies’ reaction to the company’s liquidity and the continued deterioration of credit and capital markets. The board was advised that Morgan Stanley was working to prepare a fairness opinion with respect to the consideration proposed to be received pursuant to the transaction, which would be provided to and discussed with the board before it made a final decision on the transaction with MidAmerican. If, after approving the letter of intent, the board decided not to approve the definitive agreements for the proposed transactions, the letter of intent would terminate at 5:00 p.m. on September 19, 2008, and Constellation Energy thereafter would have no further obligations to MidAmerican or be subject to any restrictions on its ability to consider other transactions with other parties.

The board discussed these matters as well as the proposed equity investment by EDFI. Mr. Collins stated his view that the proposed approximately $450 million investment by EDFI was unlikely to satisfy the ratings agencies. Management also provided information about regulatory approvals that would be required if Constellation Energy sought to pursue a broader transaction with EDFI. At the conclusion of the discussion, the board unanimously ratified and approved the execution of the letter of intent and authorized payment of the $25 million fee to MidAmerican. The board agreed to meet again twice on Friday, September 19, 2008, in the early morning and again in the afternoon. Following the meeting, Ann C. Berzin, one of Constellation Energy’s non-employee directors, advised Mr. Berardesco that she and her husband had long held a substantial investment in the equity of Berkshire. It was agreed she would advise the board of this interest and would abstain from voting on any transactions involving MidAmerican.

Mr. Shattuck promptly advised Mr. Sokol of the board’s decision, and Constellation Energy paid the $25 million fee. At approximately 9:00 a.m., Constellation Energy and MidAmerican issued a joint press release announcing that they had reached a preliminary agreement on a transaction involving an immediate $1 billion investment by MidAmerican, to be followed by an all-cash merger for approximately $4.7 billion, or $26.50 per share. It was reported that under the terms of the letter of intent, the parties had until 5:00 p.m. on September 19, 2008, to enter into definitive agreements. Each party filed a Current Report on Form 8-K that afternoon attaching copies of the press release and the executed letter of intent.

During the day, an additional 30 million shares of Constellation Energy common stock were traded, but the price remained relatively stable, closing down $0.57 at $24.20.

Later the same morning, Messrs. Collins and Sokol traveled to New York City to meet with representatives of the three major ratings agencies to discuss the transaction and seek to persuade them that MidAmerican’s investment of $1.0 billion represented a significant improvement in Constellation Energy’s liquidity position and that a ratings downgrade would be inappropriate. Following these meetings, S&P issued a research update on September 18, 2008 reconfirming a BBB credit rating and stating that Constellation Energy remained on CreditWatch with developing implications, although in the release S&P indicated that the MidAmerican transaction suggested confidence in Constellation Energy’s business in the face of negative market sentiment. Fitch Ratings affirmed its prior rating of BBB. Although Moody’s downgraded Constellation Energy to Baa2, this one-notch downgrade was not unexpected and resulted in all three ratings agencies having an equivalent rating on Constellation Energy’s senior unsecured debt. However, the commentary released by Moody’s expressed the greatest level of ongoing concern among the three ratings agencies. Moody’s indicated that although it viewed the pending transaction with MidAmerican as a positive step, in its view Constellation Energy continued to face near-term challenges, including execution risks related to the MidAmerican transaction and completion of the $2.0 billion credit facility with RBS and UBS Finance.

Beginning in the late morning on September 18 and continuing into the afternoon of September 19, Willkie provided drafts of the definitive transaction documents to Constellation Energy and its outside legal and financial advisors. Representatives of Kirkland & Ellis, Morgan Stanley, UBS Finance and Willkie, together with Messrs. Berardesco, Yoskowitz, Collins and Thayer, other members of Constellation Energy’s management and legal and finance staffs, and Mr. Anderson, reviewed the drafts and engaged in negotiation of the terms by telephone throughout the remainder of the day and night and into the morning of Friday, September 19, 2008. In these negotiations, Constellation Energy and Kirkland & Ellis negotiated changes to the merger agreement that, as compared to the initial draft merger agreement prepared by MidAmerican, increased the likelihood of closing (assuming Constellation Energy’s shareholders voted in favor of the merger), and provided Constellation Energy with greater flexibility to operate its business prior to closing of the merger. The material negotiated changes were the following:

•

the definition of “Company Material Adverse Effect” was narrowed to exclude any effects resulting from (a) changes in law, (b) changes in financial markets or general economic conditions, in each case other than where such effect has a disproportionate effect on Constellation Energy as compared to similarly situated persons;

•	the closing condition concerning the absence of any Company Material Adverse Effect was narrowed to the period between signing and closing of the merger;

•	the operating covenants were revised to include a carveout for actions consistent with past practice or set forth in a revised business plan approved by MidAmerican;

•

Constellation Energy was allowed to authorize, in the aggregate, capital expenditures up to an amount that is 3% in excess of its yearly capex budget, rather than, as had been the case, $100,000 in excess of its capex budget;

•	Constellation Energy was allowed to enter into any contract in respect of fuel enrichment involving over its term an aggregate amount less than $100 million;

•

Constellation Energy was allowed to enter into any contract other than a trading contract or a contract relating to certain indebtedness, so long as it involves over its term an aggregate amount less than $100 million; and

•	MidAmerican’s closing condition relating to Constellation Energy’s credit facilities was revised to allow for delivery of a waiver as an alternative to delivery of a credit facility payoff letter.

MidAmerican also agreed to certain changes to the representations and warranties, including adding a general exception to any representation or warranty for matters disclosed in reports filed by Constellation Energy with the Securities and Exchange Commission, significantly narrowing the scope of the material contracts representation, and excluding the retail and wholesale businesses from the adverse change representation. In addition, Constellation Energy was able to negotiate a change to the damages provision to allow Constellation Energy to recover from the recipient of funds in the event that any of the shares of preferred stock to be issued pursuant to the Stock Purchase Agreement have been redeemed or any of the notes that may be issued upon conversion of such shares of preferred stock have been repaid or otherwise retired, up to the amount of the funds received thereupon in respect of the stated value of shares of preferred stock or principal amount of the notes. The parties also discussed at length the non-solicitation, fiduciary out, termination and remedies provisions of the merger agreement, but only modest changes were accepted. Willkie produced several revised drafts of all of the agreements in response to comments and discussions. Representatives of MidAmerican made clear throughout the discussions that the major economic terms of the transaction were not subject to negotiation. With the Constellation Energy board scheduled to convene again at 2:30 p.m. on September 19, all parties resolved their differences on all major terms prior to that time.

At 8:00 a.m. on Friday, September 19, 2008, the Constellation Energy board of directors held a telephonic meeting at which senior management and Messrs. Stamas and Holzschuh provided an update on discussions with MidAmerican with respect to the definitive agreements. Representatives of UBS Securities also attended the meeting. Messrs. Shattuck and Collins emphasized the importance of having a definitive and announced agreement in place by 5:00 p.m. that day. Senior management expressed its belief that the failure to have such an agreement in place and publicly announced would lead to an immediate ratings downgrade and would likely trigger substantial difficulties with trading counterparties and business partners over the weekend, which it expected would result in the company facing a need to file for bankruptcy protection by Monday morning, September 22, 2008.

Mr. Shattuck indicated that there was no consensus as to whether another offer might be received, although a representative from EDFI had indicated by email that it was working on an alternative proposal. The board then reviewed key provisions in the definitive merger agreement. This included covenants that would restrict Constellation Energy’s operating flexibility between signing and any closing and the non-solicitation and termination fee arrangements that would govern the board’s ability to consider and negotiate an unsolicited alternative transaction. The board also discussed the potential impact on a competing offer of the terms of the convertible preferred stock to be acquired by MidAmerican. Mr. Shattuck reported that he was scheduled to speak later that morning with Warren Buffett, chief executive officer of Berkshire. Management also discussed the important role that MidAmerican and Berkshire could play in helping to ensure that Constellation Energy’s new $2.0 billion credit facility was completed.

At approximately 1:30 p.m. on September 19, 2008, Constellation Energy received by email an unsolicited, non-binding proposal from EDFI in which EDFI, together with Kohlberg Kravis Roberts & Co. L.P. (which we refer to as KKR) and TPG Capital, L.P. (which we refer to as TPG), proposed the following principal terms:

•

$1.0 billion investment that could be funded no later than 12:00 p.m., Paris time on Monday, September 22, 2008 for a non-voting security convertible into (1) 10.4% of Constellation Energy’s voting equity and 5.6% of non-voting equity, which would be convertible into voting equity upon receipt of necessary regulatory approvals (although not entirely clear from the proposal, management assumed the proposal was to acquire an aggregate of 16.0% on an as-converted basis) and (2) $750 million aggregate principal amount of 10% senior notes; and

•

if “of interest” to Constellation Energy, negotiations would commence to acquire Constellation Energy at a price of $35.00 per share of Constellation Energy common stock, with due diligence completed by October 9, 2008.

The letter included with it a mark-up of the equity investment portion of the term sheet between MidAmerican and Constellation Energy that had been attached to the letter of intent that was signed on September 17, 2008. EDFI, KKR and TPG indicated further that they would be prepared to move expeditiously to execute definitive agreements based on the forms of agreements negotiated with MidAmerican, subject to review of those agreements.

As required by the letter of intent with MidAmerican, Constellation Energy promptly advised Mr. Abel of the letter. Mr. Shattuck and other members of senior management of Constellation Energy then met with Messrs. Stamas and Holzschuh to discuss the letter. In this meeting, Messrs. Stamas and Holzschuh noted that the proposal did not include a mark-up of the portion of the term sheet addressing a proposed second-step merger with Constellation Energy or contain any other terms for a proposed merger, other than a proposed purchase price. Also, the proposal did not explain the allocation of ownership interests among members of the bidder group or address potential regulatory considerations, and there was no information provided as to the sources or availability of funds to finance the investment or a second-step merger. At approximately 2:20 p.m., Mr. Shattuck asked Mr. Abel to waive MidAmerican’s contractual exclusivity right so that Constellation Energy and its advisors could contact representatives of EDFI and the private equity firms to clarify certain aspects of the letter. Mr. Abel refused that request and reminded Mr. Shattuck of the terms of the exclusivity provisions in the letter of intent. As a result, management did not believe it was within its rights to contact EDFI and the private equity firms. He also reiterated that if the definitive agreements were not approved by the Constellation Energy board and signed by 5:00 p.m., MidAmerican would terminate all further discussions. Following that discussion, Constellation Energy’s management and its outside legal and financial advisors assessed the feasibility and desirability of the unsolicited offer, in light of the status of discussions with MidAmerican, market conditions, the company’s liquidity needs, the terms of the unsolicited offer, including the timing and likelihood of completion of an alternative transaction, market expectations of a transaction announcement by 5:00 p.m. and the significant potential for a credit rating downgrade entering the weekend without any assurances there would be a committed, replacement transaction to announce before markets opened on Monday, September 22.

At approximately 2:30 p.m. on September 19, 2008, the board of directors of Constellation Energy convened a meeting to review the status of negotiations with MidAmerican and to vote on the financing and merger transactions. Messrs. Stamas, Holzschuh and Schaefer participated in the meeting. At the beginning of the meeting, Ms. Berzin advised the board that she and her husband had long held a substantial investment in the equity of Berkshire, the parent company of MidAmerican. Accordingly, she stated that she would abstain from voting on the transaction with MidAmerican.

The board again reviewed its obligations to the company and its shareholders and then reviewed the significant terms of the proposed MidAmerican financing and the merger agreement. It also discussed consequences of a termination of the agreement, including the Company’s right to consider other unsolicited acquisition proposals and the terms and potential impact on a competing offer of the conversion of the $1 billion of convertible preferred stock investment and the terms of the securities into which it was convertible. Mr. Shattuck provided the board with management’s evaluation of the likelihood that MidAmerican would find a basis to terminate the merger agreement pursuant to the limited 14-day termination right. The board also discussed in detail the issue of required regulatory approvals, the standard in the merger agreement for obtaining such approvals and management’s views of the likelihood of securing the required approvals on acceptable terms. It was noted that MidAmerican had successfully obtained state approvals for other similar transactions, and that management had a high confidence in being able to obtain regulatory approval of a merger with MidAmerican. Mr. Shattuck also reviewed discussions with Maryland state officials, including the Governor, presiding officers of the State Senate and House of Representatives and the chair of each committee with jurisdiction over energy matters over the previous 36 hours. The discussions involved courtesy calls to brief the Maryland state officials on current conditions at Constellation Energy of which they were likely aware from Constellation Energy’s own press releases as well as media stories, and to notify them directly of a potential transaction with MidAmerican. Mr. Shattuck noted that there had been a generally positive reaction to the prospect of a transaction with MidAmerican. Mr. Shattuck also reported that he had a productive telephone conversation with Warren Buffett in which he sought assurances from Mr. Buffett that he was committed to the merger. Although the conversation was short, Mr. Buffett said he was supportive of the transaction and Constellation Energy’s nuclear efforts and told Mr. Shattuck that he always honors his deals.

Mr. Holzschuh reviewed the key economic terms of the proposed transaction. He reviewed Constellation’s share price performance, noting the rapid decline in the share price, particularly in September, and compared it to share price performance in the energy and investment bank/trading operations sectors, noting that in particular investment and trading operations had been under significant pressure due to liquidity and solvency concerns in the marketplace generally. Mr. Holzschuh then reviewed with the board Morgan Stanley’s financial analysis of the consideration to be received in the proposed merger and provided Morgan Stanley’s oral opinion, confirmed by delivery of a written version dated September 19, 2008, to the effect that, as of such date and subject to the assumptions made, matters considered and limitations on the review undertaken, the $26.50 per share cash consideration to be received by the holders of Constellation Energy common stock pursuant to the merger agreement was fair from a financial point of view to such holders. For a full discussion of the Morgan Stanley opinion delivered to the board of directors, see “The Merger—Opinion of Constellation Energy’s Financial Advisor” beginning on page 46.

The board then discussed the risks associated with not accepting the MidAmerican proposal, particularly the risk of immediate negative credit rating agency reactions and the expected consequences of such action.

Mr. Collins repeated his belief that at least Moody’s would immediately downgrade the company if the execution of definitive agreements were not announced that day. Management and the board discussed the fact that in the event of a two-notch ratings downgrade to below investment grade, the amount of additional collateral that management expected the company would be required to post would exceed amounts available from cash on hand and availability under existing funded credit facilities (as the $2.0 billion credit facility commitment with UBS Finance and RBS would not be available until late October) and that absent any viable alternatives to obtain additional liquidity, counterparties would likely cease doing business with Constellation Energy and Constellation Energy would have no choice but to file for bankruptcy protection.

Mr. Shattuck then advised the board of the unsolicited offer that had been received from EDFI and the two private equity firms. He and the company’s financial advisors reviewed the terms of that offer, and the board discussed potential advantages and disadvantages of the offer given the concerns in the market and among the company’s business partners and the rating agencies about the company’s liquidity.

Following these discussions, and extensive review and discussion among the members of the board of directors, management and representatives of Morgan Stanley, including consideration of the factors described under “The Merger—Constellation Energy’s Reasons for the Merger; Recommendation of the Constellation Energy Board of Directors” beginning on page 44, the board of directors (with Ms. Berzin abstaining in light of her investment in the equity of Berkshire), determined that the transactions contemplated by the merger agreement and the related transactions and agreements are advisable and in the best interests of Constellation Energy and its shareholders, and the directors voted to approve the merger, to approve and adopt the merger agreement and to approve the related transactions and agreements.

At approximately 4:50 p.m., Mr. Shattuck advised Mr. Abel of the board’s decision.

During that day, Messrs. Collins and Thayer came to the view that Constellation Energy would need to have access to a total of $3.0 billion of additional liquidity to avoid a further credit ratings downgrade. This would be comprised of the $1.0 billion investment by MidAmerican and the $2.0 billion credit facility commitment from UBS Finance and RBS. Messrs. Collins and Thayer reached their view that a total of $3.0 billion was necessary based on the following considerations:

•

In a telephonic conversation with Messrs. Collins and Thayer on September 19, 2008 representatives of Moody’s advised Constellation Energy that $3.0 billion of additional liquidity would be necessary to avoid a ratings downgrade.

•

Given the state of the credit markets during this period of time, Messrs. Collins and Thayer believed that Moody’s was placing a low probability on Constellation Energy’s ability to renew all or a portion of the $1.38 billion of credit facilities scheduled to mature by December 29, 2008.

•

Constellation Energy would have been required to post additional collateral of approximately $3.33 billion calculated as of August 31, 2008 upon a two notch credit ratings downgrade, but had only net available liquidity of $1.57 billion on August 31, 2008, excluding the $2.0 billion credit facility commitment from RBS and UBS Finance. As a result, there would be a shortfall of approximately $1.77 billion if Constellation Energy experienced a two notch downgrade. This shortfall, together with the potential loss of $1.38 billion of credit facilities at the end of the year, approximated the total $3.0 billion of additional liquidity Moody’s indicated was necessary to provide an adequate cushion against possible additional liquidity needs.

As a result, throughout the day, members of the management teams of Constellation Energy and MidAmerican engaged in a series of discussions with representatives of UBS Finance and RBS to confirm their agreement that the $2.0 billion credit facility commitment would not be reduced by the amount of MidAmerican’s $1.0 billion equity investment in Constellation Energy. UBS Finance and RBS ultimately agreed not to treat MidAmerican’s $1 billion equity investment in Constellation Energy as a dollar-for-dollar reduction in their commitment, unless Constellation or MidAmerican terminated the merger agreement. As a condition to this agreement, MidAmerican agreed not to require Constellation Energy’s subsidiaries to guarantee the $1.0 billion promissory note issuable to MidAmerican upon conversion of the preferred stock, extended the maturity of that note to the end of 2009 and agreed to allow Constellation Energy to issue unlimited amounts of additional senior, unsecured debt. The changes to the definitive agreements with MidAmerican were made promptly and the changes to the credit facility commitment were subsequently documented over the ensuing 48 hours and were signed on Sunday, September 21, 2008.

MidAmerican and Constellation Energy signed the definitive agreements and issued a joint press release announcing the execution of the agreements around 5:00 p.m. on September 19, 2008.

During the day, nearly 26 million shares of Constellation Energy common stock were traded, and the price of the common stock rose for the first time in a week, closing up more than 6% at $25.76, after trading as high as $29.50 during the day.

At approximately 11:30 a.m. on Monday, September 22, 2008, MidAmerican completed the purchase of $1 billion of Constellation Energy Series A Preferred Stock.

Before markets opened on Thursday, October 2, 2008, MidAmerican waived its limited 14-day due diligence termination right under the merger agreement, and the waiver was announced publicly.

Subsequent Developments

S&P issued a report dated November 3, 2008 stating that Constellation Energy’s eventual liquidity needs would be predicated on the company’s ability to further reduce its trading book and to implement announced strategic initiatives, including the sale of several assets. In this report, S&P indicated Constellation Energy’s credit rating remained on Credit Watch with developing implications. The following day, Moody’s issued an updated report in which it announced that while interim rating actions remained a possibility, it was Moody’s opinion that Constellation Energy’s credit profile will be impacted by the results of its shareholder vote on the proposed merger with MidAmerican.

On November 6, 2008, Constellation Energy and MidAmerican entered into put agreements to provide Constellation Energy with additional liquidity of up to $350 million. Pursuant to the terms and conditions in the put agreements, Constellation Energy can exercise an option to require MidAmerican to acquire Constellation Energy’s two-thirds equity interest in Safe Harbor Water Power Corporation, which owns a 417 MW hydroelectric generating facility located in Pennsylvania, and Constellation Energy’s West Valley generating plant, a 200 MW electric generating facility located in Utah. Assuming satisfaction of the conditions to, and exercise of, the puts, the closing of the sales, including payment of the purchase price to Constellation Energy, will be subject to satisfaction of the terms and conditions of purchase agreements for the sale of the assets subject to the put. Forms of purchase agreements have been fully negotiated and are included as exhibits to the puts.

In its third quarter 2008 Form 10-Q filed with the SEC on November 10, 2008, Constellation Energy disclosed that at September 30, 2008, the cumulative collateral posting requirement for a two-notch ratings downgrade (which would be below investment grade) had declined to approximately $2.4 billion (from $3.4 billion on July 31 and $4.6 billion on June 30), and net available liquidity was approximately $2.3 billion. At October 31, 2008, these amounts were $2.0 billion and $1.9 billion, respectively. This amount of net available liquidity excludes the $1.23 billion from the credit facility that closed on November 13, the liquidity of up to $350 million if Constellation Energy exercises the put agreements entered into on November 6. The declines in collateral posting requirements are primarily due to a combination of decreasing commodities prices and the impact of the change in strategy for operating the global commodities business. This change in strategy involves reducing capital spending and ongoing expenses, scaling down the expected variability in long-term earnings and short-term collateral usage and limiting its exposure to business activities that require contingent capital support. In addition to these developments that increase liquidity, Constellation Energy said it was continuing the process of pursuing the sale of its upstream gas properties, international business, and gas trading operations.

On November 13, 2008, Constellation Energy closed a new credit facility with RBS and UBS Finance with aggregate available borrowings of $1.23 billion.

On November 21, 2008, Constellation Energy and MidAmerican determined that the number of shares of Constellation Energy common stock that were outstanding on the date the merger agreement was signed was 179,292,540, rather than the 178,425,915 shares set forth in the merger agreement. They subsequently agreed that this error would not be considered in determining whether Constellation Energy’s representations and warranties in the merger agreement were true and correct on the date of the merger agreement, and they also confirmed that the number of shares of common stock that will be issuable to MidAmerican upon a conversion of the Series A Preferred Stock will be 19.9% of the corrected amount of shares of common stock that were outstanding on the date the merger agreement was signed (or 16.6% on an as-converted basis).

Constellation Energy’s Reasons for the Merger; Recommendation of the Constellation Energy Board of Directors

In reaching its decision to approve the merger and the related transactions contemplated by the merger agreement, the board of directors of Constellation Energy, acting with the advice and assistance of its legal and financial advisors and the company’s senior management, concluded that the proposed investment from and merger with MidAmerican was the best alternative available to Constellation Energy. The board of directors of Constellation Energy based this conclusion on a number of factors, including the following material factors:

•

Based on statements made by the ratings agencies to Constellation Energy that absent a significant immediate equity investment, one or more of the ratings agencies were likely to downgrade Constellation Energy’s credit rating (possibly by two notches to below investment grade), which would trigger an obligation for Constellation Energy to post additional collateral under existing counterparty contracts and further exacerbate the crisis of confidence with its business counterparties, thereby seriously impairing Constellation Energy’s ability to operate its business and likely forcing the company to file for bankruptcy protection;

•

Absent new additional liquidity, a two-notch downgrade in Constellation Energy’s credit ratings to below investment grade would require Constellation Energy to post additional collateral in excess of amounts available from cash on hand and availability under existing, funded credit facilities, which would render the company insolvent and force Constellation Energy to seek bankruptcy protection;

•

Morgan Stanley’s oral opinion at the meeting of the Constellation Energy board of directors on September 19, 2008, and subsequently confirmed by delivery of a written opinion dated September 19, 2008 that, as of such date and based upon and subject to the various assumptions, procedures, factors, limitations and qualifications in its opinion (which include material non-customary facts and process limitations discussed on pages 48 and 49), the $26.50 per share in cash consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of Constellation Energy common stock;

•

The efforts made by Constellation Energy’s senior management and its advisors to obtain greater value than the $26.50 per share provided for in the merger, and the recognition that the $26.50 per share in value for shareholders was likely a greater amount for the shareholders than could be expected from a bankruptcy filing, which was the most likely alternative available given the uncertainty that any transaction other than the one proposed by MidAmerican could be completed in time;

•

The absence of a definitive ratings response from Moody’s to the investment proposal made by EDFI on September 17, 2008, the decisions of numerous counterparties in London to cease doing business with Constellation Energy on September 18, despite a press report of a potential transaction between Constellation Energy and EDFI, and the content of discussions with both Moody’s and S&P on September 17 and 18, all of which led management to believe that Constellation Energy would need $1.0 billion of additional equity no later than Monday morning, September 22, 2008, and likely by Friday, September 19, 2008, to avoid a further ratings downgrade that likely would push Constellation Energy into bankruptcy;

•

The contacts and discussions on September 16 and September 17, 2008, among Morgan Stanley, UBS Securities, Constellation Energy management and a number of different energy industry companies and private equity firms, all of which either declined to participate in the process or were unable to submit an acceptable proposal for making the necessary substantial investment in Constellation Energy within the timeframe required;

•

The terms of the unsolicited, non-binding acquisition proposal from EDFI, KKR and TPG submitted on the afternoon of Friday, September 19, 2008 and the fact that Constellation Energy had significant questions about the terms of the proposal that it could not address before the expiration of MidAmerican’s offer because MidAmerican was unwilling to waive Constellation Energy’s exclusivity obligations to MidAmerican;

•

Constellation Energy management’s view that the proposal from EDFI, KKR and TPG did not assure the company, its shareholders, its business partners and counterparties, its creditors and the ratings agencies that a transaction would be completed quickly and would take the place of the MidAmerican equity investment, which Constellation Energy would be forced to decline in order to pursue discussions and negotiations with EDFI, KKR and TPG;

•

MidAmerican’s willingness to make an immediate $1.0 billion equity investment in Constellation Energy only if there was a definitive agreement in place at the time of that investment for the second-step, $26.50 per share all-cash merger;

•	The deadline in the letter of intent with MidAmerican for execution of definitive agreements by 5:00 p.m. on Friday, September 19, 2008, and MidAmerican’s unwillingness to extend the deadline;

•

The fact that the board of directors of Constellation Energy would be able to consider and negotiate an unsolicited superior proposal, taking into account the limits on such opportunities that would be imposed by the terms of the merger agreement and a potential conversion of the Series A Preferred Stock; and

•

The expectation that the merger would be completed on a timely basis, based on Constellation Energy’s belief that a transaction with MidAmerican involved substantially less regulatory risk than other possible transactions, based in part on MidAmerican’s track record in obtaining state approvals for other similar transactions and general discussions with Maryland state officials about a possible transaction with MidAmerican and Mr. Shattuck’s conversation with Warren Buffett.

The board of directors of Constellation Energy also considered certain terms of the merger and the related transactions that were required by MidAmerican as conditions to its willingness to enter into the merger agreement, including:

•

The potential effects of certain of the terms and provisions of the merger agreement on other parties that might be interested in proposing a competing transaction to Constellation Energy, including prohibitions on soliciting alternative transactions, a requirement to hold a shareholder meeting on the MidAmerican merger whether or not the board of directors continues to believe at the time of the shareholder meeting that the merger is fair to, and in the best interests of, Constellation Energy, and an inability to enter into an agreement for an alternative transaction prior to termination of the merger agreement with MidAmerican;

•

The closing conditions that would allow MidAmerican not to consummate the merger, including the absence of a “material adverse effect,” the requirement that all unsecured senior debt of Constellation Energy shall be rated investment grade or better with no less than a stable outlook and the requirement that, as measured two days prior to closing, the net economic value of Constellation Energy’s retail and/or wholesale trading businesses or assets, taken as a whole, have not deteriorated in excess of $400 million since June 30, 2008;

•	The requirement to pay MidAmerican a $175 million breakup fee if the merger is not completed, other than upon a termination of the merger agreement by Constellation Energy due to a breach by

MidAmerican or if MidAmerican exercised its limited 14-day due diligence termination right, which would increase the cost to a third party seeking to make an alternative proposal to acquire Constellation Energy;

•

The fact that if the merger agreement were terminated, other than upon a termination by Constellation Energy due to a breach by MidAmerican, MidAmerican’s $1.0 billion preferred stock investment would convert into (1) 14.0% senior notes in a principal amount of $1.0 billion (maturing on December 31, 2009) and (2) 16.6% of the outstanding shares of Constellation Energy common stock (on an as-converted basis and assuming that all regulatory approvals required for the issuance of all 35,679,215 shares had been received at the time of conversion), which would substantially increase the cost to a third party seeking to make an alternative proposal to acquire Constellation Energy;

•

The limitation of any liability against MidAmerican in the event of a breach of the merger agreement by MidAmerican to $1.0 billion, with recourse only against the preferred stock issued to MidAmerican or the $1.0 billion note received upon conversion of the preferred stock (or proceeds received upon any redemption of the preferred stock or repayment of the principal amount of the note), and the absence of any specific performance right against MidAmerican;

•

The limited 14-day due diligence period following execution of the merger agreement, which provided MidAmerican with the right to terminate the merger agreement without penalty (which MidAmerican subsequently waived before markets opened on October 2, 2008); and

•	The covenants restricting Constellation Energy’s operation of the business between execution of the merger agreement and any closing.

The board of directors of Constellation Energy has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Constellation Energy and its shareholders and has unanimously approved the merger agreement (with Ms. Berzin abstaining in light of her investment in the equity of Berkshire). The board of directors of Constellation Energy recommends that Constellation Energy’s shareholders vote “FOR” approval of the merger pursuant to the merger agreement.

The foregoing discussion of the information and factors considered by the board of directors of Constellation Energy is not exhaustive, but includes the material factors considered by the board of directors of Constellation Energy. In view of the wide variety of factors considered in connection with its evaluation of the merger and related transactions and the complexity of these matters, the board of directors of Constellation Energy did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the board of directors of Constellation Energy may have given different weight to different factors. The board of directors of Constellation Energy conducted an analysis of the factors described above, including thorough discussions with, and questioning of, the management of Constellation Energy and Constellation Energy’s legal and financial advisors, and reached the consensus that the merger, as initially proposed and as subsequently amended, was advisable and in the best interests of Constellation Energy and Constellation Energy’s shareholders.

Opinion of Constellation Energy’s Financial Advisor

In accordance with an engagement letter, dated September 17, 2008, Constellation Energy formally retained Morgan Stanley to act as Constellation Energy’s financial advisor in connection with the transaction. On September 19, 2008, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to Constellation Energy’s board of directors that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion (which include material non-customary facts and process limitations discussed on pages 48-49 due to the unique circumstances in which the merger was negotiated), the consideration to be received by the holders of Constellation Energy common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. Morgan Stanley did not receive any instructions from Constellation Energy regarding the preparation of its opinion or the scope of its investigation. Also, Constellation Energy did not impose any limitation on the scope of Morgan Stanley’s investigation.

THE FULL TEXT OF MORGAN STANLEY’S WRITTEN FAIRNESS OPINION DATED SEPTEMBER 19, 2008 IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. MORGAN STANLEY HAS CONSENTED TO THE USE OF ITS OPINION IN THIS PROXY STATEMENT. YOU SHOULD READ THE MORGAN STANLEY OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION (WHICH INCLUDE MATERIAL NON-CUSTOMARY FACTS AND PROCESS LIMITATIONS DISCUSSED ON PAGES 48 AND 49). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. MORGAN STANLEY’S OPINION IS DIRECTED TO CONSTELLATION ENERGY’S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CONSTELLATION ENERGY COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER OR OF THE $1.0 BILLION CONVERTIBLE PREFERRED STOCK FINANCING AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMMON SHAREHOLDER OF CONSTELLATION ENERGY AS TO HOW TO VOTE AT THE SPECIAL MEETING. FURTHER, MORGAN STANLEY’S OPINION WAS NECESSARILY BASED ON FINANCIAL, ECONOMIC, MARKET AND OTHER CONDITIONS AS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO MORGAN STANLEY AS OF, THE DATE OF THE OPINION. MORGAN STANLEY ASSUMED NO RESPONSIBILITY FOR UPDATING OR REVISING ITS OPINION BASED ON CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE OF THE OPINION AND CONSTELLATION ENERGY DID NOT REQUEST SUCH UPDATE AND DOES NOT ANTICIPATE SUCH REQUEST. THE MERGER AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS HAD BEEN NEGOTIATED AND REVIEWED, AND MORGAN STANLEY RENDERED ITS OPINION, ON A HIGHLY EXPEDITED BASIS AS CONSTELLATION ENERGY HAD VERY LITTLE TIME AVAILABLE TO EXECUTE ANY TRANSACTION THAT WOULD ALLOW IT TO AVOID FILING FOR BANKRUPTCY.

In arriving at its opinion, Morgan Stanley among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Constellation Energy;

•	Reviewed certain publicly available business and financial information of MidAmerican;

•	Reviewed certain internal financial statements and other financial and operating data concerning Constellation Energy prepared by the management of Constellation Energy;

•	Reviewed certain financial projections prepared by the management of Constellation Energy;

•	Discussed the past and current operations and financial condition and the prospects of Constellation Energy with senior executives of Constellation Energy;

•	Reviewed the reported prices and trading activity for Constellation Energy common stock;

•	Reviewed the trading activity and price of Constellation Energy’s credit default swaps with those of companies comparable with Constellation Energy;

•

Compared the financial performance of Constellation Energy and the prices and trading activity of Constellation Energy common stock with those of certain other publicly-traded companies comparable with Constellation Energy;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of Constellation Energy and MidAmerican and their financial and legal advisors;

•	Reviewed the merger agreement and certain related documents; and

•

Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate in light of the limited time in which Constellation Energy requested that Morgan Stanley had to prepare its opinion.

When conducting a fairness analysis of a given transaction from a financial point of view to a particular target company’s stockholders, Morgan Stanley considers the factors and performs the procedures it deems relevant to that transaction, and there is no “one size fits all” approach to this analysis. With that in mind, Morgan Stanley did view the consideration of the above factors and the performance of the above procedures to be customary for fairness analyses of this sort.

For the purposes of its opinion, Morgan Stanley assumed and relied upon, without independent verification or expressing any views with respect to, the following facts as of the close of business on September 18, 2008, based on its discussions with Constellation Energy’s management and other advisors, all of which assumed facts were viewed by Morgan Stanley as non-customary:

•	Constellation Energy and its principal operating subsidiaries had a limited amount of liquidity facilities available;

•

As a result of extraordinarily difficult market conditions in general and matters specific to Constellation Energy’s financial condition, Constellation Energy was having difficulty accessing additional liquidity to support its businesses on a stand-alone basis;

•	As a result of credit concerns, trading counterparties of Constellation Energy had begun to cease trading with Constellation Energy;

•	Based on conversations with ratings agencies, Constellation Energy needed approximately $750 million to $1.0 billion in immediate, additional liquidity to avoid a credit rating downgrade;

•	The accelerated execution of previously announced asset divestitures were not going to satisfy the rating agencies’ concerns;

•

Based on extensive recent dialogues with the rating agencies and a weakened liquidity profile, among other things, Constellation Energy believed a credit rating downgrade of one or more levels was imminent;

•

Given Constellation Energy’s obligations, pursuant to various contracts and agreements to which it is a party, to post exponentially greater amounts of collateral upon any credit rating downgrade, and the likelihood of a significant downgrade, Constellation Energy expected that it would require immediate liquidity in an amount significantly beyond that available to Constellation Energy in the near term;

•

Constellation Energy had very limited options available to it that could provide Constellation Energy with the immediate liquidity it needed and the collateral it would be required to post in the event of a credit rating downgrade and, given Constellation Energy’s resulting inability to operate in certain of its businesses, Constellation Energy and its subsidiaries would likely be forced into imminent insolvency or bankruptcy proceedings; and

•

Based on the expected treatment of Constellation Energy’s businesses, assets and financing arrangements in the context of a bankruptcy, the holders of shares of Constellation Energy common stock were likely to receive value less than the consideration of $26.50 per share of Constellation Energy common stock to be received pursuant to the merger agreement in the event of a bankruptcy or liquidation of Constellation Energy.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Constellation Energy and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Constellation Energy of the future financial performance of Constellation Energy without considering the then current credit and liquidity issues facing Constellation Energy. Morgan Stanley noted that it had not reviewed, nor been provided with, any financial projections for Constellation Energy that were prepared assuming the then current credit and liquidity conditions of Constellation Energy. Morgan Stanley further noted that, given the extreme changes in then current market conditions, the volatility in Constellation Energy’s stock price driven in principal part by solvency concerns and the resulting lack of relevance of traditional valuation analyses (such as reviewing discounted cash flow analysis or an analysis of the trading metrics of comparable companies) to Morgan Stanley’s analysis, it had not performed certain additional due diligence or analyses (such as reviewing discounted cash flow valuations or an analysis of trading metrics) that it would customarily conduct in connection with the rendering of a fairness opinion. Morgan Stanley further noted that not all traditional valuation analyses are appropriate to every situation, particularly one involving an entity with imminent solvency concerns, and that the analyses it did perform in this instance (as further described in this summary) were appropriate to render its fairness opinion. Morgan Stanley assumed that the merger transaction will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that, at the time of closing of the merger, all unsecured senior debt of Constellation Energy will be rated investment grade or better with no less than a stable outlook by the various credit rating agencies. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax, regulatory or bankruptcy advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of Constellation Energy and its legal, tax, regulatory or bankruptcy advisors with respect to legal, tax, regulatory or bankruptcy matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Constellation Energy, or concerning the solvency of Constellation Energy. In particular, it did not express any opinion as to the value of any asset of Constellation Energy, whether at current market prices or in the future. Morgan Stanley’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Constellation Energy or whether other strategic alternatives existed for Constellation Energy or if such alternatives were available. Morgan Stanley noted, however, that under the ownership of a company with adequate liquidity and capital, such as MidAmerican, the value of some or all of the assets of Constellation Energy could substantially improve, resulting in significant returns to MidAmerican if the merger was to be consummated.

Morgan Stanley did not express any opinion with respect to the fairness of the amount or nature of the compensation to any of Constellation Energy’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Constellation Energy common stock in the merger. Morgan Stanley’s opinion did not in any manner address (i) the solvency of Constellation Energy, or (ii) the $1.0 billion convertible preferred stock financing, including the fairness of the consideration to be received by Constellation Energy in such financing transaction.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Morgan Stanley further noted the extraordinary nature of such market conditions in effect as of the date of the opinion, and the likely continuing fluctuations in such conditions. Events occurring after such date may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley noted that, although Constellation Energy and Morgan Stanley had initiated a process on September 16, 2008 to identify potential equity investors or acquirors and had contacted a variety of such parties beginning on the morning of September 17, 2008, who were selected based on their size (market capitalization and aggregate value), balance sheet strength, credit ratings and liquidity position, participation in and knowledge of Constellation Energy’s main businesses and strategic interest in owning Constellation Energy’s assets and operations, there was no prolonged auction process in light of the accelerated timetable in which the transaction needed to be negotiated. As noted in “The Merger—Background of the Merger” beginning on page 27, all of the potential investors and acquirors that were contacted elected not to pursue an acquisition of Constellation Energy because they indicated that either they would not be able to provide a definitive offer within the timeframe required or they were not interested in a transaction that required an immediate equity investment (which was necessary in order to satisfy the ratings agencies and avoid a possible ratings downgrade). Morgan Stanley further noted that Constellation Energy had very little time to execute any transaction that would have allowed it to avoid filing for bankruptcy.

Constellation Energy has not requested that Morgan Stanley provide an update of its opinion, and Constellation Energy does not anticipate that it will make such a request.

The following is a summary of the material financial analyses used by Morgan Stanley in connection with providing its opinion to Constellation Energy’s board of directors. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

Summary of Morgan Stanley’s Analyses

Summary of Historical Constellation Energy Share Price Performance and Relative Sector Performance

Morgan Stanley reviewed Constellation Energy’s historical share price performance. The last three years averages, the 6 months and 1 month averages, the intraday highs and lows for September 16 and 17, 2008 and the current share price as of September 17, 2008 are presented in the table below:

Constellation Energy Stock Price Performance

Date	High	Low	Close
September 17	$38.77	$16.60	$24.77
September 16	$47.67	$13.00	$30.76
1 Month Average			$60.41
6 Month Average			$72.07
1 Year Average			$87.24
2 Year Average			$82.86
3 Year Average			$68.06

In addition, Morgan Stanley reviewed Constellation Energy’s weighted volume average share price. The one year average, the 3 months and 1 month averages, the 20-days and 10-days averages and the weighted volume average share price as of September 17, 2008 were as follows:

Constellation Energy Weighted Volume Average Price (WVAP)

Date	$
September 17	24.77
10-Day WVAP	36.69
20-Day WVAP	44.00
1 Month WVAP	49.23
3 Month WVAP	65.54
1 Year WVAP	75.98

Against this background, Morgan Stanley no longer believed that Constellation Energy’s share performance and average share price was comparable to its peer group companies but rather driven by liquidity and collateral concerns and a perceived bankruptcy risk (as discussed below). As a result, analysis by reference to the trading performance of Constellation Energy’s peer group was no longer deemed relevant.

Summary of Comparative Credit Default Swap Spreads Analyses

Morgan Stanley reviewed the annual spreads of five-year credit default swaps (CDSs) of Constellation Energy and selected entities in the power and utility industry or companies in similar positions of financial distress that it viewed as reasonably comparable with Constellation Energy. None of the selected companies was directly comparable with Constellation Energy, but the companies were chosen because they have operations within the power and utility industry that are similar to those of Constellation Energy. The results are presented in the table below:

Historical Credit Default Swap Spreads

Agency	1 Year Prior	6 Months Prior	3 Months Prior	1 Month Prior	17-Sep-08		18-Sep-08
Exelon Generation	63.8	170.2	113.8	135.3	229.2		239.2
Exelon Corp.	60.8	151.2	100.2	123.5	192.5		216.2
PPL ES	59.5	188.8	115.2	149.1	281.7		261.7
PSEG Power	49.2	166.4	99.9	128.2	238.3		247.1
IG10 Index	61.0	185.0	112.0	134.4	203.4		178.7
Lehman	92.5	443.3	252.8	304.3	706.7	(1)	706.7	(1)
Constellation	52.8	179.3	101.7	181.8	765.0		280.8	(2)

Note:

1.	Lehman CDS traded through September 12, 2008 at a closing of 706.7. Lehman filed for bankruptcy protection on September 15, 2008.
2.	The execution of the letter of intent between Constellation Energy and MidAmerican was announced on September 18, 2008.

Constellation Energy’s spreads were significantly higher than those of some other selected companies, reflecting the higher market expectation of default.

Summary of Liquidity Analyses

Constellation Energy’s merchant energy and trading businesses are significantly correlated to commodity prices, with higher prices impacting the level of capital required to support its business activities. Given this fact, Constellation Energy’s collateral requirements and its available liquidity would have changed given a downgrade in credit ratings. This is because certain contracts and agreements contain provisions that would have required additional collateral upon credit ratings decreases in the senior unsecured debt of Constellation Energy beyond certain levels. Morgan Stanley reviewed management’s estimates of Constellation Energy’s liquidity position for the period leading up to the execution of the merger agreement and management’s conclusions that a credit ratings downgrade and the increased liquidity requirements that come with such a downgrade would put the standalone viability of Constellation Energy’s businesses in question.

On August 27, 2008, Constellation Energy announced that it had entered into a firm underwritten commitment for an additional $2.0 billion credit facility and its intention to sell its upstream gas assets and sell or recapitalize the international coal and freight business.

Conversations with S&P on September 16, 2008 highlighted a need for in excess of $500 million in additional liquidity to avoid being downgraded.

On the morning of September 17, 2008, Constellation Energy affirmed the firm underwritten commitment for an additional $2.0 billion credit facility, which it had previously announced on August 27, 2008. Constellation Energy furthermore announced that it had hired Morgan Stanley and UBS Securities to act in advisory capacity to evaluate strategic alternatives and was in active discussions with potential strategic partners.

Early in the evening on September 17, 2008, Moody’s indicated, in a telephone conversation with Constellation Energy that it intended to downgrade Constellation Energy. In addition to such indication of a downgrade by Moody’s, S&P had issued a research update on September 17, 2008, in which it announced that the sustained availability of the $2.0 billion bank lines, which Constellation Energy had announced on August 27, 2008, the near-term infusion of equity, and the completion of the assets sale (referring to the sale of Constellation Energy’s upstream gas assets and the international coal and freight intermediation businesses), or an outright sale of Constellation Energy were crucial. In its research update, S&P considered a multiple-notch downgrade likely in the absence of rapid execution of these credit supportive actions.

Morgan Stanley also reviewed publicly announced credit ratings of Constellation Energy as of September 19, 2008, as well as the corresponding commentary attached to such ratings decisions by the agencies. The ratings as of such date were as follows:

Constellation Energy Historical Credit Ratings

Agency	11-Aug-08	17-Sep-08	18-Sep-08
S&P	BBB+	BBB	BBB
Moody’s	Baa1	Baa1	Baa2
Fitch	BBB+	BBB	BBB

Due to Moody’s expected ratings downgrade, which was likely to have resulted in further deteriorations of Constellation Energy’s liquidity and collateral situation and possibly resulting in additional ratings downgrades, Constellation Energy would have had to immediately post additional collateral to trading counterparties to avoid a breach of, or default under, certain existing contracts and agreements. The amount of required additional collateral was in excess of Constellation Energy’s available liquidity. Further, liquidity requirements to participate in certain energy markets in which Constellation Energy typically operates would not have been available, thereby preventing Constellation Energy from participating in those energy markets, resulting in reduced earnings and cash flow.

Constellation Energy Valuation Summary

Morgan Stanley also considered that Constellation Energy’s share price had recently decreased as a result of the following interrelated factors:

•	First, difficult market conditions in general and matters specific to Constellation Energy’s financial circumstances had led to Constellation Energy having difficulty accessing additional liquidity.

•

Second, ratings agencies had announced that they were reviewing Constellation Energy for a potential credit rating downgrade triggered by concerns surrounding Constellation Energy’s risk management, a weakened liquidity profile and an aggressive investment and acquisition strategy.

•

Third, Constellation Energy’s businesses had entered into certain contracts and agreements containing provisions that would require additional collateral to be posted upon a decrease in credit ratings.

Morgan Stanley concluded that the circular link between the access to liquidity, the potential credit rating downgrade and the increased liquidity requirements that come with a downgrade had put the standalone viability of Constellation Energy’s businesses in question. Furthermore, based on the alternatives presented to date, it was apparent that Constellation Energy had very limited options available that would provide an immediate and longer term liquidity solution to run its businesses.

As a result of all of the above factors, Morgan Stanley had concluded that traditional valuation methodologies did not apply and, on the evening of September 17, 2008, Constellation Energy’s board of directors was left with no time for further negotiations and was forced to decide between two alternatives:

(1) Continue to operate Constellation Energy on its own, risking a ratings downgrade which then was likely to have resulted in further deteriorations of Constellation Energy’s liquidity and collateral situation and possibly further resulting in ratings downgrades which would have increased drastically the likelihood of Constellation Energy being pushed into insolvency or bankruptcy proceedings;

•

The nature of Constellation Energy’s various businesses, assets and financing arrangements, some of which would be afforded differing treatment in bankruptcy, and the complexity of Constellation Energy’s operations would have resulted in difficult issues of valuation in the event of a bankruptcy, creating significant uncertainty regarding the value of Constellation Energy common stock in such an environment. On the basis of information obtained from Constellation Energy’s management regarding losses to be incurred by Constellation Energy’s energy trading business, Morgan Stanley assumed, without independent verification of such information, that the holders of Constellation Energy common stock were likely to receive less than $26.50 per share in the event of the bankruptcy of Constellation Energy; or

(2) Accept the offer from MidAmerican for $26.50 cash per share for 100% ownership accompanied by an immediate equity injection that the ratings agencies had indicated would likely remove the specter of a downgrade or risk losing the transaction, as MidAmerican’s offer would expire at 5:00 p.m. (Eastern time) on September 19, 2008.

Finally, a financial proposal received by Constellation Energy from another party for a capital injection equal to approximately $450 million at $50.00 per share was subject to conditions that Constellation Energy felt could not be met nor would such proposal solve Constellation Energy’s liquidity problem. Other parties that expressed interest in a potential transaction or investment were unable to provide firm offers within the required short timeframe. In addition, the unsolicited proposal received from EDFI, KKR and TPG on September 19, 2008 was deemed to be non-actionable given uncertainty around regulatory approvals, financing sources and ownership structure.

Other

The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believed that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions.

Morgan Stanley reviewed the above information and prepared its analyses for purposes of providing its opinion to Constellation Energy’s board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of Constellation Energy common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which the businesses or securities of Constellation Energy actually may have been sold.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Constellation Energy. In addition, analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of Constellation Energy common stock pursuant to the merger agreement and in connection with the delivery of its opinion to Constellation Energy’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Constellation Energy common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Constellation Energy and MidAmerican and was approved by Constellation Energy’s board of directors. Morgan Stanley provided advice to Constellation Energy during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Constellation Energy or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion was one of many factors taken into consideration by Constellation Energy’s board of directors in making the determination to approve the merger agreement and to recommend that Constellation Energy’s stockholders approve the merger. Consequently, the review and analyses as described above should not be viewed as determinative of the opinion of Constellation Energy’s board of directors with respect to the merger consideration or of whether Constellation Energy’s board of directors would have been willing to agree to a different merger consideration.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management business. Morgan Stanley was selected to act as investment banker to Constellation Energy because of Morgan Stanley’s expertise and reputation and because its investment banking professionals have substantial experience in comparable transactions (including those involving Constellation Energy). Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of Constellation Energy for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. Morgan Stanley has acted as financial advisor to the board of directors of Constellation Energy in connection with the merger and will receive a fee of $20 million for its services. Twenty-five percent of this fee ($5,000,000) was paid upon the delivery of Morgan Stanley’s opinion, 25% becomes payable upon the approval of the merger by Constellation Energy’s shareholders and the remaining 50% becomes payable upon the closing of the merger. Constellation Energy has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Constellation Energy has agreed to indemnify and hold harmless Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates from and against any losses, claims, damages or liabilities related to, arising out of or in connection with Morgan Stanley’s engagement in the merger.

The issuance of the opinion in connection with the transaction was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. In the two years prior to the date of the opinion, Morgan Stanley has provided financial advisory and financing services for Constellation Energy and has received fees in connection with such services. These services include participating in two of Constellation Energy’s current credit facilities for a total amount of $275 million. Specifically, Morgan Stanley is committed to provide $225 million in Constellation Energy’s $3.85 billion five-year unsecured revolving credit facility due July 2012, $50 million in Constellation Energy’s $750 million six-month revolving credit facility due December 2008 and $100 million in the $1.23 billion revolving credit facility due November 2009. In the past two years and in addition to the fees described in the preceding paragraph, Morgan Stanley and its affiliates have received fees in the total amount of $5.9 million from Constellation Energy and its affiliates for their services and as compensation for their participation as a lender in Constellation Energy’s credit facilities. Morgan Stanley may also seek to provide services to Constellation Energy in the future and expects to receive fees for the rendering of services. Morgan Stanley and Constellation Energy have already entered into an additional arrangement for Morgan Stanley to provide strategic advisory services in the future. The specific terms and conditions of such arrangement have not yet been agreed upon by the parties.

Common Stock Ownership of Significant Shareholders

EDFI acquired Constellation Energy common stock through open market purchases in accordance with an investor agreement between EDFI and Constellation Energy, entered into in connection with the joint venture arrangement between EDFI and Constellation Energy with respect to development of nuclear projects in the United States and Canada. Under the terms of the investor agreement, EDFI and Constellation Energy agreed on certain terms and conditions of EDFI’s acquisition of Constellation Energy common stock. EDFI is permitted to acquire up to 9.9% of Constellation Energy common stock, and has agreed to vote its shares in the manner recommended by Constellation Energy’s board of directors. EDFI also agreed not to, singly or as part of a group, directly or indirectly, without Constellation Energy’s consent, acquire any additional securities in excess of the 9.9% ownership interest permitted by the investor agreement, participate in a solicitation of proxies, join with any other parties to form a “group” with respect to Constellation Energy common stock (as determined pursuant to Section 13(d) of the Exchange Act), act alone or in concert with others to seek or offer to control or influence, in any manner, our management, board of directors or policies, or seek to make a proposal or public announcement with respect to a merger, consolidation or sale of all or substantially all of the assets or a majority of the outstanding shares of Constellation Energy, or any form of restructuring, or any other proposal inconsistent with the terms of the investor agreement. Under the terms of the investor agreement, EDFI also agreed to restrictions on its ability to dispose of its shares of Constellation Energy common stock. Specifically, EDFI may not dispose of any of its shares of Constellation Energy common stock for three years from the date of the investor agreement, and the amount of shares sold by EDFI in aggregate may not exceed, in any single day, 20% of the average daily trading volume of Constellation Energy common stock over the preceding 30-day trading day period. According to the Schedule 13D filed by EDFI on September 8, 2008, as of that date EDFI owned approximately 9.51% of Constellation Energy common stock.

Financing the Merger

At the time of signing the merger agreement, MidAmerican issued $1 billion of 11% trust preferred securities of a newly formed statutory business trust to Berkshire. The proceeds of the issuance were subsequently contributed to a direct wholly-owned subsidiary of MidAmerican, MEHC Investment, Inc. In turn, MEHC Investment, Inc. then used such funds to purchase $1 billion of the Series A Preferred Stock.

MidAmerican will finance the approximately $4.73 billion merger consideration through the issuance of $2.73 billion of its common stock to Berkshire, and $2.0 billion in aggregate principal amount of subordinated debentures issued to a statutory business trust that will be newly formed and wholly-owned by MidAmerican.

The newly formed statutory business trust will simultaneously offer $2.0 billion in aggregate principal amount of 11% trust preferred securities to Berkshire or certain of its subsidiaries, and will invest the proceeds it receives from the 11% trust preferred securities offering in the $2.0 billion aggregate principal amount of subordinated debentures issued by MidAmerican. The $2.0 billion in aggregate principal amount of 11% trust preferred securities will have maturities and dividend provisions identical to comparable provisions in the subordinated debentures issued by MidAmerican, and will be substantially identical as to other terms to the prior series issued by trusts wholly-owned by MidAmerican to various Berkshire subsidiaries.

Interests of Constellation Energy’s Directors and Executive Officers in the Merger

Under the terms of various contractual agreements and corporate benefit and incentive plans, Constellation Energy’s executive officers and directors will be entitled to receive certain payments and benefits in connection with the completion of the merger. The agreements and plans provide for payments and benefits under the following two circumstances:

•	If an individual’s employment with Constellation Energy is terminated under specified circumstances following the merger; and

•	Upon completion of the merger, with respect to currently outstanding equity and long-term incentive awards.

Payments Due Upon a Termination of Employment

Under the terms of change in control severance agreements with six of the current executive officers of Constellation Energy, an executive officer whose employment with Constellation Energy is terminated under specified circumstances following the completion of the merger will be entitled to receive specified payments and benefits. None of these payments or benefits will be received by executive officers who remain employed with Constellation Energy for at least two years following completion of the merger. Similarly, under the terms of Constellation Energy’s annual incentive bonus plan, which covers approximately 160 Constellation Energy employees (including each executive officer), an employee whose employment with Constellation Energy is terminated under specified circumstances following the completion of the merger will, notwithstanding such termination, be entitled to receive his or her annual bonus, pro-rated for the portion of the year worked.

Change in Control Agreements

Each of Henry B. Barron, Thomas F. Brady, John R. Collins, Beth Perlman, Mayo A. Shattuck and Michael J. Wallace is a party to a change in control severance agreement with Constellation Energy. We refer to the agreements (as amended and restated, if applicable) herein as the “Change in Control Agreements.” The completion of the merger will constitute a change in control under the Change in Control Agreements.

In general, payments and benefits under the Change in Control Agreements are intended to provide salary and bonus payments and retirement and insurance payments and benefits equal to what an executive officer whose employment is terminated following the merger would have received if the executive officer had continued to be employed for an additional two or three years (depending on the terms of the individual’s agreement).

Potential Cash Severance Payments. If the employment of an executive officer who is party to a Change in Control Agreement is terminated by Constellation Energy without “cause,” or if the executive officer resigns with “good reason” (each, as such terms are defined in the executive’s Change in Control Agreement), and if this occurs within two years following completion of the merger, a “qualifying termination” occurs. Subject to the modifications described in the following paragraph, in such event, the executive officer would become entitled to receive a lump-sum cash severance payment equal to two times (for Messrs. Barron, and Collins, and Ms. Perlman) or three times (for Messrs. Brady, Shattuck and Wallace) the sum of (i) the executive’s then current annual base salary or the executive’s annual base salary at the time of the merger, whichever is higher, plus (ii) the executive’s average annual incentive bonus (calculated as the average of the executive’s two highest annual incentive bonus amounts in the past four or five years (depending on the terms of the individual’s agreement), measured from the date of the merger or the date of termination of employment, whichever is higher).

In connection with, and subject to the completion of, the merger, Mr. Shattuck has waived his right to receive payment of any cash severance to which he would otherwise be entitled under his Change in Control Agreement. In addition, in connection with, and subject to completion of, the merger, all other executive officers with Change in Control Agreements (other than Mr. Barron) have agreed to reduce their cash severance benefits to the lesser of (i) one times (reduced from two or three times, as applicable) their base salary and incentive bonus, and (ii) $2 million. Constellation Energy concluded that it was not appropriate to require a reduction in the cash severance payable to Mr. Barron under his Change in Control Agreement in light of his recent commencement of employment and brief tenure with Constellation Energy.

Other Potential Severance Benefits. In the event of a “qualifying termination,” each executive officer who is a party to a Change in Control Agreement will receive two or three years of continued health and life insurance benefits, depending on the terms of the executive’s agreement. For a discussion of other benefits payable upon termination of employment to an executive officer who is not a party to a Change in Control Agreement, see “The Merger—Payments Due Upon Termination of Employment—Senior Management Severance Plan” beginning on page 61.

If an executive officer who is party to a Change in Control Agreement would be subject to the excise tax as a result of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and is required to make a payment due to the application of this section, the executive officer will receive a gross-up payment such that he or she is placed in the same after-tax position as if no excise tax had been imposed. Constellation Energy estimates, based on assumptions that it believes are reasonable, that the maximum aggregate amount of gross-up payments that could be owed to the executive officers who are parties to the Change in Control Agreements would be approximately $2.6 million.

In addition, Constellation Energy has the right to delay payments to comply with Section 409A of the Code and the obligation to notify the executive officer if a payment would be subject to Section 409A, as well as to negotiate reasonably and in good faith to amend the terms of the arrangements between the executive officer and Constellation Energy to comply with Section 409A of the Code. Constellation Energy has also agreed not to take actions (without the executive’s written consent) that would expose any benefits or payments to the executive officer to additional taxes under Section 409A of the Code and to hold the executive officer harmless for any action Constellation Energy may take in violation of these obligations.

The Change in Control Agreements also entitle Constellation Energy’s executive officers to receive certain “replacement” options. In connection with the execution of the merger agreement, the six executive officers who are parties to Change in Control Agreements executed waivers of rights to receive equity in the surviving corporation following completion of the merger that they otherwise would have been entitled to receive under their Change in Control Agreements. The waivers terminate upon any termination of the merger agreement prior to completion of the merger.

Based upon compensation and benefit levels in effect on the date of this proxy statement and assuming that the merger is consummated on June 30, 2009 and that a “qualifying termination” occurs immediately thereafter, each executive officer who is a party to a Change in Control Agreement would be entitled to receive the following severance benefits in connection with the termination of such executive’s employment.

Executive Officer (1)	Cash Severance Payments Upon a Qualifying Termination		Estimated Value of Continued Health Benefits
Mr. H. Barron	$3,450,000		$42,600
Mr. T. Brady	$1,031,250		$32,100
Mr. J. Collins	$1,650,000		$64,900
Ms. B. Perlman	$1,406,250		$22,000
Mr. M. Shattuck	$0	(2)	$54,200
Mr. M. Wallace	$2,000,000		$38,600

(1)

Mr. Yoskowitz retired from Constellation Energy on October 21, 2008 and Mr. Brooks resigned from Constellation Energy on November 10, 2008. While both Mr. Yoskowitz and Mr. Brooks were parties to Change in Control Agreements, neither of them will receive any compensation under those Change in

Control Agreements or otherwise as a result of or following the completion of the merger. Consequently, Messrs. Yoskowitz and Brooks have been omitted from this and all subsequent tables and disclosures in this section of the proxy statement.

(2)	In connection with, and subject to the completion of, the merger, Mr. Shattuck has waived his right to receive payment of any cash severance to which he would otherwise be entitled under his Change in Control Agreement. Mr. Shattuck has requested that Constellation Energy donate the amount that he would have received in the event of the termination of his employment following a change of control, which would be approximately $18 million, to the Constellation Energy Group Foundation.

For a discussion of the severance benefits that would be owed upon a termination of employment to an executive officer who is not a party to a Change in Control Agreement, see “The Merger—Payments Due Upon a Termination of Employment—Senior Management Severance Plan” beginning on page 61.

Potential Enhanced Supplemental Retirement Benefits. If the employment of an executive officer who is party to a Change in Control Agreement is terminated within two years following the merger, and if that termination is a “qualifying termination,” then the executive officer would become entitled to receive a lump-sum cash payment in respect of enhanced supplemental retirement benefits under Constellation Energy’s Senior Executive Supplemental Plan, its Supplemental Pension Plan or its Benefits Restoration Plan (which we refer to collectively as the Constellation Energy Supplemental Plans), calculated as of the date of termination or the date of completion of the merger, whichever is greater, by (a) waiving any age and service eligibility requirements, (b) using a deemed average annual incentive bonus amount in lieu of any other annual incentive bonus amount, (c) adding three years of executive level service (two years for Messrs. Barron and Collins, and Ms. Perlman) to the executive’s actual service, and (d) for the purpose of computing the present value of the benefit that otherwise would be paid to the executive officer at age 62, adding three years to the executive officer’s age (two years for Messrs. Barron and Collins, and Ms. Perlman). In general, the enhancements are intended to provide an executive officer whose employment is terminated following the merger with the additional value that would have been received if the executive officer had continued to be employed for an additional two or three years (depending on the terms of the individual’s Change in Control Agreement). For an executive officer who has satisfied the age and service eligibility requirements of the Constellation Energy Supplemental Plans as of the date of a “qualifying termination” (meaning that the executive officer would have been entitled to receive the executive’s supplemental retirement benefit upon any termination of employment, even if the merger had not occurred), this arrangement does not provide for any accelerated vesting of such executive’s supplemental retirement benefits.

Mr. Shattuck is not currently vested in any portion of the supplemental retirement benefits under the Senior Executive Supplemental Plan. None of those supplemental retirement benefits will vest on an accelerated basis or become payable to him as a result of the completion of the merger or any changes to his position, responsibilities and compensation that are contemplated by the merger.

Based upon compensation and benefit levels in effect on the date of this proxy statement and assuming that the merger is consummated on June 30, 2009 and a “qualifying termination” occurs immediately thereafter, each executive officer who is a party to a Change in Control Agreement would be entitled to receive the following accelerated and enhanced supplemental retirement benefits in connection with the termination of such executive’s employment:

Executive Officer	Acceleration of amounts executive officer would otherwise have received if not terminated prior to standard vesting (A)		Enhancement if terminated (B)	Total potential value of acceleration and enhancement if terminated (A + B)
Mr. H. Barron	$215,600		$625,300	$840,900
Mr. T. Brady	$0		$3,110,800	$3,110,800
Mr. J. Collins	$0		$1,355,000	$1,355,000
Ms. B. Perlman	$0		$543,700	$543,700
Mr. M. Shattuck		$0 (1)	$9,367,500	$9,367,500
Mr. M. Wallace	$0		$8,031,700	$8,031,700

(1)	In connection with the merger, Mr. Shattuck has waived his right to accelerated vesting of his net accrued benefit under the Constellation Energy Supplemental Plans that would exist only if the merger is completed. (This waiver is effective only if the merger is completed and will not apply if the merger is terminated.) As a result of this waiver, completion of the merger will have no acceleration or other impact on Mr. Shattuck’s rights to receive his net accrued benefits.

Treatment of Annual Incentive Bonus in Year of Employment Termination

Pursuant to the Constellation Energy Executive Annual Incentive Plan, Constellation Energy officers and key employees are eligible for annual incentive awards based on the achievement of specified performance goals. Approximately 160 employees participate in the plan. The plan provides that if a plan participant’s service is terminated within two years following a “change in control” (as defined in the plan), the participant will be entitled to receive an award for the performance year during which the separation from service occurs, calculated assuming the participant has achieved the maximum performance possible. The award will be pro-rated for the portion of the year worked, although the compensation committee of Constellation Energy’s board of directors has the discretion to award the entire annual amount. Payment of the award will be made in a lump sum in cash within 60 days of the participant’s separation from service. The completion of the merger will constitute a change in control under the Executive Annual Incentive Plan.

The following table sets forth for each executive officer of Constellation Energy who is a party to a Change in Control Agreement and for the other six executive officers as a group, such pro rata amount that each Constellation Energy executive officer would be entitled to receive, assuming consummation of the merger and termination of such executive officer’s employment with Constellation Energy on June 30, 2009.

Executive Officer	Award for Year of Termination (assuming termination on June 30, 2009)
Mr. H. Barron	$862,500
Mr. T. Brady	$281,250
Mr. J. Collins	$600,000
Ms. B. Perlman	$562,500
Mr. M. Shattuck	$1,950,000
Mr. M. Wallace	$810,000
All other executive officers as a group (6 people)	$2,268,750

Treatment of Outstanding Awards Under Constellation Energy’s Compensation Plans

Treatment of Constellation Energy Long-Term Incentive Plan Awards.

Stock Options. Pursuant to the terms of the merger agreement, all options to purchase Constellation Energy common stock outstanding as of September 17, 2008 under the 2002 Senior Management Long-Term Incentive Plan, the Executive Long-Term Incentive Plan, the Management Long-Term Incentive Plan, the 1995 Long-Term Incentive Plan and the 2007 Long Term Incentive Plan (which we refer to collectively as the Constellation Energy Stock Plans), whether or not exercisable (such stock options which we refer to collectively as the Company Employee Stock Options), will be cancelled before completion of the merger. In consideration for cancellation of the Company Employee Stock Options, each holder thereof shall be entitled to receive a payment in cash equal to (i) the amount, if any, by which the merger consideration of $26.50 per share of Constellation Energy common stock exceeds the exercise price of the Company Employee Stock Options, multiplied by (ii) the total number of shares of Constellation Energy common stock then issuable upon the exercise of the Company Employee Stock Options, without interest and less any applicable withholding taxes.

All of the Company Employee Stock Options currently held by the executive officers with Change in Control Agreements and the six other executive officers as a group described herein have exercise prices that exceed the merger consideration of $26.50 per share and, accordingly, such Company Employee Stock Options will be canceled in connection with the completion of the merger without any consideration being paid to such executive officers in respect thereof.

Restricted Stock, Restricted Stock Units and Performance Units. Pursuant to the terms of the merger agreement, Constellation Energy is obligated to take all actions necessary to provide for the cancellation of each award outstanding immediately prior to completion of the merger (including all restricted stock, restricted stock units and stock equivalents, but excluding Company Employee Stock Options and performance units) (such awards, excluding Company Employee Stock Options and performance units, which we refer to collectively as the Company Awards). Upon completion of the merger, each Company Award will be cancelled and each holder of Company Awards will be entitled, in cancellation and settlement for such Company Awards, to payment in cash equal to (i) $26.50, multiplied by (ii) the total number of shares of Constellation Energy common stock that would be issuable upon full vesting of such award or for which restrictions would lapse upon full vesting of such award, without interest and less any applicable withholding taxes. Upon completion of the merger, each holder of a Company Award granted under the Constellation Energy Stock Plans, except those awards granted under the 2002 Senior Management Long-Term Incentive Plan and the Executive Long-Term Incentive Plan, will be paid on or promptly following the effective time of the merger a pro rata portion of such aggregate cancellation payment, with the pro rata portion determined based on the number of months in the vesting period that have elapsed as of the closing date of the merger as compared to the total number of months in the original vesting period. The remainder of the cancellation payment will be paid to the holder at the end of the original vesting period, subject to such holder’s continued service through the applicable vesting date. Each holder of a Company Award granted under the 2002 Senior Management Long-Term Incentive Plan and the Executive Long-Term Incentive Plan will be paid on or promptly following the effective time of the merger the full amount of such cancellation payment.

Constellation Energy has issued performance units that entitle the holder up to $2.00 per unit if specified performance targets are achieved. Under the terms of the Constellation Energy Stock Plans, a pro rata portion of all outstanding performance units under such awards will become immediately and fully vested and earned upon a change in control (as defined in the plan), with the pro rata portion determined based on the number of months in the performance period that have elapsed as of the date of the change in control as compared to the total number of months in the performance period. In addition, pursuant to the Constellation Energy Stock Plans, each outstanding performance unit that does not become vested upon a change in control pursuant to the terms of the applicable plan will expire upon a change in control such that the holder thereof will be entitled to no further payments or benefits with respect thereto. The merger will constitute a change in control under the Constellation Energy Stock Plans. If the merger is completed on June 30, 2009, the performance periods for the units awarded under the 2007 long-term incentive plan and the 2008 long-term incentive plan will not have been completed. Consequently, a pro rata portion of all outstanding performance units under such awards will become immediately and fully vested and earned upon completion of the merger, with the pro rata portion determined based on the number of months in the performance period that have elapsed as of the date of completion of the merger as compared to the total number of months in the performance period. Under the terms of the merger agreement, each outstanding performance unit that becomes vested upon the consummation of the merger will entitle the holder thereof to a payment in cash equal to $2.00 per performance unit, without interest and less any applicable withholding taxes, and the performance units that do not become so vested will be forfeited for no consideration.

The following table sets forth for each executive officer of Constellation Energy who is a party to a Change in Control Agreement and for the other six executive officers as a group, the amount in cash, assuming completion of the merger on June 30, 2009 and a per share price of Constellation Energy common stock of $26.50, that would be received in respect of the following: (i) performance units under the 2007 long-term incentive plan and the 2008 long-term incentive plan, and (ii) outstanding shares of restricted stock and restricted stock units that will vest upon completion of the merger. The following table does not take into account awards that will otherwise become vested in the ordinary course in accordance with the terms and conditions of such awards prior to June 30, 2009 without regard to the proposed transaction.

Executive Officer	2007 LTIP— Cash for 2007-2009 Performance Units	2008 LTIP— Cash for 2008-2010 Performance Units	Cash Received in Respect of Unvested Restricted Stock and Restricted Stock Units
Mr. H. Barron	$0	$431,300	$236,400	(1)
Mr. T. Brady	$604,200	$318,800	$0
Mr. J. Collins	$666,700	$550,000	$0
Ms. B. Perlman	$500,000	$300,000	$0
Mr. M. Shattuck	$6,666,700	$4,250,000	$0
Mr. M. Wallace	$1,250,000	$750,000	$0
All other executive officers as a group (6 people)	$1,421,900	$1,130,000	$0

(1)	Mr. Barron was granted restricted stock units on April 1, 2008 with a four year pro rata vesting period. The portion of such award that was not otherwise scheduled to become vested prior to June 30, 2009 will be converted into cash and a prorated amount of such cash (approximately $236,400) will be paid out upon completion of the merger. The remaining portion of such cash will be paid out on the original vesting dates.

Senior Management Severance Plan

Executives who are parties to Change in Control Agreements are not eligible to participate in the Senior Management Severance Plan. Under the terms of the Senior Management Severance Plan, eligible employees whose service with Constellation Energy is terminated without cause will be eligible to receive a minimum severance payment based on number of years of service, with a minimum payment of six months (and a maximum payment of twelve months) of base salary and average bonus, plus medical and dental continuation during the severance period and executive outplacement and educational assistance. Under the plan, an individual will be deemed terminated by Constellation Energy if such individual is required to move more than 50 miles from such individual’s current office location. If the employment of each of the six executive officers of Constellation Energy who are not party to a Change in Control Agreement were to be terminated (or deemed terminated), the aggregate amount of cash severance that would be payable to these executives under the Senior Management Severance Plan or the company’s standard severance plans, as applicable, would be approximately $2,371,900.

Deferred Compensation Plan for Non-Employee Directors

Pursuant to the Constellation Energy Deferred Compensation Plan for non-employee directors, notwithstanding a director’s deferral elections or any other provision of the plan relating to distribution of deferred amounts, if a director’s board membership terminates for any reason within one year following a “change in control” (as defined in the plan), the director will be entitled to a lump-sum distribution of all amounts deferred under the plan within 30 days of the termination of such board membership. The completion of the merger will be a change in control under the Deferred Compensation Plan. None of the current non-employee directors will continue as board members of the surviving company following completion of the merger. The current aggregate balance deferred under the Deferred Compensation Plan as of October 31, 2008 is approximately $4.8 million. This balance represents deferred directors’ fees plus earnings on such fees. The directors have no severance or other benefits that will be payable or continue after termination of their service on the board, including any continuing health or supplemental retirement benefits.

Indemnification and Insurance

The surviving corporation has agreed pursuant to the merger agreement to provide certain rights of indemnification to current and former directors and officers, employees or fiduciaries under benefit plans of Constellation Energy against all losses arising out of actions or omissions occurring at or prior to completion of the merger that are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans. In addition, the surviving corporation after completion of the merger has agreed to provide certain rights of indemnification with respect to losses based on or arising out of the transactions contemplated by the merger agreement and to continue to provide directors and officers of Constellation Energy directors’ and officers’ liability insurance following the completion of the merger. See “The Merger Agreement—Indemnification and Insurance” beginning on page 85.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a general discussion of certain U.S. federal income tax consequences of the merger to holders of Constellation Energy common stock who receive cash in exchange for such Constellation Energy common stock pursuant to the merger and who have no direct or indirect interest in Constellation Energy after the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold Constellation Energy common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” investors in partnerships and other pass-through entities, persons who acquired Constellation Energy common stock in connection with the performance of services, persons with a functional currency other than the U.S. dollar, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any U.S. federal non-income tax considerations or any state, local or foreign income or non-income tax considerations. This discussion assumes that holders hold Constellation Energy common stock as “capital assets” (generally, assets held for investment) within the meaning of Section 1221 of the Code. This discussion is based on the Code and applicable U.S. Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. The authorities on which this discussion is based are subject to various interpretations, and any views expressed within this discussion are not binding on the U.S. Internal Revenue Service (which we refer to as the IRS) or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described herein.

This discussion applies to holders of Constellation Energy common stock who receive cash in exchange for such Constellation Energy common stock pursuant to the merger and who have no direct or indirect interest in Constellation Energy after the merger. The tax considerations of the merger may differ for holders who have any direct or indirect interest in Constellation Energy after the merger, and this discussion does not apply to such holders. Constellation Energy strongly encourages any such holder to consult such holder’s own tax advisor.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Constellation Energy common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Constellation Energy common stock that does not qualify as a U.S. Holder under the definition above.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Constellation Energy common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership are urged to consult their tax advisors concerning the tax treatment of the merger.

EACH HOLDER OF CONSTELLATION ENERGY COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF RECEIVING CASH IN EXCHANGE FOR SUCH CONSTELLATION ENERGY COMMON STOCK PURSUANT TO THE MERGER.

Consequences to a U.S. Holder

A U.S. Holder that receives cash in exchange for Constellation Energy common stock pursuant to the merger and that has no direct or indirect interest in Constellation Energy after the merger will recognize capital gain or loss equal to the amount of cash received in exchange for the Constellation Energy common stock minus the U.S. Holder’s adjusted tax basis in the Constellation Energy common stock. Any capital gain or loss recognized by the U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held the Constellation Energy common stock for more than one year at the time of the disposition of such Constellation Energy common stock and short-term capital gain or loss otherwise. Long-term capital gains recognized by individuals are taxable under current law at a maximum federal income tax rate of 15%, and short-term capital gains recognized by individuals are taxable under current law at a maximum federal income tax rate of 35%. Capital gains recognized by corporations (long-term and short-term) are taxable under current law at a maximum federal income tax rate of 35%. A U.S. Holder’s ability to use any capital loss to offset other income or gain is subject to certain limitations.

Consequences to a Non-U.S. Holder

A Non-U.S. Holder that receives cash in exchange for Constellation Energy common stock pursuant to the merger and that has no direct or indirect interest in Constellation Energy after the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the disposition of Constellation Energy common stock is effectively connected with the conduct of a U.S. trade or business; or

•

(1) Constellation Energy is or has been a U.S. real property holding corporation, or USRPHC, as defined in Section 897 of the Code at any time within the lesser of the five-year period preceding the disposition of Constellation Energy common stock and the Non-U.S. Holder’s holding period for the Constellation Energy common stock, (2) the Non-U.S. Holder owned more than 5% of the Constellation Energy common stock at any time within such period, and (3) certain other conditions are satisfied.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We do not believe that Constellation Energy is or has been a USRPHC at any time within the five-year period preceding the merger.

If a Non-U.S. Holder is subject to U.S. federal income taxation upon the receipt of cash in exchange for Constellation Energy common stock pursuant to the merger, the Non-U.S. Holder generally will be taxable in the same manner as a U.S. Holder. Additionally, if the gain resulting from the disposition of Constellation Energy common stock is effectively connected with the conduct of a U.S. trade or business, a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A Non-U.S. Holder’s ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

Under certain circumstances, an individual Non-U.S. Holder who is present in the U.S. for 183 days or more during the individual’s taxable year in which the disposition of Constellation Energy common stock pursuant to the merger occurs may, unless such gain is already subject to tax as effectively connected with the conduct of a U.S. trade or business, be subject to a 30% tax on the gross amount of the gain on such disposition. In this case, the Non-U.S. Holder’s ability to use other losses to offset the gain on the Constellation Energy common stock will be limited.

Income Tax Treaties

If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the U.S., the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation if the U.S. trade or business is not conducted through a permanent establishment located in the U.S. Non-U.S. Holders are urged to consult their tax advisors regarding possible relief under an applicable income tax treaty.

Withholding and Information Reporting

A U.S. Holder or Non-U.S. Holder that receives cash in exchange for Constellation Energy common stock pursuant to the merger may be subject to backup withholding (currently at a rate of 28%) on the amount of cash received unless the U.S. Holder or Non-U.S. Holder is exempt from backup withholding and, when required, demonstrates that status or otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder of Constellation Energy common stock should generally complete and sign the IRS Form W-9 included in the Letter of Transmittal, in accordance with the instructions provided thereon, to provide the information and certifications necessary to avoid backup withholding. A Non-U.S. Holder of Constellation Energy common stock should generally complete and sign an appropriate Form W-8 (a copy of which may be obtained from the Depositary) attesting to such Non-U.S. Holder’s exempt status. The IRS may impose a penalty on a U.S. Holder that does not furnish the U.S. Holder’s social security number or other taxpayer identification number on IRS Form W-9. We may be required to comply with information reporting requirements under the Code with respect to the proceeds from the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to reduce or avoid withholding (including backup withholding) or, if applicable, to file a claim for a refund of withheld amounts in excess of the holder’s U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS OF RECEIVING CASH IN EXCHANGE FOR CONSTELLATION ENERGY COMMON STOCK PURSUANT TO THE MERGER.

Regulatory Approvals

General

To complete the merger, Constellation Energy and MidAmerican need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state public utility, antitrust and other regulatory authorities, as well as international regulatory agencies. The material U.S. federal and state approvals, consents and filings are described below. The approvals are collectively referred to in this proxy statement as the “required statutory approvals.”

It is a condition to completion of the merger that “final orders” are obtained for these approvals. A “final order” means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting periods prescribed by law before the merger may be completed have expired, and as to which all conditions to the completion of the merger prescribed by law or order have been satisfied.

While Constellation Energy and MidAmerican believe that they will receive the required statutory approvals and other clearances for the merger, there can be no assurance as to the timing of these approvals and clearances or their ability to obtain these approvals and clearances on satisfactory terms or otherwise. There can be no assurance that any of these approvals will be obtained or, if obtained, will not contain terms or conditions that could reasonably be expected to have a material adverse effect on Constellation Energy prior to or following completion of the merger (including if the merger agreement is terminated). The parties will try to expedite the approval process to complete the merger as soon as practicable. If the parties are unsuccessful in such efforts, or if one or more regulatory agencies conduct hearings or proceedings or otherwise open an investigation, the closing of the merger may be delayed.

Constellation Energy currently intends to submit the merger proposal to its shareholders at the special meeting. It is likely that one or more governmental entities will not have approved the merger by the date of the special meeting, which could delay completion of the merger for a significant period of time after Constellation Energy’s shareholders have approved the proposal relating to the merger. As part of the regulatory approval process, governmental entities may impose terms and conditions that may not be acceptable to MidAmerican, which may cause MidAmerican to terminate the merger agreement. In addition, governmental entities may impose terms and conditions that are unfavorable or add significant additional costs to the future operations of Constellation Energy even if the merger is not completed, which may have a material adverse effect on the future operations of Constellation Energy. Any delay in the completion of the merger could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. In addition, delays or unfavorable terms could lead Constellation Energy to become involved in litigation with one or more governmental entities or other private litigants or may cause MidAmerican to terminate the merger agreement and abandon the merger. See “Risk Factors” beginning on page 13.

Antitrust and Competition Matters

The merger is subject to notification under the antitrust and competition laws of the United States and certain foreign jurisdictions. The merger cannot be consummated until the HSR waiting period has expired or has been early terminated and there has been compliance with certain foreign jurisdiction notification obligations and waiting periods.

HSR Act. Under the HSR Act and related rules and regulations issued by the FTC, certain acquisition transactions may not be consummated until specified information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These HSR Act requirements apply to this merger. Constellation Energy and Berkshire filed notification and report forms under the HSR Act on October 1, 2008. Early termination of the 30-day initial waiting period under the HSR Act was granted on October 31, 2008, permitting the parties to consummate the merger thereafter. At any time before or after the consummation of the merger, the FTC or the Antitrust Division can take any action under the antitrust laws with respect to the merger that it considers necessary and in the public interest, including but not limited to seeking to enjoin the merger or seeking asset divestitures. There can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

EC Merger Regulation. Under Article 7(1) of Council Regulation EC No. 139/2004 (which we refer to as the EC Merger Regulation) a transaction meeting certain thresholds may not be completed before it is notified to the European Commission and has been declared not to fall within the scope of the EC Merger Regulation under Article 6(1)(a) or has been declared to be compatible with the common market. Based on data currently available to Constellation Energy from MidAmerican, the merger falls under the definition of a “notifiable concentration” pursuant to the EC Merger Regulation. Under the provisions of the EC Merger Regulation, the initial (Phase I) review period is 25 working days, which may be extended by 10 working days if the parties offer remedial undertakings during the initial 20 working days of the Phase I period. If the European Commission has serious doubts whether a notified transaction is compatible with the common market, it may initiate Phase II proceedings, which last an additional 90 to 125 working days. The European Commission could take enforcement action under the EC Merger Regulation, including declaring that the concentration is incompatible with the common market, or seeking the divestitures of stock or assets. A short Form CO notification was submitted to the European Commission on October 23, 2008. The European Commission issued its decision not to oppose the merger on November 21, 2008.

Other Foreign Filings. No other merger control approvals are required.

State Approvals

Maryland Public Service Commission. The Maryland Public Service Commission (which we refer to as MPSC) must authorize MidAmerican’s acquisition of the power to exercise substantial influence over BGE, a regulated gas and electric company, as a result of the merger. MidAmerican filed an application for authorization of the merger with the MPSC on October 17, 2008. The MPSC is required to comprehensively review and take action on the application for authorization within 180 days, or within 45 days thereafter, based on good cause for requiring additional time. The MPSC will issue an order approving the application if it finds that the acquisition “is consistent with the public interest, convenience, and necessity, including benefits and no harm to consumers.”

The timing and scope of any MPSC proceedings relating to the application are uncertain. There is no assurance that approval will be granted or that the conditions of any approval, if received, will be satisfactory to either Constellation Energy or MidAmerican, or both of them.

New York Public Service Commission. As owners of generation facilities in the State of New York, subsidiaries of Constellation Energy are subject to the jurisdiction of the NYPSC. Under Section 70 of the New York Public Service Law, the NYPSC’s declaratory ruling of exemption or, alternatively, its approval, is required in connection with the indirect transfer of ownership interests in such subsidiaries in connection with the merger. On October 17, 2008, MidAmerican and Constellation Energy, on behalf of its generation facilities in New York, filed a joint petition seeking a declaratory ruling that the NYPSC need not review the merger or the stock conversion, or in the alternative, an order from NYPSC approving the merger and stock conversion. Constellation Energy and MidAmerican do not expect that the schedule for action by the NYPSC will affect the timing of closing the merger.

Other State Approvals. The merger may also be subject to review by the governmental authorities of various other states under the various antitrust and utility regulation laws of those states. Constellation Energy and MidAmerican do not expect that any of these reviews will impact the anticipated timing of the closing of the merger.

Nuclear Regulatory Commission

Constellation Energy, through its various subsidiaries, holds six relevant NRC licenses for its three nuclear facilities—Calvert Cliffs, Nine Mile Point and Ginna. Constellation Energy is the sole owner of these facilities, with the exception of Nine Mile Point, Unit 2. Constellation Energy owns 82% of that unit and The Long Island Power Authority owns the remaining 18%.

The Atomic Energy Act of 1954, as amended, provides that a NRC license may not be transferred or, in any manner disposed of, directly or indirectly, through a transfer of control of any license unless the NRC finds that the transfer complies with the Atomic Energy Act and consents to the transfer. Therefore, the consent of the NRC may be required for the indirect transfer of control pursuant to the merger of the licenses held by the parties. Constellation Energy and MidAmerican jointly filed an application with the NRC seeking consent to the indirect transfers of control of such licenses on October 3, 2008.

Federal Energy Regulatory Commission

Each of Constellation Energy and MidAmerican has public utility subsidiaries subject to the jurisdiction of FERC under the Federal Power Act. Section 203 of the Federal Power Act requires approval for direct or indirect transfers of control over FERC-jurisdictional facilities and further provides that no holding company in a holding company system that includes a transmitting utility or an electric utility may merge or consolidate with a holding company system that includes a transmitting utility or electric utility company without first having obtained authorization from FERC.

FERC must approve the merger if it finds that the transaction is consistent with the public interest. FERC has stated in its 1996 utility merger policy statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

•

the effect of the merger on competition in wholesale electric power markets, utilizing an initial screening approach derived from the Department of Justice/FTC-Initial Merger Guidelines to determine if a merger will result in an increase in an applicant’s market power;

•	the effect of the merger on the applicants’ captive ratepayers; and

•	the effect of the merger on state and federal regulation of the applicants.

In addition, as amended by the Energy Power Act of 2005, Section 203 of the Federal Power Act also requires that FERC, before granting approval under Section 203, determine the transaction will not result in the cross-subsidization by public utility subsidiaries of other subsidiaries or improper encumbrances or pledges of utility assets and, if such cross-subsidization or encumbrances were to occur, whether they are in the public interest.

Constellation Energy and MidAmerican filed their application for Section 203 approval, or if the merger is not consummated, authorization for conversion of the Series A Preferred Stock into 16.6% of Constellation Energy common stock on an as-converted basis with FERC on October 14, 2008. Constellation Energy and MidAmerican currently expect that the FERC schedule relating to approval under Section 203 will not impact the anticipated timing of closing of the merger.

Federal Communications Commission

Constellation Energy, directly and indirectly, owns certain entities that hold licenses issued by the FCC for the operation of radio systems used for internal communications associated with power generation and distribution. FCC approval is required prior to the transfer of control of any entity holding such FCC licenses. The FCC will review whether the transfer of control of these entities is in the public interest, and if consented to then the consents are noted in an FCC Public Notice. Constellation Energy filed transfer of control applications with the FCC on October 3, and October 21, 2008. The FCC’s Public Notices of October 8, 2008, October 15, 2008 and November 12, 2008 announced the FCC’s consent to several of the transfer of control applications. FCC consent to the remaining application is expected by mid-November, and such consents are expected to appear on an FCC Public Notice released on or before November 26, 2008. The FCC’s consent is valid for six months from the date of the FCC’s Public Notice, and can be renewed for subsequent six month periods.

Other Approvals

The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust and utility regulation laws of those jurisdictions. Constellation Energy and MidAmerican do not expect that any of these reviews will impact the anticipated timing of the closing of the merger.

There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all or otherwise approve the merger without restrictions or conditions that would have a material adverse effect on the combined company if the merger were completed. These restrictions and conditions could include mandatory licenses, sales or other dispositions of assets, divestitures, or the holding separate of assets, businesses or Constellation Energy capital stock or implementation of adverse rate or operating conditions.

Appraisal Rights

Under Maryland law, Constellation Energy’s shareholders are not entitled to appraisal rights in connection with the merger.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Constellation Energy common stock will be delisted from the NYSE and deregistered under the Exchange Act and Constellation Energy will no longer file periodic reports with the SEC on account of Constellation Energy common stock. However, Constellation Energy will continue to have reporting obligations under NYSE rules and the Exchange Act because our Series A Junior Subordinated Debentures are currently listed and traded on the NYSE.

Summary of Series A Preferred Stock and 14% Senior Notes

Stock Purchase Agreement

On September 19, 2008, Constellation Energy entered into a Stock Purchase Agreement (which we refer to as the purchase agreement) with MidAmerican providing for the private placement of 10,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.0 billion. In connection with the execution of the merger agreement, MidAmerican assigned its right to purchase the Series A Preferred Stock to MEHC Investment Inc. The sale of the Series A Preferred Stock to MEHC Investment Inc. was consummated on September 22, 2008. Upon the occurrence of certain events described below, the Series A Preferred Stock is convertible into 35,679,215 shares of Constellation Energy common stock, subject to certain adjustments, and the 14% Senior Notes.

At the time of signing the merger agreement, MidAmerican issued $1 billion of 11% trust preferred securities of a newly formed statutory business trust to Berkshire. The proceeds of the issuance were subsequently contributed to a direct wholly-owned subsidiary of MidAmerican, MEHC Investment, Inc. In turn, MEHC Investment, Inc. then used such funds to purchase $1 billion of the Series A Preferred Stock.

Series A Preferred Stock

In accordance with the purchase agreement, Constellation Energy filed articles supplementary with the State Department of Assessments and Taxation of Maryland that designated certain preferences, conversion and other rights, and the terms and conditions of redemption of the Series A Preferred Stock. The articles supplementary were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland on September 22, 2008. Under the articles supplementary, the Series A Preferred Stock ranks senior to all classes of common stock of Constellation Energy and accrues dividends at a rate of 8% per annum compounding quarterly, subject to certain adjustments, and payable quarterly in cash. Upon certain triggering events, including Constellation Energy’s failure to (i) redeem the Series A Preferred Stock on the applicable redemption date, (ii) elect the nominee of holders of the Series A Preferred Stock to Constellation Energy’s board of directors, (iii) list the shares of common stock issuable upon conversion of the Series A Preferred Stock on the NYSE or other approved market, or (iv) reserve a sufficient number of shares of common stock issuable upon conversion of the Series A Preferred Stock, then the dividend rate shall be increased by 2% per annum. In the event of a liquidation or change of control (each as defined in the articles supplementary), holders of the Series A Preferred Stock will be entitled to receive 100% of the stated value for each share plus all accrued but unpaid dividends.

The articles supplementary restrict Constellation Energy from declaring, paying, or setting apart payment for, any dividends or other distributions, upon any stock junior in rank to the Series A Preferred Stock, or redeeming or purchasing any junior stock, unless all accrued but unpaid dividends have been paid on the Series A Preferred Stock. The articles supplementary further provide that on September 22, 2010, Constellation Energy shall redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock for an amount in cash equal to 100% of the stated value for each share of Series A Preferred Stock plus accrued but unpaid dividends, subject to the rights of the Series A Preferred Stock in the case of an intervening liquidation or change of control (each as defined in the articles supplementary).

Under the articles supplementary and the investor rights agreement, which is discussed below, the number of members of Constellation Energy’s board of directors was automatically increased by one, and MidAmerican has the right to nominate one individual to the new directorship so long as MidAmerican and its affiliates beneficially own at least 33.3% of the shares of Series A Preferred Stock that were originally issued to MEHC Investment Inc. Constellation Energy’s board of directors must include such nominee in the slate of nominees recommended by the board of directors for election at the 2009 annual meeting of shareholders of Constellation Energy and for reelection at every meeting thereafter, so long as MidAmerican retains the nomination right. If MidAmerican does not exercise its right to nominate one individual to the new directorship, it may appoint a board observer who has the right to attend and participate in all meetings of, and receive all material distributed to, Constellation Energy’s board of directors (subject to customary exceptions), but is not be entitled to vote at meetings of Constellation Energy’s board of directors or any committees thereof. As of the date of this proxy statement, MidAmerican has not exercised its rights to nominate a director or appoint a board observer.

The articles supplementary further provide that so long as any shares of the Series A Preferred Stock are outstanding, Constellation Energy and its subsidiaries may not, without the vote of more than 50% of the then-outstanding shares of Series A Preferred Stock, voting together as a single class (i) amend any provision of Constellation Energy’s charter or bylaws in any manner that would adversely affect the rights of the Series A Preferred Stock or issue any senior stock or parity stock or any security convertible into, or exchangeable or exercisable for, shares of senior stock or parity stock; (ii) authorize or effect a voluntary or involuntary liquidation, dissolution or winding up; (iii) amend any provision of Constellation Energy’s or a subsidiary’s charter or bylaws or issue any shares of capital stock having a right to dividends (other than Constellation Energy common stock) or redemption; (iv) (a) incur indebtedness other than as specified in the articles supplementary, (b) increase the amount of Constellation Energy’s regular quarterly common stock dividend, (c) pay or distribute assets to holders of Constellation Energy capital stock (other than dividends on the Series A Preferred Stock, regular cash dividends, dividends required by the terms of existing capital stock, and the payment of the merger consideration) or (d) engage in a self tender offer, redemption or share repurchase (whether privately negotiated or open market repurchases) other than as required by the terms of existing capital stock; (v) if dividends have not been paid in full to holders of the Series A Preferred Stock on two consecutive dividend payment dates, take any action that requires the approval of holders of common stock or other capital stock, other than the election of members of the board of directors and the ratification of Constellation Energy’s independent auditor at Constellation Energy’s regularly scheduled annual shareholders’ meeting; or (vi) enter into any transaction with any officer, director or beneficial owner of five percent or more of the common stock or any affiliate, other than employment and compensation arrangements for officers, employees and directors in the ordinary course of business consistent with past practice. However, these voting rights do not apply to any takeover proposal after the occurrence of a breach by MidAmerican or Merger Sub under the merger agreement that causes a termination of such agreement. In addition, for so long as the merger agreement is in effect, Constellation Energy is not prohibited from taking any action permitted by the merger agreement. The holders of the Series A Preferred Stock are not entitled to vote on the merger and, except as set forth below, are not entitled to vote on matters presented to holders of Constellation Energy common stock.

Upon the occurrence of a conversion event (as described below) and subject to the receipt of all required regulatory approvals, the Series A Preferred Stock will be automatically converted into (A) 35,679,215 shares of Constellation Energy common stock (representing approximately 19.9% of the outstanding shares of Constellation

Energy common stock on September 22, 2008, or approximately 16.6% on an as-converted basis), subject to certain adjustments, and (B) $1.0 billion in aggregate principal amount of 14% Senior Notes. Both the FERC and the NYPSC prohibit the beneficial ownership of 10% or more of Constellation Energy common stock without prior regulatory approval. In connection with the applications filed with the FERC and NYPSC to approve the merger, Constellation Energy requested in the alternative that these regulatory agencies approve the conversion of the Series A Preferred Stock acquired by MidAmerican and its affiliates. If, upon occurrence of a conversion event, Constellation Energy has not received FERC and NYPSC approvals, and if no other regulatory limits on ownership of Constellation Energy common stock apply, Constellation Energy would issue approximately 20 million shares of common stock and make a cash payment of approximately $418 million. Constellation Energy does not believe any additional regulatory approvals are required. In such an event, Constellation Energy would also still be obligated to deliver the 14% Senior Notes upon such conversion. Under the articles supplementary, the Series A Preferred Stock converts upon the first to occur of (i) the date the merger agreement is terminated (other than due to a breach of the merger agreement by MidAmerican or Merger Sub) and (ii) June 19, 2009 (or September 19, 2009 if all conditions to the merger in the merger agreement other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009), whether or not the merger agreement is terminated on such date.

14% Senior Notes

The 14% Senior Notes will be in an aggregate principal amount of $1.0 billion and will accrue interest at a rate of 14% per annum, payable monthly in cash. If an event of default (as defined in the 14% Senior Notes) has occurred and is continuing, interest will accrue at 17% per annum from the date of such event. The 14% Senior Notes mature and become due and payable on December 31, 2009.

Pursuant to the 14% Senior Notes, Constellation Energy is subject to certain affirmative covenants relating to the payment of its obligations; the conduct of its business and corporate existence; maintenance of its property and insurance; and the inspection of its books and records. In addition, Constellation Energy is subject to certain negative covenants relating to limitations on: indebtedness; incurring certain liens; certain fundamental changes (including, among other things, entering into a merger other than with a subsidiary of Constellation Energy); the sale of its assets; certain types of restricted payments; investments, loans and advances; acquisitions; optional payments and modifications to debt instruments; transactions with affiliates; changes to Constellation Energy’s fiscal year end; conduct of business; and the issuance of capital stock. Upon an event of default (as defined in the 14% Senior Notes), holders of the Series A Preferred Stock may declare the 14% Senior Notes due and payable; provided, however, that upon an event of default relating to bankruptcy or insolvency, the 14% Senior Notes will automatically become due and payable. A change of control (as defined in the 14% Senior Notes) of Constellation Energy is an event of default for purposes of the 14% Senior Notes. Upon the 14% Senior Notes being declared due and payable following such a change of control, Constellation Energy will be required to make an additional payment in an amount equal to 1.0% of the outstanding principal balance of the 14% Senior Notes at the time of such change of control, in addition to Constellation Energy’s other obligations payable thereunder.

Investor Rights Agreement

In connection with entering into the purchase agreement, Constellation Energy and MidAmerican also entered into an investor rights agreement. Under the investor rights agreement, the Series A Preferred Stock , the shares of Constellation Energy common stock issuable upon the conversion of the Series A Preferred Stock, the 14% Senior Notes, any other shares of Constellation Energy common stock acquired by MidAmerican and any Constellation Energy common stock issued as a dividend or other distribution in respect of the foregoing securities (which we refer to as the registrable securities) are subject to certain registration rights. Under the investor rights agreement, Constellation Energy has agreed to two demand registration rights by MidAmerican and unlimited piggy-back registration rights. Under the investor rights agreement, Constellation Energy has agreed to file a registration statement with the SEC within 60 days after receiving notice from MidAmerican requesting that Constellation Energy file a registration statement covering the registrable securities having an aggregate price to the public (net of any underwriter’s discounts or commissions) greater than $25 million. Constellation Energy will pay all expenses incurred in connection with the registration, except for underwriting discounts and commissions. The registration rights terminate after the earlier of (i) three years following the consummation of the sale of securities pursuant to a registration statement filed by Constellation Energy in connection with the initial firm commitment underwritten offering of its securities to the general public or (ii) as to any holder, such time at which all registrable securities held by such holder can be sold in any 90 day period without registration in compliance with Rule 144.

The investor rights agreement also provides that, following a conversion of the Series A Preferred Stock to Constellation Energy common stock and 14% Senior Notes, MidAmerican will continue to have director nomination and related rights that are the same as those provided under the articles supplementary so long as MidAmerican and its affiliates beneficially own at least 50% of the shares of Constellation Energy common stock received by MidAmerican and its affiliates upon conversion of the Series A Preferred Stock.

Litigation Related to the Merger

Beginning September 18, 2008, nine lawsuits have been filed by shareholders challenging the proposed merger, six in state court in Maryland and three in federal court in Maryland. The six state court lawsuits were filed in the Circuit Court for Baltimore City, Maryland. Of those six lawsuits in Maryland state courts, four were brought as shareholder class actions and two were brought as shareholder derivative actions. The three federal court lawsuits were filed in the United States District Court for the District of Maryland, originally as shareholder class actions, but in a consolidated and amended complaint the claims were alleged both as class action claims on behalf of a class of shareholders and as derivative claims purportedly on behalf of the Company.

The shareholder class actions and shareholder derivative actions claim that the merger consideration is inadequate and does not maximize value for shareholders, that the sales process leading up to the merger was unreasonably short and procedurally flawed, that unreasonable deal protection devices were agreed to that ward off competing bids and coerce shareholders into accepting the merger. The consolidated and amended complaint in the federal actions also claims that Maryland law does not authorize a feature of the preferred stock transaction with MidAmerican that would, upon certain events or conditions, convert preferred stock into debt. The shareholder class actions and shareholder derivative actions collectively seek declaratory judgments establishing the unenforceability of the merger based on the alleged breaches of duty, injunctive relief to enjoin the merger, rescission of the merger or rescissory damages, the imposition of a constructive trust in favor of shareholders of any benefits received by the individual members of the board of directors of Constellation Energy, and reasonable costs and expenses, including attorney’s fees.

Plaintiffs in the shareholder class actions and shareholder derivative actions, Constellation Energy, the individual members of the board of directors of Constellation Energy, and MidAmerican, through their counsel, have agreed that the shareholder class actions and shareholder derivative actions should be consolidated for all purposes into one state court proceeding and one federal proceeding. Plaintiffs in the federal cases have filed a single consolidated amended complaint, and plaintiffs in the state cases have indicated that they intend to do so. The defendants are not required to respond until 60 days after service of the consolidated federal complaint and until 30 days after service of the consolidated state complaint.

Although Constellation Energy is unable at this time to determine the ultimate outcome of these lawsuits, injunctive relief or an adverse determination in the shareholder class actions or the shareholder derivative actions could affect our ability to complete the proposed merger.

Other Litigation

Securities Class Actions

In addition to the shareholder class actions and shareholder derivative actions discussed above, three federal securities class action lawsuits were filed, on September 22, 2008, in the United States District Court for the Southern District of New York, on October 27, 2008 in the United States District Court for the District of Maryland and on November 12, 2008 in the United States District Court for the Southern District of New York.

While the securities class actions do not arise out of the proposed merger, they raise claims based in part on events during the period shortly before the merger. The securities class actions were filed by John Martin LLC, Suresh Dutta and Barbara Ganin, respectively, each of whom claim to be shareholders of Constellation Energy, on behalf of proposed classes of persons who acquired publicly traded Constellation Energy securities. John Martin LLC and Dutta allege a Class Period beginning on January 30, 2008 and ending on September 16, 2008. Ganin alleges a class consisting of all persons and entities who purchased or otherwise acquired junior subordinated debentures of Constellation Energy pursuant to and/or traceable to an allegedly false and misleading Registration Statement and Prospectus (collectively, the “Registration Statement”) issued in connection with Constellation Energy’s June 27, 2008 offering of Series A Junior Subordinated Debentures (the “Offering”).

The John Martin LLC and Ganin actions name as defendants Constellation Energy, a number of its present or former officers or directors, and underwriters Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Securities, and Wachovia Capital Markets LLC. The Dutta action names as defendants Constellation Energy and two present or former officers or directors as defendants.

The securities class actions collectively allege that Constellation Energy issued false or misleading statements in connection with its January 30, 2008 announcement of fourth quarter and full year 2007 financial results; in connection with its April 30, 2008 announcement of first quarter 2008 financial results; and in connection with its July 31, 2008 announcement of second quarter 2008 financial results. The John Martin LLC and Ganin actions also allege that certain statements in the first quarter 2008 10-Q filing were false or misleading. The securities class actions collectively allege that an analyst report issued by Jeffries & Co. questioned Constellation Energy’s accounting on August 12, 2008, and the John Martin LLC and Dutta actions allege that by the end of August 2008 Constellation Energy common stock had dropped to approximately $66 per share. The securities class actions further collectively allege that the stock dropped to $47.99 per share when investors in the market became aware of Constellation Energy’s exposure to Lehman’s bankruptcy on September 15, 2008, and that the stock further dropped to a closing price of $24.77 per share on September 17, 2008, after September 16, 2008 press reports claiming that credit market turmoil might adversely affect Constellation Energy. The securities class actions seek, among other things, certification of the case as a class action, compensatory damages, reasonable costs and expenses, including counsel fees, and rescission or rescissory damages.

Lead plaintiffs have not yet been appointed pursuant to the provisions of the Private Securities Litigation Reform Act and Constellation Energy and other defendants have accordingly not been required to respond to the complaints or take other action to defend the litigation. We are unable at this time to determine the ultimate outcome of the securities class actions.

ERISA Actions

Beginning on October 9, 2008, six proposed class actions under the Employee Retirement Income Security Act (“ERISA”) were filed on behalf of participants in the Constellation Energy Employee Savings Plan or the Represented Employee Savings Plan for Nine Mile Point (the “Plans”) with retirement investment portfolios that include Constellation Energy common stock. The lawsuits name Mayo A. Shattuck, Constellation Energy’s Chairman of the Board, President and Chief Executive Officer, and certain named and unnamed Constellation Energy employees with job responsibilities related to the administration of the Plans. Four of the complaints were filed in the United States District Court for the District of Maryland and two actions were filed in the United States District Court for the Southern District of New York. The complaints collectively allege that the defendants violated various sections of ERISA by causing or allowing the Plans to imprudently invest in Constellation Energy common stock, making misrepresentations about Constellation Energy’s financial condition or failing to disclose material financial information and by breaching their fiduciary duties to prudently and loyally manage Plan assets, to avoid conflicts of interest and to adequately monitor other fiduciaries and provide them with accurate information. We are unable at this time to determine the ultimate outcome of the ERISA litigation.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement. All Constellation Energy shareholders are urged to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties that Constellation Energy and MidAmerican made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Constellation Energy and MidAmerican and may be subject to important qualifications and limitations agreed by Constellation Energy and MidAmerican in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between Constellation Energy and MidAmerican rather than establishing matters as facts. Constellation Energy will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Constellation Energy upon the terms, and subject to the conditions, of the merger agreement, with Constellation Energy continuing as the surviving corporation. As a result of the merger, Constellation Energy will become a wholly-owned subsidiary of MidAmerican.

Effective Time

Closing. Unless the parties agree otherwise, the closing of the merger will take place on the third business day after all closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing), unless the merger agreement has been terminated. See “The Merger Agreement—Conditions to the Merger” beginning on page 83 for a description of the conditions that must be satisfied or waived prior to closing.

Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger and in any event prior to the closing of the merger, Constellation Energy and MidAmerican will file articles of merger with the State Department of Assessments and Taxation of Maryland.

Merger Consideration

Each share of Constellation Energy common stock issued and outstanding as of the effective time of the merger (other than shares owned by MidAmerican or any wholly-owned subsidiary of MidAmerican or shares owned by any wholly-owned subsidiary of Constellation Energy) will be converted into the right to receive $26.50 in cash, without interest and less any applicable withholding taxes, pursuant to the merger.

Treatment of Options and Other Awards

Stock Options. Prior to the effective time of the merger, Constellation Energy will take all actions required so that, immediately prior to the effective time of the merger, all outstanding options to acquire Constellation Energy common stock, whether or not vested, will be cancelled, and holders thereof will be entitled to receive, following the effective time of the merger, a payment in cash from Constellation Energy equal to the number of shares of Constellation Energy common stock then issuable upon the exercise of such option multiplied by the amount, if any, by which $26.50 exceeds the exercise price of such option, without interest and less any applicable withholding taxes.

Constellation Energy Performance Units. As of the effective time of the merger, Constellation Energy performance units that become vested at the effective time of the merger pursuant to the terms of the plan pursuant to which they were issued will be entitled to receive, in full satisfaction of such holder’s rights with respect to vested performance units, an amount in cash equal to $2.00 per unit within 30 days after the effective time of the merger, without interest and less any applicable withholding taxes.

Other Awards. Prior to the effective time of the merger, Constellation Energy will take all actions required so that, as of the effective time of the merger, all awards of equity of Constellation Energy (including shares of restricted stock, restricted stock units and stock equivalents) outstanding immediately before the effective time of the merger, (other than Constellation Energy performance units and stock options) will be cancelled. The holder of any such other award will be entitled to receive a payment in cash from Constellation Energy equal to the number of shares of Constellation Energy common stock that would be issuable upon full vesting of such award or for which restrictions would lapse upon full vesting of such award multiplied by $26.50, without interest and less any applicable withholding taxes.

Notwithstanding the terms of the merger agreement, Constellation Energy and MidAmerican agreed subsequently that employees of Constellation Energy who hold restricted stock and restricted stock units will receive cash proceeds as a result of the transactions contemplated by the merger agreement pursuant to, and in accordance with, the terms of the plans governing such awards. Accordingly, upon completion of the merger, each holder of Constellation Energy equity awards (including shares of restricted stock and restricted stock units, but excluding Constellation Energy performance units and options (which shall be treated in accordance with the preceding paragraphs)) granted under the Constellation Energy Stock Plans (other than the 2002 Senior Management Long-Term Incentive Plan and the Executive Long-Term Incentive Plan), will be paid a pro rata portion of the cash amount described in the preceding paragraph, with the pro rata portion determined based on the number of months in the vesting period that have elapsed as of the date of completion of the merger as compared to the total number of months in the original vesting period. The remainder of the cash amount will be paid to the holder at the end of the original vesting period, subject to continued service through such date. Each holder of shares of restricted stock and restricted stock units granted under the 2002 Senior Management Long-Term Incentive Plan and the Executive Long-Term Incentive Plan will be paid the full amount of the cash amount described in the preceding paragraph on or promptly following the effective time of the merger.

Exchange and Payment Procedures

At or immediately prior to the effective time of the merger, MidAmerican will deposit in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of Constellation Energy common stock with a paying agent reasonably acceptable to us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates or book-entry shares to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate or book-entry share must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Constellation Energy common stock. If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

The paying agent, MidAmerican and the surviving corporation will not be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of shares of Constellation Energy common stock for 180 days after the effective time of the merger, will be delivered, upon demand, to MidAmerican. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to MidAmerican may only look to MidAmerican for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of MidAmerican free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

Constellation Energy made customary representations and warranties, generally qualified by prior filings by Constellation Energy with the SEC, that were made to MidAmerican as of specified dates.

The representations and warranties in the merger agreement relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	subsidiaries;

•	capitalization and capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the charter, bylaws, law or material agreements as a result of the merger;

•	required approvals and consents as a result of the merger;

•	compliance with law;

•	approval of the merger by Constellation Energy’s board of directors and the recommendation of Constellation Energy’s board of directors;

•	filings with the SEC and other governmental entities;

•	real property;

•	internal controls and procedures;

•	legal proceedings;

•	absence of undisclosed liabilities;

•	restrictions on dividends;

•	tax matters;

•	employee benefit plans;

•	labor and employee matters;

•	the operation of nuclear power plants;

•	trading limits and guidelines;

•	environmental matters;

•	material contracts;

•	intellectual property;

•	the absence of certain changes or events since December 31, 2007;

•	required shareholder votes;

•	the opinion of Morgan Stanley;

•	insurance;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	regulatory proceedings;

•	applicability of anti-takeover statutes;

•	joint ventures; and

•	solvency as of the date of the merger agreement.

For purposes of the merger agreement, Constellation Energy Partners LLC is not considered a joint venture, although limited representations about Constellation Energy Partners LLC have been given. Many of Constellation Energy’s representations and warranties are qualified by a “company material adverse effect” standard. As used in the merger agreement, the term “company material adverse effect” means any event, change or occurrence or development of a set of circumstances or facts, which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Constellation Energy and its subsidiaries and joint ventures taken as a whole. However, a “company material adverse effect” would not include facts, circumstances, events, changes, effects or occurrences relating to or resulting from any of the following:

•	general changes in the nuclear, electric or natural gas utility industry, other than such effects having a disproportionate impact on Constellation Energy as compared to similarly situated persons;

•

changes in law or accounting principles generally accepted in the United States (which we refer to as GAAP) other than such effects having a disproportionate impact on Constellation Energy as compared to similarly situated persons;

•	changes in financial markets or general economic conditions, other than such effects having a disproportionate impact on Constellation Energy as compared to similarly situated persons; or

•	the announcement of the execution of the merger agreement, including any such change resulting therefrom in the market value of Constellation Energy common stock.

However, a “company material adverse effect” shall be deemed to have been caused by (x) bankruptcy, receivership or similar actions of any winding-up or liquidation of Constellation Energy or (y) any event, change, occurrence or development that is reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by the agreement.

The merger agreement also contains various representations and warranties made by MidAmerican and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	absence of a breach of the charter, bylaws, law or material agreements as a result of the merger;

•	required approvals and consents as a result of the merger;

•	corporate existence, qualification to conduct business and corporate standing and power;

•	corporate or other power and authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	financing capability to consummate the merger; and

•	payment of fees to finders or brokers in connection with the merger agreement.

Some of MidAmerican and the Merger Sub’s representations and warranties are qualified by a “MidAmerican material adverse effect” standard. For purposes of the merger agreement, the term “MidAmerican material adverse effect” means any material adverse effect on the ability of MidAmerican and the Merger Sub to consummate the transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, Constellation Energy agreed that, subject to certain exceptions, including the prior written consent of MidAmerican (not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time of the merger, Constellation Energy, its subsidiaries and joint ventures will conduct business in a manner substantially consistent with current practice and a business plan to be proposed by Constellation Energy and approved by MidAmerican (such approval not to be unreasonably withheld or delayed), providing for the reduction of Value at Risk with respect to Constellation Energy’s trading portfolio and maintain its real property in good condition and to operate its real property consistent with its current practice. In addition, except as is consistent with current practice or, following approval by MidAmerican, the new business plan referred to above, otherwise expressly permitted by the merger agreement, required by the purchase agreement or the articles supplementary of the Series A Preferred Stock issued thereunder or required by statute or regulation or order of a governmental authority, Constellation Energy agreed that, subject to certain exceptions, including the prior written consent of MidAmerican (not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time of the merger, Constellation Energy, its subsidiaries and joint ventures will:

•

conduct the business of Constellation Energy and its subsidiaries and joint ventures in the ordinary and usual course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve their business organizations intact, to maintain their existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates and to maintain in effect all material governmental permits, franchises and other authorizations pursuant to which Constellation Energy or its subsidiaries or joint ventures, operate; provided, however, that Constellation Energy and/or any wholly-owned, direct or indirect, subsidiaries thereof may enter into intercompany transactions and intercompany reorganizations that do not have adverse effects on Constellation Energy or such subsidiary or joint venture so reorganized;

•

not (i) issue, sell, pledge, dispose of or encumber any capital stock, voting securities or equity interests or (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or other equity interests;

•	not amend its charter or bylaws;

•

not (i) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, voting securities or equity interests other than regular quarterly common stock cash dividends subject to specified maximum amounts or certain dividends required by the BGE Capital Trust II in accordance with its terms or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or equity interests or any options or securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests (except for mandatory sinking fund obligations existing on the date of the merger agreement, and redemptions, purchases, acquisitions or issuances required by the respective terms of any company plan, in the ordinary course of the operation of such plans consistent with past practice); provided, however that this provision does not restrict dividends from any wholly-owned subsidiary of Constellation Energy to another such subsidiary or to Constellation Energy, nor does it restrict Constellation Energy’s ability to dissolve, liquidate or wind-up any subsidiary that Constellation Energy deems to be no longer useful so long as such action would not result in any adverse effect on Constellation Energy or the subsidiary;

•

not fund Constellation Energy’s direct stock purchase and dividend reinvestment plan with authorized but unissued shares of Constellation Energy common stock (other than with the dividends payable on October 1, 2008);

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not issue, sell, pledge, dispose of or encumber any capital stock, voting securities or other equity interests owned by it in any of its subsidiaries or any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares issuable pursuant to options outstanding on the date of the merger agreement and issuances of securities in connection with grants or awards of stock-based compensation);

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not incur, assume or modify any indebtedness other than the incurrence of indebtedness permitted by the articles supplementary of the Series A Preferred Stock issued pursuant to the purchase agreement;

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not (i) terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees (other than actions necessary to satisfy existing contractual obligations under any collective bargaining agreement or any plans or as required by law and except for ordinary course annual performance bonuses or salary increases), (ii) grant any new severance or termination pay or enter into any new severance agreement with respect to employees who are not officers or directors of Constellation Energy, its subsidiaries or any of the joint ventures; or (iii) take any action to fund or in any other way secure the payment of compensation or benefits under any plan;

•	maintain insurance in such amounts and against such risks and losses as are consistent in all material respects with Constellation Energy’s existing insurance coverage;

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cause BGE and its subsidiaries not to make any changes to any of their rates or charges, standards of service or regulatory accounting or execute any agreement with respect to such matters except (i) pursuant to routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of the merger agreement; or (ii) as required by a governmental authority of competent jurisdiction;

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not (i) make or change any material tax election, change or consent to any change in Constellation Energy’s, any subsidiary’s or any joint venture’s method of accounting for tax purposes, (ii) settle or compromise any dispute, claim or assessment regarding a tax liability for more than of $10 million individually or $20 million in the aggregate, or (iii) file any material amended tax return, or, other than in the ordinary course of business, consistent with past practice, forego any amount of tax refund;

•	except as required by GAAP or FERC, not cause or allow any change in accounting methods, principles or practices;

•

not (i) enter into or assume any contract that would have been a material contract of the type required to be disclosed to MidAmerican (which generally include non-competition contracts, contracts requiring the dispositions of businesses or material assets, certain types of indebtedness and contracts purporting to bind MidAmerican or its affiliates) or material real property lease had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice and other than indebtedness permitted to be incurred under the articles supplementary or any debt issuable upon conversion of the Series A Preferred Stock or (ii) amend, terminate or waive any rights under any such material contract or a material real property lease other than in the ordinary course of business consistent with past practice; provided, however that Constellation Energy may renew or replace any material contract with one or more contracts on substantially similar terms at current market prices.

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not waive, release, cancel, assign, settle or compromise any action, litigation, claim, arbitration or right, other than waivers, releases, cancellations, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate;

•

not (i) make or offer to make any acquisition of any business involving the payment in excess of $2 million individually or $5 million in the aggregate for all such payments or where such business, assets or securities do not primarily relate to the current business of Constellation Energy, its subsidiaries and joint ventures or (ii) make any sale, lease, encumbrance or other disposition of any business (through a business combination, merger, asset sale or otherwise), involving receipt of consideration in excess of $2 million individually or $5 million in the aggregate for all such receipts;

•

not enter into any contract, agreement or pledge to sell, assign, license, transfer, guarantee, mortgage or otherwise dispose of any environmental attributes other than in the ordinary course of business;

•

not make any loans, advances or capital contributions to, acquisitions of or investments in, any other person in excess of $5 million in the aggregate, other than loans, advances or capital contributions to or among Constellation Energy and its wholly-owned subsidiaries;

•

not authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of 3% above the capital expenditures provided for in the current capital expenditure budget or following adoption, the new business plan;

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comply with prudent policies, practices and procedures with respect to risk management and trading limitations for Constellation Energy’s trading portfolio; allow MidAmerican and its representatives reasonable access to the customer supply and global commodities operations of Constellation Energy, its subsidiaries and joint ventures and their respective books and records; develop procedures to permit MidAmerican and its representatives to monitor compliance with Constellation Energy trading guidelines and any other risk management guidelines agreed to by the parties; and not amend or rescind the Constellation Energy trading guidelines or any other risk management guidelines agreed to by the parties;

•	not enter into, amend or otherwise modify any contract which is subject to Constellation Energy trading guidelines in any manner which is not consistent with Constellation Energy trading guidelines;

•

not enter into any contract (i) in respect of fuel enrichment involving over its term amounts in excess of $100 million or (ii) other than a trading contract and indebtedness of Constellation Energy permitted under the merger agreement, involving over its term amounts in excess of $100 million; and

•	not authorize or enter into an agreement to do any of the actions prohibited by the foregoing.

Shareholders’ Meeting

Constellation Energy has agreed to convene and hold a shareholders’ meeting as promptly as reasonably practicable for purposes of considering and voting upon the approval of the merger by its shareholders, and in any event the shareholders’ meeting shall be held within 45 days following clearance of the proxy statement by the SEC or, if the SEC does not review the proxy statement, the earliest date on which Constellation Energy could mail the proxy statement pursuant to the Exchange Act. Unless the merger agreement is terminated in accordance with its terms, the merger will be submitted to the Constellation Energy’s shareholders for the purposes of obtaining their approval.

Restrictions on Solicitation of Alternative Transactions

Constellation Energy agreed that from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, subject to the exceptions described below, it will not, and will not permit its subsidiaries or joint ventures or its and their officers, directors, agents or representatives to:

•	initiate, solicit, encourage or facilitate, including by way of furnishing information, any inquiries, proposals or offers constituting a “takeover proposal” of the type described below;

•	participate or engage in any discussions or negotiations or otherwise cooperate with or assist any person in connection with a takeover proposal;

•	furnish or disclose any non-public information in connection with a takeover proposal;

•	withdraw, modify or amend the recommendation of Constellation Energy’s board of directors with respect to the merger in any manner adverse to MidAmerican;

•	approve, endorse or recommend any takeover proposal; or

•	enter into an agreement, letter of intent or similar instrument relating to a takeover proposal.

Pursuant to the merger agreement, Constellation Energy agreed to cease all existing solicitations, negotiations or discussions with any person that has made or indicated an intention to make a takeover proposal, and to request from any such person with whom a confidentiality agreement was executed in consideration of a takeover proposal to return or destroy all confidential information related to Constellation Energy.

Constellation Energy further agreed to provide prompt notice to MidAmerican of the receipt of any takeover proposal or any indication by a person that is considering making a takeover proposal, requests for non-public information relating to Constellation Energy outside of the ordinary course of business or any inquiry or request for discussions or negotiations regarding a takeover proposal, including the identity of the person making such request or proposal and a copy thereof.

Constellation Energy agreed that it will not, and will not permit its subsidiaries or joint ventures to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement existing prior to the date the merger agreement was signed and that it will enforce the provisions of any such agreement. Notwithstanding these restrictions, Constellation Energy has the right to waive any standstill solely to the extent required to permit such person to convey confidentially a takeover proposal to Constellation Energy’s board of directors under circumstances in which Constellation Energy is permitted under the merger agreement to participate in discussions regarding a takeover proposal (as discussed below), and with notice of such waiver given to MidAmerican.

Notwithstanding these restrictions, prior to Constellation Energy’s shareholders approving the merger, Constellation Energy may engage in discussions or negotiations with, and furnish information with respect to itself to, a person making a takeover proposal if:

•	Constellation Energy enters into a confidentiality agreement with such person with terms as provided in the merger agreement;

•

Constellation Energy’s board of directors determines in good faith, (i) after receiving the advice of its financial advisors and outside legal counsel, that such takeover proposal constitutes, or is reasonably likely to result in, a “superior proposal” of the type described below and (ii) after receiving the advice of its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the directors’ duties to Constellation Energy and its shareholders under applicable laws;

•	Constellation Energy advises MidAmerican of its decision to take such action; and

•	Constellation Energy concurrently discloses the non-public information provided to such person to MidAmerican if such information has not been disclosed to MidAmerican previously.

A “takeover proposal” means any inquiry, proposal or offer from any person or group of persons other than MidAmerican, Merger Sub or their affiliates relating to:

•

any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of Constellation Energy and its subsidiaries, taken as a whole, or 15% or more of the equity interest in Constellation Energy (by vote or value);

•

any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the equity interest (by vote or value) in Constellation Energy; or

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any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Constellation Energy (or any subsidiary or subsidiaries of Constellation Energy whose business constitutes 15% or more of the net revenues, net income or assets of Constellation Energy and its subsidiaries, taken as a whole).

A “superior proposal” means any bona fide written takeover proposal that Constellation Energy’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all relevant legal, financial, regulatory and other aspects of such takeover proposal and the merger, (ii) the identity of the third party making such takeover proposal, (iii) the anticipated timing, conditions and prospects for completion of such takeover proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such takeover proposal) to Constellation Energy’s shareholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by MidAmerican to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement) and that is reasonably likely to be consummated, except that the reference to “15%” in the definition of “takeover proposal” shall be deemed to be a reference to “50%.”

Board of Directors’ Covenant to Recommend

Pursuant to the merger agreement, Constellation Energy’s board of directors has agreed to recommend the approval of the merger to its shareholders. MidAmerican may request in writing, at least three business days prior to the special meeting of Constellation Energy shareholders that Constellation Energy’s board of directors publicly reaffirms its recommendation, and a failure to do so prior to the special meeting will be deemed a change in recommendation that permits MidAmerican to terminate the merger agreement.

Constellation Energy agreed that it will not, and will not permit its subsidiaries or joint ventures or its and their officers, directors, agents or representatives to, withdraw, modify, or amend the recommendation of Constellation Energy’s board of directors in a manner adverse to MidAmerican or Merger Sub unless prior to the approval of the merger by Constellation Energy’s shareholders:

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Constellation Energy’s board of directors determines in good faith, after receiving the advice of its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the directors’ duties to Constellation Energy and its shareholders under applicable laws;

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Constellation Energy advises MidAmerican of its decision to take such action and, if the decision relates to a takeover proposal, the material terms and conditions of the takeover proposal, including the identity of the person making such takeover proposal;

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Constellation Energy gives MidAmerican five business days after delivery of each such notice to propose revisions of the terms of the merger agreement (or make another proposal) and shall have negotiated in good faith with MidAmerican with respect to such proposed revisions or other proposal, if any; and

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Constellation Energy’s board of directors shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by MidAmerican, if any, and after receiving the advice of outside legal counsel that the failure to effect such withdrawal, modification or amendment of the recommendation of Constellation Energy’s board of directors would be reasonably likely to result in a breach of the directors’ duties to Constellation Energy and its shareholders under applicable laws.

Notwithstanding a withdrawal or modification of the recommendation of Constellation Energy’s board of directors, Constellation Energy is required to submit the approval of the merger to the vote of its shareholders unless the merger agreement is otherwise terminated. See “The Merger Agreement—Termination” beginning on page 84 for a discussion of each party’s ability to terminate the merger agreement.

Agreement to Take Further Action and to Use Reasonable Efforts

MidAmerican and Constellation Energy agreed to use all reasonable efforts to take, or cause to be taken, all necessary actions to ensure that the conditions to the merger are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable.

The merger agreement provides that each party will promptly prepare and make all necessary filings and use all reasonable efforts to obtain necessary approvals, authorizations and consents to effect the merger as promptly as practicable. The parties also agreed to take certain other actions with respect to obtaining the necessary approvals; provided however, that Constellation Energy and its subsidiaries and joint ventures shall not pay, incur or be subject to any liability or commitment in respect of obtaining any consent, approval or waiver that in the aggregate exceeds $5 million. In addition, Constellation Energy agreed in the merger agreement that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the merger or the transactions contemplated by the purchase agreement pursuant to any settlement or otherwise without the prior written consent of MidAmerican, which consent shall not be unreasonably withheld, conditioned or delayed, except for agreements, commitments and conditions requiring certain permitted actions. Those permitted actions are any actions contemplated by the merger agreement with respect to a governmental entity, but in no event shall include any regulatory actions, capital expenditures constituting regulatory actions or rate reductions constituting regulatory actions involving Constellation Energy or any of its subsidiaries or joint ventures, or MidAmerican or its subsidiaries, and to be taken or made after the date of the merger agreement, the effects of which, individually or in the aggregate, are reasonably likely to exceed in the aggregate an amount acceptable to MidAmerican in its reasonable discretion.

The merger agreement provides that Constellation Energy shall use reasonable best efforts to amend any contract that binds Constellation Energy’s affiliates to clarify that MidAmerican is not subject to such contracts.

Other Covenants

The merger agreement contains certain other covenants, including covenants relating to public announcements and employee communications, employee matters, access to information, transfer taxes, takeover statutes, transition services and tax matters.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the receipt of the approval of the merger by Constellation Energy shareholders;

•

the absence of any temporary restraining order or preliminary or permanent injunction or other order by a court of competent jurisdiction preventing the consummation of the merger or any federal or state law prohibiting the consummation of the merger; and

•	the receipt of the required statutory approvals of each party with such approvals becoming final orders, including the expiration or termination of the waiting periods under the HSR Act.

MidAmerican and Merger Sub’s obligation to complete the merger is further subject to the satisfaction, or to the extent legally permissible, the waiver of the following conditions:

•	Constellation Energy will have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement;

•

(i) Constellation Energy’s representations and warranties regarding organization and certain indemnification claims being true and correct as of the date of the merger agreement and as of the closing date of the merger in all material respects, (ii) Constellation Energy’s representations and warranties regarding its equity interest in other persons, capitalization, authority, material contracts purportedly binding MidAmerican or its affiliates, nonoccurrence of a material adverse effect, required shareholder approvals, the opinion of Morgan Stanley, joint ventures and solvency being true and correct as of the closing date of the merger in all respects, and (iii) all of Constellation Energy’s other representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except for such failures to be true and correct (without giving effect to any materiality or material adverse effect qualifications or exceptions) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a company material adverse effect (in each case except for representations and warranties that expressly speak as of a specified date, which only need to be true and correct as applicable as of such date);

•

MidAmerican will have received a certificate from an executive officer of Constellation Energy dated as of the closing date attesting that the two conditions described immediately above have been satisfied;

•

MidAmerican will have received, on or before (but not more than twenty days prior to) the effective time of the merger, a certificate that Constellation Energy and BGE are not a United States real property holding corporation;

•	the absence of any company material adverse effect since the date of the merger agreement;

•	all of Constellation Energy’s unsecured senior debt being rated investment grade or better with no less than a stable outlook by Moody’s, S&P and Fitch;

•	Constellation Energy has secured all enumerated required consents, the failure of which to obtain would, individually or in the aggregate, have a company material adverse effect;

•	all required statutory approvals shall have been obtained and shall have become final orders;

•

if requested by MidAmerican at least ten business days prior to the closing date, MidAmerican shall have received from the administrative agents under certain credit agreements payoff and release information or Constellation Energy shall have received an irrevocable waiver to the effect that the merger would not result in a default of such credit agreement;

•

all current and former employees, officers and directors of Constellation Energy or any of its subsidiaries shall have waived any rights they may have to receive an equity interest in the surviving corporation as a result of any severance or change of control agreement, which condition was satisfied on September 19, 2008 by the delivery of the waivers described in “The Merger—Payments Due Upon a Termination of Employment—Other Potential Severance Benefits” beginning on page 57; and

•

MidAmerican not having determined that either the retail and/or wholesale businesses or assets of Constellation Energy and its subsidiaries and joint ventures taken as a whole have materially deteriorated since June 30, 2008 (the parties agreeing in the merger agreement that an adverse change in the net economic value of such businesses or assets in excess of $400 million since June 30, 2008 will be deemed material) as determined in the sole discretion of MidAmerican.

Constellation Energy’s obligation to complete the merger is further subject to the satisfaction, or to the extent legally permissible, the waiver following additional conditions:

•	MidAmerican and Merger Sub will have performed in all material respects their respective agreements and covenants contained in or contemplated by the merger agreement;

•

(i) MidAmerican’s and Merger Sub’s representations and warranties regarding organization being true and correct as of the date of the merger agreement and as of the closing date of the merger in all material respects, and (ii) all of MidAmerican’s and Merger Sub’s other representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except for such failures to be true and correct (without giving effect to any materiality or material adverse effect qualifications or exceptions), individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a MidAmerican material adverse effect (in each case except for representations and warranties that expressly speak as of a specified date, which only need to be true and correct as applicable as of such date); and

•	Constellation Energy will have received a certificate from an executive officer of MidAmerican dated as of the closing date attesting that the two conditions described above have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Constellation Energy, MidAmerican and Merger Sub;

•	by either Constellation Energy or MidAmerican by written notice to the other party:

•

if any state or federal law or order is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the merger, or if a court of competent jurisdiction in the United States has issued a final, non-appealable order permanently enjoining, restraining or otherwise prohibiting the merger;

•

if the effective time of the merger has not occurred on or before June 19, 2009 (or September 19, 2009 if all conditions other than those relating to regulatory approvals, debt ratings and/or required consents have been fulfilled as of June 19, 2009), unless the party seeking to terminate under this provision shall have proximately contributed to the failure of the effective date of the merger to occur on or before such applicable date; or

•	if Constellation Energy shareholders fail to approve the merger.

•	by MidAmerican by written notice to Constellation Energy:

•

if there has been a breach of any representation or warranty, or any such representation or warranty shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or other agreement of Constellation Energy in the merger agreement, and such breach would result in the applicable closing condition to the merger not being satisfied and is not curable or, if curable, is not cured within 30 days after written notice is given by MidAmerican to Constellation Energy; or

•

if Constellation Energy’s board of directors (i) withdraws or modifies, in a manner adverse to MidAmerican, its recommendation to shareholders regarding the merger, (ii) approves, recommends or enters into an agreement (other than a confidentiality agreement) in respect of a takeover proposal, in each case, by a party other than MidAmerican or an affiliate thereof, (iii) resolves to take any of these actions; or (iv) Constellation Energy, its subsidiaries, joint ventures or any of its officers or directors has breached in any material respect the non-solicitation covenant in the merger agreement.

•

by Constellation Energy by written notice to MidAmerican if there has been a breach of any representation or warranty, or any such representation or warranty shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or other agreement of MidAmerican or Merger Sub in the merger agreement, and such breach would result in the applicable closing condition to the merger not being satisfied and is not curable or, if curable, is not cured within 30 days after written notice is given by Constellation Energy to MidAmerican.

Termination Fees

Constellation Energy will be required to pay MidAmerican a termination fee of $175 million if the merger agreement is terminated for any reason other than by Constellation Energy because of MidAmerican’s breach of any representation, warranty, covenant or other agreement made by MidAmerican or Merger Sub. See “The Merger Agreement—Termination” beginning on page 84.

Indemnification and Insurance

The surviving corporation of the merger will indemnify, defend, and hold harmless each current or former director, officer, employee or fiduciary under benefit plans of Constellation Energy or its subsidiaries to the maximum extent permitted by law to the extent such person has a right to indemnification from Constellation Energy or its subsidiaries immediately before the effective time of the merger against:

•

all losses, expenses (including reasonable attorney’s fees and expenses), claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent that they are based on or arising out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans; provided, however, that the surviving corporation will not be liable for any settlement effected without its written consent; and

•	all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement.

Additionally, MidAmerican will cause the surviving corporation to maintain in effect for six years from the effective time of the merger a directors’ and officers’ liability insurance policy covering those persons currently covered under Constellation Energy’s existing directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are covered by Constellation Energy’s directors’ and officers’ liability insurance policy. The maximum annual premium required to be spent for such policy is premium of 150% of the current aggregate annual premium.

Limitation of Remedies

Constellation Energy agreed in the merger agreement that its remedies would be limited to damage claims, with the maximum aggregate liability of MidAmerican for losses or damages in connection with the merger agreement being limited in amount to $1.0 billion. Constellation Energy’s recourse for such losses or damages is limited to the Series A Preferred Stock (or shares of Constellation Energy common stock and 14% Senior Notes issued upon conversion thereof) or the proceeds of the redemption or repayment of the Series A Preferred Stock or the aggregate principal amount of the 14% Senior Notes. In addition, if Constellation Energy attempts to challenge the validity of the $1.0 billion damage cap, the merger agreement provides that such amount will be automatically reduced to $1,000.

Fees and Expenses

Constellation Energy paid a $25 million fee to MidAmerican on September 18, 2008 in connection with execution of the letter of intent on September 17, 2008. Each party will pay its own costs and expenses incurred in connection with the merger and the merger agreement. See “The Merger Agreement—Termination” beginning on page 84 for a description of the events that may result in Constellation Energy being required to pay a termination fee to MidAmerican.

Amendment and Waiver

Amendment. The merger agreement may be amended by the parties, except that any amendment after a shareholders’ meeting that by law requires approval by shareholders may not be made without such approval. All amendments to the merger agreement must be in writing signed by each party.

Waiver. At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party;

•	waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by any other party with any of the agreements or conditions contained in the merger agreement, to the extent permitted by law.

All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

Governing Law

The merger agreement is governed by the laws of the State of Maryland without regard to conflicts of laws principles thereof.

MARKET PRICE OF COMMON STOCK

Constellation Energy common stock is traded under the ticker symbol “CEG.” It is listed on the NYSE and the Chicago Stock Exchange.

As of November 14, 2008, there were 37,311 common shareholders of record.

The following table sets forth, for the fiscal quarters indicated, dividends and the high and low intra-day sales prices per share of Constellation Energy common stock as reported on the NYSE composite tape.

	Dividend		Price
			High	Low
2006
First Quarter	$0.3775		$60.55	$54.01
Second Quarter	$0.3775		$55.68	$50.55
Third Quarter	$0.3775		$60.79	$53.70
Fourth Quarter	$0.3775		$70.20	$59.00
Total	$1.51

2007
First Quarter	$0.435		$88.20	$68.78
Second Quarter	$0.435		$95.57	$82.71
Third Quarter	$0.435		$98.20	$76.64
Fourth Quarter	$0.435		$104.29	$85.81
Total	$1.74

2008
First Quarter	$0.4775		$107.97	$81.94
Second Quarter	$0.4775		$94.62	$78.74
Third Quarter	$0.4775		$85.53	$13.00
Fourth Quarter (through November 21, 2008)	$0.4775	(1)	$29.12	$21.70
Total	$1.91

(1)	The dividend is payable January 2, 2009, to shareholders of record at the close of business on December 10, 2008.

The closing sale price of Constellation Energy common stock on the NYSE on September 12, 2008, the last trading day prior to our public announcement regarding the resulting effects of the bankruptcy of Lehman and its subsidiaries on Constellation Energy, was $58.37. On September 15, 2008, the closing price of Constellation Energy common stock was $47.99, a decline of approximately 22% from the prior trading day’s closing price, while the Dow Jones Industrial Average dropped almost 500 points, or 4.4%, that same day.

The closing sale price of Constellation Energy common stock on the NYSE on September 17, 2008, the last trading day prior to the first public announcement of a tentative agreement between MidAmerican and Constellation Energy for MidAmerican to make a preferred stock investment in Constellation Energy and for the proposed merger, was $24.77. The closing sale price of Constellation Energy common stock on the NYSE on September 19, 2008, the trading day we executed the merger agreement with MidAmerican, after the close of trading, was $24.20. The $26.50 per share to be paid for each share of Constellation Energy common stock in the merger represents a premium of approximately 9.5% to the closing price on September 19, 2008.

On November 21, 2008, the last trading day before this proxy statement was filed, Constellation Energy common stock closed at $24.07 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

Dividend Policy

Constellation Energy pays dividends on its common stock after its board of directors authorizes them and Constellation Energy declares them. There are no contractual limitations on Constellation Energy paying common stock dividends, other than those set forth in the merger agreement. The merger agreement permits Constellation Energy and BGE to continue to pay its regular quarterly dividend but imposes restrictions on increasing the amount of such dividends.

Dividends have been paid continuously since 1910 on the common stock of Constellation Energy, BGE, and their predecessors. Future dividends depend upon future earnings, our financial condition, and other factors.

In January 2008, we announced an increase in our quarterly dividend from $0.435 to $0.4775 per share. This is equivalent to an annual rate of $1.91 per share.

Quarterly dividends were declared on Constellation Energy common stock during 2007 and 2006 in the amounts set forth above.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders, and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold a 2009 annual meeting of shareholders. Shareholders may present proposals for action at the 2009 annual meeting, if held, only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission, including Rule 14a-8, and our bylaws.

For inclusion in next year’s annual meeting proxy statement: Any Constellation Energy shareholder who desires to include a proposal in the proxy statement for the 2009 annual meeting must deliver it so that it is received by January 15, 2009. In addition, a shareholder must meet all requirements under the rules of the Securities and Exchange Commission necessary to have a proposal included in Constellation Energy’s proxy statement.

For presentation at the next annual meeting of shareholders: Under Constellation Energy’s current bylaws, any shareholder who wants to propose a nominee for election as a director or to present a proposal at the 2009 annual meeting must deliver it so it is received by March 1, 2009. However, if the date of the 2009 annual meeting is changed so that it is more than 30 days earlier or more than 60 days later than July 18, 2009, any such proposals must be delivered not more than 120 days prior to the 2009 annual meeting and not less than the later of (1) 90 days prior to the 2009 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2009 annual meeting.

Any proposals must be sent, in writing, to the Corporate Secretary, Constellation Energy Group, Inc., 100 Constellation Way, Baltimore, Maryland 21202. Proposals will not be accepted by facsimile.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Five Percent Beneficial Owners

As of November 14, 2008, to the knowledge of our board of directors, the only persons beneficially owning more than 5% of Constellation Energy voting securities were:

Name and address of beneficial owner	Title of class	Amount of beneficial ownership	Percent of class
Électricité de France International, S.A.(1) 20, place de la Défense 92050 Paris la Défense Cedex France	Common Stock	16,964,095	9.51%

Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, CA 94105	Common Stock	12,040,662	6.75%

FMR LLC(3) 82 Devonshire Street Boston, MA 02109	Common Stock	11,711,297	6.56%

AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, New York 10104	Common Stock	9,150,156	5.13%

(1)	According to Schedule 13D filed September 8, 2008, EDFI has disclosed that it, directly or indirectly, has sole power to direct the vote of 0 shares and the sole power to direct the disposition of 16,964,095 shares, and on any matters submitted to the vote of shareholders of Constellation Energy, EDFI has agreed to (and to cause each member of the EDFI group to) vote any shares of Constellation Energy common stock that it beneficially owns in the manner recommended by Constellation Energy’s board of directors. See additional discussion of EDFI’s voting and disposition powers under the heading “Common Stock Ownership of Significant Shareholders” beginning on page 55 of this proxy statement.
(2)	According to Schedule 13G filed February 5, 2008, Barclays Global Investors, NA has disclosed that it, together with certain affiliated entities, directly or indirectly, has sole power to direct the vote of 10,328,797 shares and the sole power to direct the disposition of 12,040,662 shares.
(3)	According to Schedule 13G filed February 14, 2008, FMR LLC has disclosed that it, together with certain affiliated entities, directly or indirectly, has sole power to direct the vote of 1,563,475 shares and sole power to direct the disposition of 11,711,297 shares.
(4)	According to Schedule 13G filed February 14, 2008, AXA Financial, Inc. (AXA), a parent holding company, has disclosed that it, together with certain entities that control AXA, directly or indirectly, has sole power to direct the vote of 5,283,747 shares, shared power to vote 1,381,877 shares and sole power to direct the disposition of 9,150,156 shares.

Preferred Stock Ownership of MidAmerican

Upon the occurrence of a conversion event and subject to the receipt of all required regulatory approvals, the Series A Preferred Stock will be automatically converted into (A) 35,679,215 shares of common stock (representing approximately 19.9% of the number of shares of Constellation Energy common stock that were outstanding on September 22, 2008 or approximately 16.6% on an as-converted basis), subject to certain adjustments, and (B) $1.0 billion in aggregate principal amount of 14% Senior Notes. At the time of the filing of this proxy statement, MidAmerican takes the position that the conversion events are outside of MidAmerican’s control and therefore MidAmerican is not deemed to beneficially own the shares of Constellation Energy common stock issuable upon conversion of the Series A Preferred Stock. See “The Merger—Summary of Series A Preferred Stock and 14% Senior Notes” beginning on page 68 for additional discussion of the terms of the Series A Preferred Stock.

Stock Ownership of Directors and Executive Officers

The following table shows as of November 14, 2008, the beneficial ownership of Constellation Energy common stock of each director, the named executive officers of Constellation Energy (as defined in Item 402(a)(3) of Regulation S-K), and all directors and executive officers as a group. If the individual participates in Constellation Energy’s long-term incentive plans, shareholder investment plan or Constellation Energy Savings Plan, those shares are included. Each of the individuals listed in the table beneficially owned less than 1% of the outstanding shares of Constellation Energy common stock, except Mr. Shattuck, who beneficially owned approximately 1.1% of the outstanding shares. All directors and executive officers as a group beneficially owned approximately 1.7% of the outstanding shares of Constellation Energy common stock. None of them beneficially owned shares of any other class of our or any of our subsidiaries’ equity securities. The address of each executive officer and director is c/o Constellation Energy Group, Inc., 100 Constellation Way, Baltimore, Maryland 21202.

Name	Beneficial Ownership (Shares of Common Stock)(1)		Deferred Stock Units(2)
Douglas L. Becker	3,350		11,693
Ann C. Berzin	—		1,345
James T. Brady	2,966		6,133
Thomas V. Brooks	813,312	(3)	30,558
John R. Collins	105,261	(4,5)	2,863
James R. Curtiss	3,621		15,193
Felix J. Dawson	153,553	(6)	9,769
Yves C. de Balmann	2,055		9,239
Freeman A. Hrabowski	3,667		12,832
Nancy Lampton	14,479	(7)	9,360
Robert J. Lawless	3,520		10,479
Lynn M. Martin	1,740		1,269
George E. Persky	141,331	(8)	10,021
Mayo A. Shattuck	1,895,623	(4)	57,264
John L. Skolds	—		1,634
Michael D. Sullivan	9,845		6,723
All Directors and Executive Officers as a group (23 individuals)	3,065,575	(4,9)	—

(1)	Amounts included in the “Deferred Stock Units” column are not included in this column.
(2)	For non-employee directors, deferred stock units represent the deferral of retainers and restricted stock awards in deferred stock units. For executive officers, deferred stock units represent fully vested restricted stock units that provide for the issuance of shares of common stock to the executive officer one or five years after the grant date and are subject to restrictions on transfer until that time.
(3)	Beneficial ownership for Mr. Brooks is as of November 10, 2008, the date of his resignation.
(4)	Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after November 14, 2008: Mr. Collins, 81,351 shares; Mr. Shattuck, 1,668,024 shares; and all directors and executive officers as a group, 2,610,420 shares.
(5)	Includes 2,000 shares held by Mr. Collins’ children.
(6)	Beneficial ownership for Mr. Dawson is as of May 2, 2008, the date of his resignation.
(7)	Includes 7,500 shares held by Hardscuffle, Inc. and 500 shares held by a trust for which Ms. Lampton serves as trustee. Ms. Lampton disclaims beneficial ownership of such securities.
(8)	Beneficial ownership for Mr. Persky is as of November 10, 2008, the date of his resignation. Includes 695 shares held by Mr. Persky’s wife.
(9)	Includes 104,744 shares held by a non-named executive officer that are pledged as security.

WHERE YOU CAN FIND MORE INFORMATION

Constellation Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Constellation Energy files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going our website at www.constellation.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•

Current Reports on Form 8-K filed on February 26, 2008, March 28, 2008, April 25, 2008, June 30, 2008, July 18, 2008 (other than the portion of that document not deemed to be filed), September 15, 2008, September 18, 2008, September 22, 2008 (two filings), September 30, 2008, October 2, 2008, October 14, 2008, October 20, 2008, October 21, 2008, October 23, 2008, November 3, 2008 (two filings), November 6, 2008 (relating to presentation slides), November 12, 2008, November 14, 2008 and November 19, 2008.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to:

Investor Relations

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, Maryland 21202

(410) 470-6440

Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you request from Constellation Energy any documents incorporated by reference into this proxy statement, Constellation Energy will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 24, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CONSTELLATION ENERGY GROUP, INC.,

MIDAMERICAN ENERGY HOLDINGS COMPANY

and

MEHC MERGER SUB INC.

Dated as of September 19, 2008

A-i

A-ii

A-iii

INDEX OF PRINCIPAL TERMS

Term	Page
Acceptable Confidentiality Agreement	A-39
Affected Employees	A-36
Agreement	A-1
Antitrust Division	A-43
Articles of Merger	A-1
Assets	A-36
Atomic Energy Act	A-13
Bankruptcy Code	A-6
BGE	A-24
Book-Entry Shares	A-3
Business Plan	A-37
Cancelled Shares	A-2
Certificates	A-2
Closing	A-5
Closing Date	A-5
Code	A-6
Company	A-1
Company Approved VaR Limit	A-18
Company Awards	A-4
Company Board Recommendation	A-11
Company Common Stock	A-2
Company Disclosure Letter	A-5
Company DRIP	A-8
Company Employee Stock Options	A-8
Company Financial Statements	A-12
Company Joint Venture	A-7
Company Material Adverse Effect	A-6
Company Meeting	A-34
Company Nuclear Facilities	A-18
Company Other Equity-Based Reward	A-10
Company Performance Stock Awards	A-10
Company Performance Units	A-10
Company Plans	A-15
Company Preferred Stock	A-8
Company Reports	A-12
Company Required Consents	A-19
Company Required Statutory Approvals	A-10
Company Restricted Stock	A-8
Company Restricted Units	A-8
Company Savings Plans	A-8
Company SEC Reports	A-1
Company Shareholders’ Approval	A-23
Company Stock Plans	A-8
Company Subsidiary	A-6
Company Trading Guidelines	A-18
Company Trading Portfolio	A-19
Company Voting Debt	A-18
Confidentiality Agreement	A-31

A-iv

Term	Page
Contracts	A-10
Designated Credit Agreements	A-41
Due Diligence Termination Date	A-59
Easement	A-12
Easement Real Property	A-12
Effective Time	A-1
Environmental Claim	A-21
Environmental Laws	A-21
Environmental Permits	A-19
Equity Interests	A-7
Equity Plans	A-48
ERISA	A-15
ERISA Affiliate	A-16
Exchange Act	A-4
Excluded Entities
Existing D&O Coverage	A-35
Fair Value	A-19
FCC	A-10
FCC Pre-Approvals	A-10
FERC	A-10
Final Order	A-42
FPA	A-10
FTC	A-43
GAAP	A-11
Governmental Authority	A-10
Hazardous Materials	A-21
HEDC	A-33
HSR Act	A-10
Indemnified Liabilities	A-46
Indemnified Parties	A-35
Indemnified Party	A-35
Initial Termination Date	A-44
Insolvency Event	A-6
Intellectual Property	A-23
IRA	A-1
Joint Venture	A-7
Knowledge	A-8, A-34
Law	A-4
Leased Real Property	A-12
Lien	A-7
Limited Due Diligence Termination Right	A-45
Material Contract	A-22
Material Real Property Lease	A-40
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
MGCL	A-1
Morgan Stanley	A-23
MPSC	A-10
Non-Recourse Party	A-64

A-v

Term	Page
NRC	A-10
Order	A-9
Owned Real Property	A-11
Parent	A-1
Parent Contact	A-41
Parent Material Adverse Effect	A-25
Parent Required Statutory Approvals	A-25
Paying Agent	A-2
PBGC	A-16
Permit	A-9
Permitted Actions	A-34
Permitted Real Property Liens	A-12
Person	A-5
Proxy Statement	A-32
Purchase Agreement	A-1
Real Property	A-12
Real Property Lease	A-12
Regulatory Actions	A-34
Release	A-21
Representatives	A-31
Rights Agreement	A-
SDAT
SEC	A-10
Securities Act	A-11
Securities Purchase Agreement	A-1
SOX	A-11
Subsidiary	A-6
Superior Proposal	A-39
Surviving Corporation	A-1
Takeover Proposal	A-40
Takeover Statute	A-40
Tax	A-15
Tax Return	A-15
Termination Date	A-
Title IV Company Plan	A-16
Trade Secrets	A-23
Transfer Taxes	A-40
Transition Committee	A-41
Treasury Regulations	A-15
Trust Preferred	A-7
UBS	A-24
VaR	A-19
Violation	A-9
WARN Act	A-18

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2008 (this “Agreement”), is entered into by and among Constellation Energy Group, Inc., a Maryland corporation (the “Company”), MidAmerican Energy Holdings Company, an Iowa corporation (the “Parent”), and MEHC Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (the “Merger Sub”).

WHEREAS, the Company and the Parent have determined that it would be in each of their best interests and in the best interests of their respective shareholders, to effect the transactions contemplated by this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, the Parent and the Merger Sub have approved this Agreement and the merger of the Merger Sub with and into the Company whereby the Company will become a wholly owned subsidiary of the Parent (the “Merger”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto shall enter into a Series A Convertible Preferred Stock Purchase Agreement (the “Securities Purchase Agreement”) and an Investor Rights Agreement (the “IRA” and, collectively with the Securities Purchase Agreement, the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Maryland and the separate existence of the Merger Sub shall cease. The Company shall be the Surviving Corporation (as defined below) in the Merger, shall continue its corporate existence under the laws of the State of Maryland and, following the Effective Time, the Company shall become a wholly owned subsidiary of the Parent and shall succeed to and assume all of the rights and obligations of the Merger Sub in accordance with the Maryland General Corporation Law, as amended (the “MGCL”). The effects and consequences of the Merger shall be as set forth in Section 1.2. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2. Effects of the Merger. At the Effective Time, (a) the charter of the Company in effect immediately prior to the Effective Time shall at the Effective Time be amended in its entirety to be the same as charter of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “Constellation Energy Group, Inc.”, and as so amended in its entirety shall be set forth on Attachment A to the Articles of Merger (as defined below) and shall be the charter of the Surviving Corporation until thereafter duly amended and (b) the Merger shall have all of the effects provided by the MGCL. As of the Effective Time, each of the directors of the Company shall resign and the directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the MGCL and the charter of the Surviving Corporation.

Section 1.3. Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), articles of merger in a form mutually agreed by the parties (the “Articles of Merger”) shall be executed and filed by the Company and the Merger Sub with the State Department of Assessments and Taxation of Maryland (“SDAT”) pursuant to the MGCL. The Merger shall become effective upon the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the

SDAT or upon the effective time specified in Articles of Merger so filed, whichever is later (the “Effective Time”).

ARTICLE II.

TREATMENT OF SHARES

Section 2.1. Effect on Stock of the Company and the Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any of the capital stock of the Company or the Merger Sub:

(a) Conversion of Stock of the Company. Each share of common stock, without par value, of the Company (the “Company Common Stock”) issued and outstanding as of the Effective Time (other than shares of Company Common Stock to be treated in accordance with Section 2.1(b)), shall be converted into the right to receive cash in the amount of $26.50 per share (the “Merger Consideration”), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in accordance with Section 2.3 hereof, of the certificate formerly representing such share.

(b) Treatment of Certain Shares of Company Common Stock. Each share of Company Common Stock that is owned by the Parent or by any wholly owned Subsidiary (as defined in Section 4.1) of the Company or the Parent, in each case immediately prior to the Effective Time, shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by such entity bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

(c) Stock of the Merger Sub. Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, which shall thereafter (together with the shares of common stock of the Surviving Corporation issued in accordance with Section 2.1(b)) constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. No capital stock of the Merger Sub will be issued or used in the Merger.

Section 2.2. Surrender of Certificates.

(a) Deposit with Paying Agent. Prior to the Effective Time, the Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock in connection with the Merger to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(a). Such funds shall be deposited with the Paying Agent by the Parent immediately prior to or after the Effective Time and shall be invested by the Paying Agent as directed by the Parent; provided that, no investment of such deposited funds shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, the Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Merger Consideration to holders of shares of Company Common Stock.

(b) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) which as of the Effective Time represented outstanding shares of Company Common Stock (the “Cancelled Shares”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates (or affidavits of loss in lieu thereof) or book-entry shares (“Book-Entry Shares”) to the Paying Agent and such other provisions upon which the Parent and the Company may agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Shares to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by mutual agreement of the Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate or Book-Entry Shares shall be entitled to receive the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.4) in exchange for each share of Company Common Stock formerly evidenced by such Certificate or Book-Entry Shares, which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares representing such Cancelled Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable Transfer Taxes (as defined in Section 7.13) have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (or affidavit of loss in lieu thereof) and Book-Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Closing of Transfer Books; Rights of Holders of Company Common Stock. From and after the Effective Time, the Company Common Stock transfer books shall be closed and no registration of any transfer of such stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Section 2.2. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by any applicable domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Authority (each, a “Law”).

(d) Termination of Paying Agent. At any time commencing six months after the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of shares of Company Common Stock claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by the Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.4) to such holder in exchange for such lost, stolen or destroyed Certificate.

Section 2.3. Treatment of Company Stock Awards.

(a) Options. Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.3 and without any payment therefor except as otherwise provided in this Section 2.3, of all Company Employee Stock Options (as defined in Section 4.3(a)) (whether or not then exercisable) on Company Common Stock outstanding at the Effective Time. As of the Effective Time, each such Company Employee Stock Option (whether vested or unvested) shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Company Employee Stock Options, multiplied by (ii) the total number of shares of Company Common Stock then issuable upon the exercise of such Company Employee Stock Options (whether or not then vested or exercisable).

(b) Other Awards. Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.3(b) and without any payment therefor except as otherwise provided in this Section 2.3(b), of each award (the “Company Awards”) (including each share of Company Restricted Stock, and each Company Restricted Unit, stock equivalent and Company Performance Unit, but excluding Company Employee Stock Options) outstanding immediately before the Effective Time. As of the Effective Time, each such Company Award shall be cancelled and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (i) the Merger Consideration, multiplied by (ii) the total number of shares of Company Common Stock that would be issuable upon full vesting of such award or for which restrictions would lapse upon full vesting of such award; provided, that, notwithstanding anything in this sentence to the contrary, in the case of Company Performance Units, each outstanding Company Performance Unit that becomes vested at the Effective Time pursuant to the terms of the applicable Company Stock Plan (based upon the number of months from the start of the applicable performance period to the Effective Time) shall immediately vest at the Effective Time, with the holder of each such Company Performance Unit becoming entitled to receive, in full satisfaction of the rights of such holder with respect to such award (including any portion that remains unvested), an amount in cash equal to $2.00 (provided that (A) amounts payable pursuant to the cancellation of all outstanding Company Performance Units pursuant to this sentence shall be paid out within 30 days after the Effective Time without interest and (B) each outstanding Company Performance Unit that does not become vested at the Effective Time pursuant to the terms of the applicable Company Stock Plan shall expire at the Effective Time and the holder thereof shall be entitled to no further payments or benefits with respect thereto.

(c) Required Action. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions, including obtaining consents and acknowledgements of participants, which are necessary to effectuate the provisions of Section 2.3(a), (b) and (c). The Company shall take all commercially reasonable actions to ensure that from and after the Effective Time neither the Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Employee Stock Options or Company Awards. The Company shall also take all action reasonably necessary to approve the disposition of the Company Employee Stock Options or Company Awards in accordance with this Section 2.3 so as to exempt such dispositions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.4. Withholding Rights. Other than in respect of Transfer Taxes, which shall be governed by Section 7.13, each of the Surviving Corporation, the Company, the Parent and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other payments made pursuant to this Agreement to any holder of shares of Company Common Stock, Company Employee Stock Options or Company Awards or

other Person (as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax (as defined in Section 4.9) Law. To the extent that amounts are so withheld by the Surviving Corporation, the Company, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Employee Stock Options or Company Awards or other Person in respect of which such deduction and withholding was made by the Surviving Corporation, the Company, the Parent or the Paying Agent, as the case may be. As used in this Agreement, the term “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

Section 2.5. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE III.

THE CLOSING

Section 3.1. Closing. The closing of the Merger (the “Closing”) shall take place at the offices Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m., local time, on the third business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as the Company and the Parent shall mutually agree (the “Closing Date”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that except (i) as set forth in the letter, dated as of the date hereof, delivered by the Company to the Parent simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Letter”), with specific reference to the particular Section or Subsection of this Agreement to which the information set forth in such letter relates (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent) or (ii) as and to the extent set forth in the Company SEC Reports (as defined in Section 4.5) filed on or after January 1, 2008 and prior to the date of this Agreement, to the extent the relevance of the disclosure is readily apparent (excluding, in each case, any disclosures set forth in any risk factor section, in any forward looking statements (whether or not specifically identified as such), including future operating results and any other disclosures included thereon to the extent that they are cautionary, precatory or forward-looking in nature (provided that this clause (ii) shall not apply to Sections 4.1, 4.2, 4.3, 4.4(a), (b), (c) and (e), 4.16(b)(iii), 4.19, 4.20, 4.22, 4.24 and 4.26):

Section 4.1. Organization and Qualification. The Company and each of the Company Subsidiaries (as defined below) and each Company Joint Venture (as defined in Section 4.2(c)(B)) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing, as applicable, under the Laws the jurisdiction set forth opposite its name in Section 4.2 of the Disclosure Letter. The Company and each of the Company Subsidiaries and each Company Joint Venture has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined below). As used in this Agreement, (a) the term “Subsidiary” of a Person shall mean any other Person of which at least a majority of the voting power represented by the outstanding stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries; (b) the term “Company Subsidiary” shall mean a Subsidiary of the Company and (c) the term “Company Material Adverse Effect” shall mean any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company, the Company Subsidiaries or the Company Joint Ventures taken as a whole; provided, however, that the term “Company Material Adverse Effect” shall not include (i) any such effect relating to or resulting from general changes in the nuclear, electric or natural gas utility industry, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (ii) any such effect resulting from changes in Law or GAAP, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (iii) any such effect resulting from changes in financial markets or general economic conditions, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, and (iv) any such effect resulting from the announcement of the execution of this Agreement (except to the extent that the Company has made an express representation with respect to the effect of such execution on the Company and the Company Subsidiaries and the Company Joint Ventures), including any such change resulting therefrom in the market value of the Company Common Stock; provided, however, that, notwithstanding any provision of this sentence to the contrary, (x) the occurrence of an Insolvency Event (as defined below) in respect of the Company or any Company Subsidiary or Company Joint Venture or (y) any event, change, occurrence or development that is reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, shall be deemed to cause a Company Material Adverse Effect. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Company or any Company Subsidiary or any Company Joint Venture shall mean the actual knowledge of the Company officers listed on Section 4.1 of the Company Disclosure Letter as would have been acquired in the prudent exercise of their duties. As used in this Agreement, the term “Insolvency Event” means, with respect to any Person, the occurrence of any of the following:

(a) such Person shall (A) (i) (voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (B) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect 30 days.

Section 4.2. Subsidiaries; Corporate Documents.

(a) Section 4.2(a)(i) the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all of the Company Subsidiaries (other than Subsidiaries with de minimis assets and liabilities or that are dormant or inactive (“Excluded Entities”)) and the Company Joint Ventures and their respective jurisdictions of incorporation or organization and the jurisdictions in which they are qualified to do business, and Section 4.2(a)(ii) of the Company Disclosure Letter sets forth the ownership interest of the Company in each such Company Subsidiary and each such Company Joint Venture, as well as the ownership interest of any other Person or Persons in each such Company Subsidiary and each such Company Joint Venture (other than shares of 6.20 Trust Preferred Securities ($25 million liquidation amount per preferred security) of BGE Capital Trust II (the “Trust Preferred”), and the Company’s, such Company Subsidiaries’ and such Company Joint Ventures’ capital stock, Equity Interests (as defined in Section 4.2(c)(A)) or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of the Company Subsidiaries or Company Joint Ventures and consisting of less than 1% of the outstanding capital stock of such company. Except as set forth in Section 4.2(a)(iii) of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other voting securities or Equity Interests of each such Company Subsidiary and each such Company Joint Venture are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, beneficially and of record by the Company free and clear of any mortgages, liens, security interests, pledges, charges, equities easements, rights of way, options, claims, restrictions or encumbrances of any kind (each a “Lien”).

(b) Prior to the date hereof, the Company has made available to the Parent true, complete and correct copies of the Company’s and the Company Subsidiaries’ and Company Joint Ventures’ articles of incorporation and by-laws or comparable governing documents, each current as of the date hereof, and each as so made available is in full force and effect (other than those of Excluded Entities).

(c) Section 4.2(c) of the Company Disclosure Letter sets forth as of the date of this Agreement (A) the name of the project associated with each such Company Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

(A) “Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any Person or any option therefor (together, “Equity Interests”), other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such second Person; and

(B) “Company Joint Venture” shall mean any Joint Venture of the Company, any of the Company Subsidiaries or any of the Company Joint Ventures in which the invested capital associated with the Company’s or the Company Subsidiaries’ interest exceeds $100,000,000; provided that, except with regard to Sections 4.1, 4.2(a), (b) and (d), 4.16(b)(i) and (iii), Constellation Energy Partners LLC shall not be deemed to be a Company Joint Venture or an Affiliate of the Company (except for purposes of Section 4.8).

(d) Except for interests in the Company Subsidiaries, the Company Joint Ventures and investments acquired after the date of this Agreement without violating any covenant contained herein, the Company does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests or investments in any Person, in which the invested capital associated with such interest individually as of the date of this Agreement exceeds $1,000,000 individually or $25,000,000 in the aggregate for all such interests and investments, as reasonably determined by the Company.

Section 4.3. Capital Stock.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, without par value, and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on, September 17, 2008, (A) 178,425,915 shares of Company Common Stock were issued and outstanding, of which 866,625 shares were subject to future vesting requirements or risk of forfeiture back to the Company or a right of repurchase by the Company (collectively, “Company Restricted Stock”) and (B) 7,866,057 shares of Company Common Stock were reserved and available for issuance pursuant to the 2002 Senior Management Long-Term Incentive Plan, Executive Long-Term Incentive Plan, Management Long-Term Incentive Plan, the 1995 Long-Term Incentive Plan and the 2007 Long Term Incentive Plan (such plans, collectively, the “Company Stock Plans”), of which 6,821,218 shares were subject to outstanding options to purchase shares of Company Common Stock with a weighted average exercise price of $62.69 per share (such outstanding options, together with any options to purchase shares of Company Common Stock granted after September 17, 2008, under the Company Stock Plans, the “Company Employee Stock Options”), and 270,052 shares of Company Common Stock were subject to restricted stock unit awards granted under the Company Stock Plans (such unit awards, together with any other restricted stock unit awards granted after September 17, 2008, the “Company Restricted Units”).

(b) No shares of capital stock or other voting securities or Equity Interests of the Company were issued, reserved for issuance, outstanding or held by the Company in its treasury. As of the date of this Agreement, (A) except as set forth in Section 4.3(a), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive Company Common Stock or other rights that are linked to the value of Company Common Stock issued or granted by the Company or any of the Company Subsidiaries or Company Joint Ventures to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries or Company Joint Ventures and (B) no shares of Company Restricted Stock or Company Restricted Units were subject to performance-based vesting criteria. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Company Employee Stock Options and the vesting of Company Performance Units and Company Restricted Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the articles of incorporation of the Company as in effect from time to time, the by-laws of the Company as in effect from time to time, or any contract to which the Company is a party or otherwise bound. During the period from September 17, 2008, to the date of this Agreement, there have been no issuances, reservations for issuance or grants by the Company or any of the Company Subsidiaries or Company Joint Ventures of any shares of capital stock (including Company Restricted Stock) or other voting securities or Equity Interests of the Company (other than issuances or grants of shares of Company Common Stock pursuant to (i) the Company Shareholder Investment Plan (the “Company DRIP”) and (ii) the Company Employee Savings Plan, the Company Represented Employee Savings Plan for Nine Mile Point and the Company Non-Represented Employee Savings Plan for Nine Mile Point (collectively, the “Company Savings Plans”) in the ordinary course of business consistent with past practice and (iii) the exercise of Company Employee Stock Options outstanding on September 17, 2008, as required by their terms as in effect on September 17, 2008).

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries or Joint Ventures having the right to vote on any matters on which holders of capital stock or other Equity Interests of the Company or any of the Company Subsidiaries or Joint Ventures may vote (“Company Voting Debt”).

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Letter, as of the date of this Agreement, there are (A) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the

Company Subsidiaries or the Company Joint Ventures is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries or the Company Joint Ventures to issue, deliver or sell, or cause to be issued, delivered or sold, (1) shares of capital stock or other voting securities or Equity Interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or Equity Interests of, the Company or any of the Company Subsidiaries or the Company Joint Ventures or (2) any Company Voting Debt and (B) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries or the Company Joint Ventures. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries or the Company Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or the Company Joint Ventures.

(e) None of the Company nor any of the Company Subsidiaries or the Company Joint Ventures is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries or the Company Joint Ventures.

Section 4.4. Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Shareholders’ Approval (as defined in Section 4.19) and the applicable Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company Shareholders’ Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate or result in a breach of any provision of, constitute a material default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries or Company Joint Ventures (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company and such term when used in Article V has a correlative meaning with respect to the Parent) pursuant to any provisions of (i) any debt instruments relating to outstanding indebtedness for borrowed money in amounts in excess of $25 million, the articles of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries or Company Joint Ventures, (ii) preferred stock and preference stock of any Company Subsidiary or Company Joint Venture, (iii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders’ Approval, any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority (as defined in Section 4.4(c)) (each, an “Order”), authorization, license, consent, certificate, registration, approval or other permit of any Governmental Authority (each, a “Permit”) or Law applicable to the Company or any of the Company Subsidiaries or Company Joint Ventures or any of their respective properties or assets or (iv) subject to obtaining the third-party consents set forth in Section 4.4(b)(iv) of the Company Disclosure Letter (the “Company Required Consents”), any Material Contract (as defined in Section 4.16(b)) or material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, “Contracts”) to which the Company or any of the Company Subsidiaries or Company Joint Ventures is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (iii) or (iv) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) the filing with and, to the extent required, the declaration of effectiveness by the U.S. Securities and Exchange Commission (the “SEC”) of (x) a Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) the filing of an application to, and approval of, the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act, as amended (the “FPA”); (E) the filing of an application to, and consent and approval of, and transfer of or issuance of any required licenses and license amendments by, the Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”); (F) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (G) the filing of the Articles of Merger and other appropriate merger documents required by the MGCL with the State Department of Assessments and Taxation of Maryland; (H) compliance with and any such filings as may be required under applicable Environmental Laws; (I) to the extent required, filings with, notice to and the approval of the Maryland Public Service Commission (“MPSC”); (J) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); and (K) such other items as disclosed in Section 4.4(c) of the Company Disclosure Letter (the items set forth above in clauses (A) through (K), the “Company Required Statutory Approvals”), (i) no Permit or Order or action of, registration, declaration or filing with or notice to any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body), commission, agency, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Authority”), and (ii) except as set forth in Schedule 4.4(c)(ii) of the Company Disclosure Letter, no consent or approval is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by the Company, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) Compliance. None of the Company nor any of the Company Subsidiaries or Company Joint Ventures is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any Law or Order of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company and the Company Subsidiaries and Company Joint Ventures have all Permits, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. None of the Company, any of the Company Subsidiaries or Company Joint Ventures is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would reasonably be expected to result in a default by the Company, any Company Subsidiary or Company Joint Venture under (i) their respective articles of incorporation or by-laws or similar governing documents or the terms of any preferred stock or preference stock of any Company Subsidiary or Company Joint Venture or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company, any Company Subsidiary or Company Joint Venture is bound or to which any of their respective property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Board Approval. The Board of Directors of the Company has (A) determined that the Merger is fair to, and in the best interests of the Company, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of the Company Common Stock, (B) directed that the Merger contemplated by this Agreement be submitted to the holders of the Company Common Stock for their approval and (C) resolved to recommend that the shareholders of the Company adopt this Agreement (the “Company Board Recommendation”).

Section 4.5. Reports and Financial Statements. Since December 31, 2004, the Company and the Company Subsidiaries and Company Joint Ventures have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, statements, certifications, reports and documents required to be filed or furnished by them under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006, the Energy Policy Act of 2005, the FPA, the Communications Act of 1934 as amended by the Telecommunications Act of 1996, the Atomic Energy Act, and applicable state public utility Laws (collectively, the “Company Reports”). The Company Reports have complied, as of their respective dates, or if not yet filed or furnished, will comply, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such failures which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. As of their respective dates, (or, if amended prior to the date hereof, as of the date of such amendment), each form, certification, report, schedule, registration statement, definitive proxy statement or other document filed with or furnished to the SEC after December 31, 2004 by the Company (the “Company SEC Reports”), did not, or if not yet filed or furnished, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company SEC Reports, at the time of its filing or being furnished, complied in all material respects, or if not yet filed or furnished, will comply in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and the Chicago Stock Exchange. Each of the audited consolidated financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

Section 4.6. Real Property.

(a) The Company, the Company Subsidiaries and Company Joint Ventures have (x) good and marketable title to all real property owned in fee by them (the “Owned Real Property”) (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by them as lessee or sublessee (the “Leased Real Property”), and (z) valid title to the easements in all real property and interests in real property over which any of them have easement (the “Easement Real Property” and, together with the Owned Real Property and Leased Real Property, the “Real Property”), in each case free and clear of all Liens, except the following (“Permitted Real Property Liens”):

(i) Liens that secure indebtedness as reflected on the Company Financial Statements or indebtedness listed on Section 4.8 of the Company Disclosure Letter;

(ii) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject Real Property by the Company or the Company Subsidiaries or Company Joint Ventures);

(iii) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws;

(iv) Liens that have been placed by a third party on the fee title of Leased Real Property or Easement Real Property that are subordinate to the rights therein of the Company, any Company Subsidiary or Company Joint Venture or that, if foreclosed, would not materially adversely impair the conduct of the business of any of them at the subject Real Property as presently conducted; and

(v) such other matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) None of the Company, any of the Company Subsidiaries or Company Joint Ventures is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Real Property or any portion thereof or interest therein.

(c)(i) Each lease or sublease for real property under which Company, any of the Company Subsidiaries or Company Joint Ventures is a lessee or sublessee (each, a “Real Property Lease”) and each easement or subeasement for real property under which the Company, any of the Company Subsidiaries or Company Joint Ventures owns an easement interest (each, an “Easement”) is in full force and effect and is the valid and binding obligation of the Company, the Company Subsidiaries or Company Joint Ventures, enforceable against the Company, the Company Subsidiaries or Company Joint Ventures in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, subject to Permitted Real Property Liens, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting rights of creditors generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity), (ii) no notices of default under any Real Property Lease or Easement have been received by the Company, the Company Subsidiaries or Company Joint Ventures that have not been resolved, (iii) none of the Company, the Company Subsidiaries or Company Joint Ventures is in default under any Real Property Lease, and, to the knowledge of the Company, no landlord, sublandlord, land owner or the owner of an easement who has granted a subeasement thereunder is in default in any material respect, and (iv) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Real Property Lease or Easement by the Company or the Company Subsidiaries or Company Joint Ventures, except in each case (i.e., clause (c)(i), (ii), (iii) and (iv)), as do not materially adversely impair the use or occupancy of the subject Real Property or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) With respect to the Real Property, none of the Company, any of the Company Subsidiaries or Company Joint Ventures has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, would reasonably be expected to materially adversely impair the use, occupancy or value of any Real Property. The Company and the Company Subsidiaries and Company Joint

Ventures have lawful rights of use and access to all land and other real property rights, subject to Permitted Real Property Liens, necessary to conduct their businesses substantially as presently conducted.

(e) None of the Company, any of the Company Subsidiaries or Company Joint Ventures manage any real property owned or leased by a third party pursuant to a management agreement or otherwise.

(f) The Company, the Company Subsidiaries and Company Joint Ventures, at and immediately following the Closing, will have all material easements, rights of way, licenses and use agreements necessary to conduct their respective businesses, consistent with past use and (ii) at and immediately following the Closing, there will not be any gaps, defects or deficiencies in the easements, rights of way, licenses and use agreements used in their respective businesses that would, individually or in the aggregate, materially impair or disrupt the conduct of such businesses (as such businesses have been conducted through the date hereof).

(g) Other than the power generation facility in Alabama acquired by the Company in February 2008, and the plant currently under construction near Grande Prairie, Alberta, Canada, the Company, the Company Subsidiaries and Company Joint Ventures do not have any generation or processing facilities under construction or development.

Section 4.7. Internal Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries and Company Joint Ventures required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of SOX with respect to such reports. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. Except as set forth in Section 4.7 of the Company Disclosure Letter, there are no “significant deficiencies” or “material weaknesses” (as defined by SOX) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Section 4.8. Litigation; Undisclosed Liabilities; Restrictions on Dividends. (a) There are no pending or, to the knowledge of the Company, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Company, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries or the Company Joint Ventures which have, individually or in the aggregate, resulted in or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) there have been no claims for indemnification or breach of warranty against the Company, any Company Subsidiary or any Company Joint Venture for amounts in excess of $25,000,000 with respect to the sale of a business, however effected by any of them, and which claims were unresolved at any time after December 31, 2006 and (c) there are no Orders of any Governmental Authority or any arbitrator applicable to the Company or any of the Company Subsidiaries or the Company Joint Ventures except for such that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Company Material Adverse

Effect. Except for matters reflected as liabilities or reserved against in the balance sheet (or notes thereto) as of December 31, 2007, included in the Company Financial Statements, as of the date of this Agreement, none of the Company, any Company Subsidiary or Company Joint Venture has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred since December 31, 2007 in the ordinary course of business consistent in kind and amount with past practice, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as may be set forth in any Company Required Statutory Approval, there are no restrictions (contractual or regulatory) limiting the ability of any Company Subsidiary or Company Joint Venture from making distributions, dividends or other return of capital to the Company or another Company Subsidiary or Company Joint Venture owning capital stock therein. Neither the Company nor any Company Subsidiary or Company Joint Venture is a party to, or has any commitment to become a party to, any Joint Venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company, any Company Subsidiary or Company Joint Venture, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any of its Subsidiaries or Company Joint Ventures, in the Company’s, any Company Subsidiary’s or Company Joint Venture’s audited financial statements or other Company SEC Reports. As used in this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person, where, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

Section 4.9. Tax Matters. Except as to matters that would not reasonably be expected, considered individually or in the aggregate with other matters, to result in a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries and Company Joint Ventures have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns (as defined below) required to be filed by them on or prior to the date hereof, such Tax Returns are correct, complete and accurate in all respects, and all Taxes (as defined below) due and payable have been paid; (ii) the Company has adequately provided in the Company Financial Statements and related records accruals or reserves for the payment of all Taxes and Tax liabilities payable by or with respect to the income, assets or operations of the Company, the Company Subsidiaries and Company Joint Ventures; (iii) there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to the Company’s knowledge, threatened against the Company, any Company Subsidiary or Company Joint Venture by any taxing authority; (iv) there are no Liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries or Company Joint Ventures, except for Liens for Taxes (A) not yet due and payable, or if due and payable, are not delinquent and may thereafter be paid without penalty or (B) that are being contested in good faith through appropriate proceedings, are listed in Section 4.9 of the Company Disclosure Letter and have been accrued for or otherwise taken into account in accordance with GAAP on the Company Financial Statements; (v) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company, any of the Company Subsidiaries or Company Joint Ventures; (vi) all Taxes that the Company, any Company Subsidiary or Company Joint Venture is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the appropriate taxing authorities in a timely manner, to the extent due and payable; (vii) none of the Company, any Company Subsidiary or Company Joint Venture has been a party to any transaction occurring during the two-year period prior to the date of this Agreement in which the parties to such transaction treated the transaction as one to which Section 355 of the Code applied, (viii) none of the Company, any Company Subsidiary or Company Joint Venture has participated in any “listed transactions” or, to the knowledge of the Company, any “reportable transactions” within the meaning of Treasury Regulations (as defined below) Section 1.6011-4, and none of the Company, any Company Subsidiary or Company Joint Venture has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code; (ix) none of the Company, any Company Subsidiary or Company Joint Venture (A) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries or Company Joint Ventures) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to any commercial agreement or contract not primarily related to Tax) or (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Material Contracts or any commercial agreements or contracts not primarily related to Tax); (x) the Company has made available to the Parent correct and complete copies of all income and all other material Tax Returns, material examination reports and material statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or Company Joint Venture for taxable periods beginning after December 31, 2003; (xi) no written claim has ever been made by any taxing authority in a jurisdiction where the Company, any Company Subsidiary or Company Joint Venture does not file Tax Returns that the Company, any Company Subsidiary or Company Joint Venture is or may be subject to taxation by that jurisdiction; (xii) neither the Company, any of the Company Subsidiaries or Company Joint Venture is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law), and (B) the disallowance of a deduction under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law) for employee remuneration will not apply to any amount paid or payable by the Company, any Company Subsidiary or Company Joint Venture under any contract, benefit plan, program, arrangement or understanding currently in effect; and (xiii) the Company, the Company Subsidiaries and Company Joint Ventures, as applicable, have made proper elections under Section 475 of the Code with respect to the Company Trading Portfolio As used in this Agreement: (i) the term “Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, utility, production, value added, occupancy, transfer, gains and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto; (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendments to such returns and reports; and (iii) the term “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

Section 4.10. Employee Benefits; ERISA.

(a) Company Plans. For purposes of this Agreement, “Company Plans” shall mean each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, policy, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary or Company Joint Venture for the benefit of any employee or former employee of the Company, any Company Subsidiary or Company Joint Venture or with respect to which the Company, any Company Subsidiary or Company Joint Venture to its knowledge has any liability.

(b) Deliveries. With respect to each Company Plan, the Company has heretofore delivered or made available or as soon as practicable following the date hereof shall deliver or make available to the Parent true and complete copies of (i) each of the Company Plans as currently in effect; (ii) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (iii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code; (iv) if applicable, the most recent annual report (Form 5500 series) filed with the Internal Revenue Service; (v) if applicable, the most recent actuarial report prepared for such Company Plan; and (vi) for the last three years, all material correspondence with the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the SEC and any other Governmental Authority regarding the operation or the administration of any Company Plan.

(c) Absence of Liability. No material liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or Company Joint Venture or any trade or business, whether or not incorporated, that together with the Company, any Company Subsidiary or Company Joint Venture is deemed a “single employer” under Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full and or accrued in accordance with the terms of the applicable Company Plan, to the knowledge of the Company, no condition exists that presents a material risk to the Company, any Company Subsidiary or Company Joint Venture or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code with respect to the most recent three fiscal years of the applicable Company Plan ended prior to the Closing Date.

(d) Funding. No Company Plan subject to Title IV of ERISA (a “Title IV Company Plan”), has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), or failed to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code), in each case whether or not waived, as of the last day of the most recent fiscal year of such Title IV Company Plan ended prior to the Closing Date. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(e) Multiemployer Plans. No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(f) No Violations. Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. None of the Company, any Company Subsidiary or Company Joint Venture has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company, any Company Subsidiary or Company Joint Venture to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company, the Company Subsidiaries and Company Joint Ventures taken as a whole. None of the Company, any Company Subsidiary or Company Joint Venture has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which would be material to the Company, the Company Subsidiaries and Company Joint Ventures taken as a whole. To the knowledge of the Company, none of the Company, any Company Subsidiary or Company Joint Venture has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee. Since January 1, 2005, each Company Plan that is subject to Section 409A of the Code has been administered in all material respects in good faith compliance with Section 409A of the Code.

(g) Section 401(a) Qualification. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service; and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code.

(h) Plan Amendments. There has been no amendment to, announcement by the Company, any Company Subsidiary or any Company Joint Venture relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year of the Company or increase the benefits (whether retroactively or prospectively) payable under any Company Plan (except as required by applicable law).

(i) Claims. There are no material pending, or to the knowledge of the Company threatened, material claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).

(j) No Foreign Company Plans. All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.11. Labor and Employee Relations.

(a) As of the date of this Agreement, except for employees represented by the International Brotherhood of Electrical Workers Union, Local 97 and the International Union of Operating Engineers, Locals 95-95A and 501 American Federation of Labor and Congress of Industrial Organizations, no employee of the Company, any of the Company Subsidiaries or Company Joint Ventures is represented by any union or covered by any collective bargaining agreement. No labor organization or group of employees of the Company, any of the Company Subsidiaries or Company Joint Ventures has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;

(b) there are no pending or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing or material labor disputes with respect to any employees of the Company, the Company Subsidiaries or Company Joint Ventures which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and during the past five years, none of the Company, the Company Subsidiaries or Company Joint Ventures has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute;

(c) none of the Company, the Company Subsidiaries or Company Joint Ventures has to its knowledge, within the last two years, engaged in any unfair labor practice and there are no complaints against the Company, any of the Company Subsidiaries or Company Joint Ventures pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company, any of the Company Subsidiaries or Company Joint Ventures ;

(d) the Company, the Company Subsidiaries and Company Joint Ventures are in compliance in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Uniformed Services Employment and Reemployment Rights Act, the Family and Medical Leave Act and the Occupational Safety and Health Act of 1970 and any and all similar applicable state and local Laws;

(e) each of the Company, the Company Subsidiaries and Company Joint Ventures is, and during the 90-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Law.

Section 4.12. [Intentionally Omitted]

Section 4.13. Operations of Nuclear Power Plants. The operations of the nuclear generation stations owned or operated, in whole or part, by the Company, the Company Subsidiaries or any of the Company Joint Ventures, as applicable (collectively, the “Company Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release (as defined in Section 4.15(i)(iv)) therefrom of radioactive materials and each such plan conforms with the requirements of applicable Law in all material respects. The plans for the decommissioning of each of the Company Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable Law in all material respects and, solely with respect to the portion of the Company Nuclear Facilities owned, directly or indirectly, by the Company, the Company Subsidiaries or the Company Joint Ventures, the funding of decommissioning and storage of spent nuclear fuel is consistent with applicable Law. The operations of the Company Nuclear Facilities are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Nuclear Facility is listed by the NRC in the Unacceptable Performance column of the NRC Action Matrix as a part of the NRC’s Assessment of Licensee Performance. The Company, the Company Subsidiaries and the Company Joint Ventures each maintain liability insurance to the full extent required by Law for operating the Company Nuclear Facilities, and such insurance regarding such facilities remains in full force and effect in all material respects. All nuclear decommissioning funds established by the Company, the Company Subsidiaries and Company Joint Ventures that are intended to qualify under the provisions of Section 468A of the Code and the Treasury Regulations promulgated thereunder as “qualified nuclear decommissioning funds have satisfied (since formation) the requirements set forth in Treasury Regulations Section 1.468A-5.

Section 4.14. Trading. The Company and each of the Company Subsidiaries and Company Joint Ventures, has established risk parameters, limits and guidelines, including daily value at risk and stop loss limits and liquidity guidelines, in compliance with the risk management policies approved by the Company’s corporate risk management committee (the “Company Trading Guidelines”), and the Company’s Board of Directors has approved VaR (as defined below) limits as set forth in Section 4.14 of the Company Disclosure Letter (the “Company Approved VaR Limit”). Compliance with the Company Trading Guidelines is monitored by the Senior Vice President and Chief Risk Officer of the Company and is periodically reviewed with the audit committee of the Board of Directors of the Company. The Company has provided the Company Trading Guidelines to the Parent prior to the date of this Agreement. As of the date of this Agreement, (i) the Company’s VaR is in compliance with the Company Approved VaR Limit (except for temporary increases set forth in

Section 4.14 of the Company Disclosure Letter), and the Company, the Company Subsidiaries and Company Joint Ventures are operating in compliance with the Company Trading Guidelines in all material respects and (ii) the aggregate net positions in the trading portfolio of the Company, the Company Subsidiaries and Company Joint Ventures (the “Company Trading Portfolio”) would not reasonably be expected to result in a loss to the Company, the Company Subsidiaries and Company Joint Ventures, based on Fair Value (as defined below) based on market prices in existence as of the date of this Agreement, in excess of $200 million. Since June 30, 2008, none of the Company, the Company Subsidiaries or Company Joint Ventures has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in the trading portfolio of the Company, the Company Subsidiaries and Company Joint Ventures that would be material to the Company, the Company Subsidiaries and Company Joint Ventures taken as a whole. For purposes of this Agreement, “VaR” shall mean the value-at-risk of the mark-to-market portfolios of the Company and its marketing and trading Subsidiaries and Joint Ventures based on a four standard deviation move in prices and a one-day holding period. The Company Trading Portfolio has been marked to market at Fair Value. “Fair Value” shall be determined in accordance with Statement of Financial Accounting Standards Number 157.

Section 4.15. Environmental Protection.

(a) Compliance. (i) Each of the Company, the Company Subsidiaries and Company Joint Ventures in compliance with all applicable Environmental Laws (as defined in Section 4.15(i)(ii)) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) none of the Company, the Company Subsidiaries or Company Joint Ventures has received any written communication that has not been fully resolved from any Person or Governmental Authority that alleges that the Company or any of the Company Subsidiaries or Company Joint Ventures is not or has not been in such compliance with or is subject to liability under applicable Environmental Laws, except for such noncompliance or liability that would not reasonably be expected to have a Company Material Adverse Effect and (iii) to the knowledge of the Company, there are no circumstances, incidents, events or conditions that would reasonably be expected to prevent or impede such compliance or lead to such liability in the future, where such noncompliance or liability would reasonably be expected to have a Company Material Adverse Effect.

(b) Environmental Permits. (i) Each of the Company, the Company Subsidiaries and Company Joint Ventures has obtained and maintains or has applied for all Permits required pursuant to Environmental Laws, including, without limitation, all Permits required under the New Source Review program of the Federal Clean Air Act, 42 U.S.C. § 7401 et seq (collectively, the “Environmental Permits”) necessary for the construction, maintenance or modification of its facilities and the conduct of its operations under Environmental Laws, except where such failures to so obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) all such Environmental Permits are in good standing and are no longer subject to judicial or administrative appeal or, where applicable, a renewal application has been timely filed and is pending agency approval, except where such deficiencies or possible appeals or failures to timely renew would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) there are no proceedings pending, or to the knowledge of the Company, threatened to revoke, cancel, materially modify or terminate such Environmental Permits; and (iv) each of the Company, the Company Subsidiaries and Company Joint Ventures is and has been in material compliance with all terms and conditions of the Environmental Permits, except where failures to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Environmental Claims. (i) There is no Environmental Claim (as defined in Section 4.15(i)(i)) pending, or to the knowledge of the Company, threatened which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect pending (A) against any of the Company, the Company Subsidiaries or Company Joint Ventures, (B) against any real or personal property or operations which the Company or any of the Company Subsidiaries or Company Joint Ventures currently or formerly owns, leases, operates, or manages, in whole or in part; or (c) against any Person or entity whose liability for such Environmental Claim the Company, any of the Company Subsidiaries or Company Joint Ventures has retained or assumed contractually or by operation of law. (ii) To the knowledge of the Company, there are no actions, activities, circumstances, conditions, events, incidents or material facts that are reasonably likely to form the basis of an Environmental Claim against the Company, any of the Company Subsidiaries or Company Joint Ventures or against any Person whose liability for any Environmental Claim the Company, any of the Company Subsidiaries or Company Joint Ventures has retained or assumed contractually or by operation of law which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, arising from (A) environmental remediation, decommissioning, natural gas exploration and production activities or mining reclamation activities, (B) obligations under the federal Clean Air Act, as amended, or any similar state or local air emissions permitting Environmental Law relating to the construction of or modifications to facilities by the Company, the Company Subsidiaries or Company Joint Ventures, or (C) any other environmental matter affecting the Company, the Company Subsidiaries or Company Joint Ventures.

(d) Releases and Exposure. There have been no Releases (as defined in Section 4.15(i)(iv)) or threatened Releases of or exposure to any Hazardous Material (as defined in Section 4.15(i)(iii)) that would be reasonably likely to be the subject of any Environmental Claim against the Company, any of the Company Subsidiaries or Company Joint Ventures, or any Person or entity whose liability for any Environmental Claim the Company, any of its Subsidiaries or Company Joint Ventures has retained or assumed contractually or by operation of law, except for any Releases or threatened Releases of or exposures to Hazardous Material which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) Environmental Orders. None of the Company, the Company Subsidiaries or Company Joint Ventures is subject to any environmental Orders which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f) No Assumption of Liabilities. None of the Company, the Company Subsidiaries or Company Joint Ventures has retained or assumed or agreed to retain or assume contractually or, to the knowledge of the Company, by operation of law any liability of any other Person under any Environmental Law, except for any such liability that would not reasonably be expected to have a Company Material Adverse Effect.

(g) Availability of Information. The Company has made available copies of all material environmental, assessments and audits and other material environmental documents in the possession of the Company, any of the Company Subsidiaries or Company Joint Ventures or otherwise under the reasonable control of the Company, any of the Company Subsidiaries or Company Joint Ventures relating to Hazardous Materials, Environmental Laws, Environmental Permits, Environmental Claims, environmental Orders, or any environmental conditions at any real or personal property or operations which the Company, any of the Company Subsidiaries or Company Joint Ventures currently or formerly owns, leases, operates, or manages, in whole or in part.

(h) Environmental Attributes. (i) Each of the Company, the Company Subsidiaries and the Company Joint Ventures owns or controls the rights to all environmental or renewable energy credits, energy conservation credits, benefits, offsets, verified emissions reductions or allowances issued pursuant to Environmental Law (collectively, “Environmental Attributes”) that have been held by or issued for each facility or operation for calendar year 2008 and for any future years for which Environmental Attributes have been issued, including, without, limitation, offsets, emission allowances or emission credits concerning greenhouse gas emissions or emission allowances that have been issued to or acquired for each facility or operation in relation to either Title IV of the Clean Air Act, applicable “NOx Budget Program”, or other state or federal emission trading program; and (ii) such Environmental Attributes are sufficient to enable each facility or operation to achieve and maintain compliance with applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(i) Definitions. As used in this Agreement:

(i) “Environmental Claim” means any and all administrative, regulatory, or judicial written actions, suits, demands, demand letters, requests for information, directives, claims, Liens, investigations, proceedings or notices of noncompliance, liability or violation by any Person (including any Governmental Authority), alleging potential liability of the Company (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of, or exposure to any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, any of the Company Subsidiaries or Company Joint Ventures; (B) circumstances forming the basis of any liability under or violation or alleged violation of any applicable Environmental Law or Environmental Permit; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of, or exposure to any Hazardous Materials.

(ii) “Environmental Laws” means, as in effect on or prior to the date hereof, all federal, state, local, foreign, and transnational laws (including common law), statutes, codes, rules, regulations, standards, licenses, authorizations, Permits, approvals, agency requirements, orders, judgments, injunctions, decrees, and treaties, in each case that have the force and effect of law and relate to pollution, protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, or the indoor environment), protection of natural resources, endangered or threatened species, mining, the protection of human health or safety from Hazardous Materials, Releases or threatened Releases of or exposure to Hazardous Materials, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, decommissioning reclamation, reuse or handling of Hazardous Materials.

(iii) “Hazardous Materials” means (A) any petroleum or petroleum products or byproducts, radioactive materials, toxic mold, asbestos in any form, urea formaldehyde foam insulation, radon, and polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants”, “pollutants,” “dangerous wastes” or words of similar meaning and regulatory effect under any applicable Environmental Law; (C) any other chemical, material, substance or waste, which by its nature, presence, characteristics, or concentration is harmful, hazardous, or injurious to human health or safety, the environment, or natural resources or exposure to which is now prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface, subsurface strata, or the indoor environment), including the disposal or abandonment of barrels, containers, tanks or other receptacles.

Section 4.16. Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except as set forth in Section 4.16(a) of the Company Disclosure Letter. All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to the Parent.

(b) Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 4.16(b) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to the Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information), of any Contract to which the Company, any of the Company Subsidiaries or Company Joint Ventures is a party to or bound by whether or not terminated:

(i) that is any non-competition Contract or other Contract that (w) purports to limit in any material respect either the type of business in which the Company, the Company Subsidiaries or Joint Ventures (or, after the Effective Time, Parent or its Subsidiaries) or any of their Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for franchise agreements containing customary provisions between the Company or one of the Company Subsidiaries or Joint Ventures and the applicable jurisdictions, (x) would require the disposition of any material assets or line of business of the Company, the Company Subsidiaries or Joint Ventures (or, after the Effective Time, Parent or its Subsidiaries) or any of their Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (y) is a material Contract that grants “most favored nation” status that, following the Merger, would apply to the Parent and its Subsidiaries, including the Company, the Company Subsidiaries and Company Joint Ventures or (z) prohibits or limits, in any material respect, the right of the Company, any of the Company Subsidiaries or Company Joint Ventures to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property (as defined in Section 4.17(a)) rights;

(ii) under which the Company, any Company Subsidiary or Company Joint Venture has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $10 million (except for such indebtedness between the Company and its Subsidiaries or between such Subsidiaries or guaranties by the Company of indebtedness of the Company and of its Subsidiaries or by any Company Subsidiary of indebtedness of the Company or of another Subsidiary); or

(iii) that, whether before or after the Effective Time would bind, or be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect.

The Contracts described in clauses (a) and (b) together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “Material Contracts”.

(c) A true and correct copy of each Material Contract has previously been made available to the Parent and each such Contract is a valid and binding agreement of all parties thereto, and is in full force and effect, and none of the Company, the Company Subsidiaries or Company Joint Ventures nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. Intellectual Property.

(a) The Company, the Company Subsidiaries and Company Joint Ventures have the right to use all Intellectual Property used in their business as presently conducted. The conduct of the Company, the Company Subsidiaries and Company Joint Venture, to the Company’s knowledge, does not and has not in the past six (6) years infringed or otherwise violated the Intellectual Property rights of any third party, and no third party has asserted in the past three (3) years that the Company, the Company Subsidiaries or Company Joint Ventures has infringed or otherwise violated its Intellectual Property rights. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Company’s knowledge, threatened against the Company, the Company Subsidiaries or Company Joint Ventures concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property owned or used by the Company, the Company Subsidiaries or Company Joint Ventures. To the Company’s knowledge, no Person is violating any Intellectual Property right that the Company, the Company Subsidiaries or Company Joint Ventures holds exclusively; and the Company and the Company Subsidiaries and Joint Ventures have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets (as defined below) that are owned, used or held by the Company, the Company Subsidiaries or Company Joint Ventures. For purposes of this Agreement, “Intellectual Property” means all (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, to the extent patentable, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential business information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(b) The Company, the Company Subsidiaries and Company Joint Ventures have implemented reasonable backup, security and disaster recovery technology that is consistent with industry practices. The Company, the Company Subsidiaries and Company Joint Ventures take all such measures as are required by applicable Law to ensure the confidentiality of customer financial and other confidential information and to comply with the Company’s privacy policy. The Company’s, the Company Subsidiaries’ and Company Joint Ventures’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company, the Company Subsidiaries or Company Joint Venture in connection with its business as presently conducted, and have not materially malfunctioned or failed within the past three (3) years.

Section 4.18. Absence of Certain Changes or Events. Except as expressly contemplated or permitted by this Agreement, since December 31, 2007, (a) the Company and each of the Company Subsidiaries and Company Joint Ventures have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any change or development or combination of developments affecting the Company, any Company Subsidiary or Company Joint Venture, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; provided that neither clause (a) nor clause (b) shall apply to the retail or wholesale businesses of such Persons.

Section 4.19. Vote Required. Subject to Section 8.2(f), the approval of the Merger by a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock (the “Company Shareholders’ Approval”) is the only vote of the holders of any class or series of the capital stock or any other securities of the Company, any of the Company Subsidiaries or Company Joint Ventures required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.20. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), dated September 19, 2008, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion has been delivered to the Parent or will be delivered to the Parent promptly following the date of this Agreement. It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

Section 4.21. Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2004 each of the Company, the Company Subsidiaries and Company Joint Ventures and their respective properties and assets has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Company’s Material Contracts and (ii) are customary for companies in the United States of America conducting the business conducted by the Company, the Company Subsidiaries and Company Joint

Ventures and, to the knowledge of the Company, there is no condition specific to the Company, the Company Subsidiaries or Company Joint Ventures which would prevent the Company, the Company Subsidiaries or Company Joint Ventures from obtaining insurance policies for such risks and losses. All material insurance policies of the Company and each Company Subsidiary and each Company Joint Venture are in full force and effect. All premiums due and payable through the date hereof under all such policies and Contracts have been paid and the Company, the Company Subsidiaries and Company Joint Ventures are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, the Company Subsidiaries or Company Joint Ventures has received any notice of cancellation or termination with respect to any such policy or Contract, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.22. Brokers and Finders. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley and UBS AG (“UBS”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm. The Company has made available to the Parent disclosure regarding the material terms of the arrangements with Morgan Stanley and UBS.

Section 4.23. Regulatory Proceedings. Except as identified in Section 4.9 of the Company Disclosure Letter, none of the Company, the Company Subsidiaries or Company Joint Ventures, all or part of whose rates or services are regulated by a Governmental Authority, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the courts, or (ii) is a party to any proceeding before a Governmental Authority or on appeal from Orders of a Governmental Authority, in each case which individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

(a) Regulation as a Utility. The Company together with its subsidiary companies is a “single state holding company system” under the Public Utility Holding Company Act of 2005. Baltimore Gas and Electric Company (“BGE”) is subject to regulation as a public utility or public service company (or similar designation) in the State of Maryland. Except as set forth in the two preceding sentences or as otherwise set forth in Section 4.24(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Affiliates is subject to regulation as a public utility holding company, a public utility or public service company (or similar designation) by any state in the United States or any municipality or subdivision of any state, by the United States or any agency or instrumentality of the United States or any foreign country.

Section 4.24. State Anti-Takeover Statutes. The Board of Directors of the Company has taken all necessary action to ensure that the Maryland Business Combination Act, the Maryland Control Share Acquisition Act, any provision of the Title 3, Subtitle 8 of the MGCL and any other takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company do not and will not apply to this Agreement, the Purchase Agreement, the Merger, the acquisition by any Person of shares of Company Common Stock in the Merger or in the other transactions contemplated hereby or thereby.

Section 4.25. Joint Venture Representations. Each representation or warranty made by Company in this Article IV relating to a Company Joint Venture that is neither operated nor managed by the Company nor a Company Subsidiary or Company Joint Venture that is managed or operated by the Company, a Company Subsidiary or another such Company Joint Venture shall be deemed made only to the knowledge of Company.

Section 4.26. Solvency. Assuming that the transactions contemplated by this Agreement to be consummated at the Closing were effected on the date hereof, and the execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereby immediately prior to the execution of this

Agreement, as of the date hereof, (a) the Company is able to pay its debts as they become due, (b) the Company owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) the Company has adequate capital to carry on its businesses. No transfer of property is being or will be made and no obligation is being or will be incurred in connection with the transactions contemplated by this Agreement or the Purchase Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any other Person.

Section 4.27. No Additional Representations of Parent or Merger Sub. The Company acknowledges that none of the Parent, the Merger Sub, their respective Affiliates or any other Person acting on behalf of any of them has made any representation or warranty, express or implied, including any representation as to the accuracy or completeness of any information regarding the Parent, the Merger Sub, any of their respective Affiliates or businesses, in each case except as expressly set forth in this Agreement. The Company further agrees that none of the Parent, the Merger Sub, their respective Affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Company or any other Person resulting from the distribution to the Company, for the Company’s use, of any information, document or material made available to the Company in expectation of the transactions contemplated by this Agreement.

Section 4.28. No Other Representations of the Company. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, regarding the Company, any Company Subsidiary or Company Joint Venture.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1. Organization and Qualification. Each of the Parent is a corporation the Merger Sub is a corporation and each of the Parent and the Merger Sub is duly organized, validly existing and in good standing, as applicable, under the Laws of its jurisdiction of incorporation, as the case may be. As used in this Agreement, the term “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Parent or the Merger Sub shall mean the actual knowledge of the executive officers of the Parent or would have been in the prudent exercise of its duties after reasonable inquiry of those Persons who are reasonably likely to possess the relevant information.

Section 5.2. Authority; Non-Contravention; Statutory Approvals; Compliance; Financial Capability.

(a) Authority. Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable the Parent Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of the Parent and the Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of each of the Parent and the Merger Sub enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. The execution and delivery of this Agreement by each of the Parent and the Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a

Violation pursuant to any provisions of (i) the articles of incorporation, by-laws, of the Parent or the Merger Sub and (ii) subject to obtaining the Parent Required Statutory Approvals, any Law, Order or Permit of any Governmental Authority applicable to the Parent or the Merger Sub or any of their respective properties or assets except in the case of clause (ii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except for those approvals comprising the Company Statutory Approvals as such approvals relate to Purchaser (the “Purchaser Statutory Approvals”), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Parent or the Merger Sub, or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law) or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) Financial Capability. The Parent, after taking into account its access to financing, has the financial resources to consummate the Merger.

Section 5.3. Brokers and Finders. The Parent has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 5.4. No Additional Representations of Company and Company Subsidiaries. The Parent and the Merger Sub acknowledge that none of the Company, any Company Subsidiary, their respective Affiliates or any other Person acting on behalf of any of them has made (i) any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets (as defined below) of or held by the Company or any Company Subsidiary, or (ii) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries, any of their respective Affiliates or businesses, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Letter hereto. The Parent and the Merger Sub further agree that none of the Company, any Company Subsidiary, their respective Affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Parent, the Merger Sub or any other Person resulting from the distribution to the Parent, for the Parent’s use, of any information, document or material made available to the Parent in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Assets” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the business owned by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has any interest.

Section 5.5. No Other Representations of the Parent and the Merger Sub. Except for the representations and warranties contained in this Article V, none of the Parent, the Merger Sub or any other Person acting on behalf of the Parent or the Merger Sub makes any representation or warranty, express or implied, regarding the Parent or the Merger Sub.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1. Covenants of the Company. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees, each as to itself and to each of the Company Subsidiaries and the Company Joint Ventures (A) to conduct its business in a manner substantially consistent with current practice and following the adoption of a business plan to be proposed by the Company and consented to by the Parent (such consent not to be unreasonably withheld or delayed) providing for the reduction of VaR with respect to the Company Trading Portfolio (the “Business Plan”) with the Business Plan, and (B) (I) to maintain its respective Real Property in good condition and to operate its Real Property consistent with its current practice and (II) as follows, except (i) as consistent with current practice or, following the adoption of the Business Plan and Parent’s consent thereto, in the Business Plan (provided that this clause (i) shall not apply to Section 6.1(c) (as it relates to the issuance of capital stock, voting securities or Equity Interests to refund indebtedness or enhance the yield thereon) or to Section 6.1(q)(i), (ii) as otherwise expressly permitted by this Agreement, (iii) as required by the Purchase Agreement or the Articles Supplementary of the preferred stock issued thereunder, (iv) for actions taken by the Company, the Company Subsidiaries or the Company Joint Ventures that are required by statute or regulation or Order of a Governmental Authority or (v) to the extent the Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the business of the Company and each Company Subsidiary and Company Joint Venture shall be conducted in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company shall (and shall cause each Company Subsidiary and each Company Joint Venture to) use their respective commercially reasonable efforts to preserve their business organizations intact, to maintain their existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates and to maintain in effect all material governmental Permits, franchises and other authorizations pursuant to which the Company, any Company Subsidiaries or Company Joint Ventures, operate; provided, however, that the Company and/or wholly-owned, direct or indirect, Company Subsidiaries may enter into intercompany transactions and intercompany reorganizations that do not have adverse effects on the Company or such Company Subsidiaries (other than the fact that any such transaction or reorganization has taken place);

(b) the Company shall not (and shall cause the Company Subsidiaries and Company Joint Ventures not to) (i) issue, sell, pledge, dispose of or encumber any capital stock, voting securities or Equity Interests owned by it in any of the Company Subsidiaries; (ii) amend its charter or by-laws; (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or Equity Interests; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, voting securities or Equity Interests other than (x) regular quarterly cash dividends on Company Common Stock in amounts no greater than $0.4775 per share per quarter (provided, however, that any such dividend for the quarter during which the Closing occurs shall be prorated based on the number of days from the immediately preceding dividend record date to the Closing Date) and (y) required dividends on the Trust Preferred in accordance with its terms; (v) repurchase, redeem or otherwise acquire (except for (A) mandatory sinking fund obligations existing on the date hereof and disclosed in the Company Disclosure Letter, and (B) redemptions, purchases, acquisitions or issuances required by the respective terms of any Company Plan, in the ordinary course of the operation of such plans consistent with past practice), or permit any of its Subsidiaries or any of the Company Joint Ventures to purchase or otherwise acquire, any shares of its capital stock, voting securities or Equity Interests or any options or securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or Equity Interests, or (vi) fund the Company’s direct stock purchase and dividend reinvestment plan with authorized but unissued shares of Company Common Stock (other than with the dividends payable on October 1, 2008); provided, however, that this Section 6.1(b) shall not restrict any dividends from any wholly-owned, direct or indirect, Company Subsidiary to another such Subsidiary or the Company nor shall it restrict the Company’s ability to dissolve, liquidate or wind-up any wholly-owned, direct or indirect, Company Subsidiary that the

Company deems to be no longer useful and the dissolution, liquidation or winding-up of which would not result in any adverse effect on the Company or any such Company Subsidiary (other than the fact that any such dissolution, liquidation or winding up has taken place);

(c) the Company shall not (and shall not permit any Company Subsidiary or Company Joint Venture to) (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than (A) shares issuable pursuant to options outstanding on the date hereof under the Company Plans and additional options or rights to acquire shares required by the terms of any Company Plan as in effect on the date hereof in the ordinary course of the operation of such Company Plan and (B) issuances of securities in connection with grants or awards of stock-based compensation made in accordance with Section 6.1(d) hereof); or (ii) incur, assume or modify any indebtedness other than the incurrence of indebtedness permitted by Section 5(c)(iv) of the Articles Supplementary of the preferred stock issued pursuant to the Purchase Agreement;

(d) none of the Company, any Company Subsidiary or Company Joint Venture shall (x) terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any Company Plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees, except for (A) actions necessary to satisfy existing contractual obligations under any collective bargaining agreement or any Company Plans existing as of the date hereof and disclosed in Section 4.10 of the Company Disclosure Letter, or as required by Law or as required to bring any Company Plan into compliance with Section 409A or (B) annual performance bonuses made or salary increases, in each case in the ordinary course of business consistent with past practice; (y) grant any new severance or termination pay not in existence on the date hereof or enter into any new severance agreement not in existence on the date hereof with respect to employees who are not (and are not hired to be) officers or directors of the Company and its Subsidiaries or any of the Joint Ventures; or (z) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(e) the Company shall, and shall cause the Company Subsidiaries and Company Joint Ventures to, maintain insurance in such amounts and against such risks and losses as are consistent in all material respects with the insurance maintained by the Company, the Company Subsidiaries and the Company Joint Ventures, respectively, as of the date hereof;

(f) the Company shall cause BGE and its Subsidiaries not to make or implement, any changes to any of their rates or charges, standards of service or regulatory accounting or execute any agreement with respect thereto except (i) pursuant to routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of this Section 6.1(f); or (ii) as required by a Governmental Authority of competent jurisdiction. The Company shall deliver to the Parent a copy of each such filing or agreement at least four (4) business days prior to (or as soon as reasonably practicable thereafter) the filing or execution thereof;

(g) the Company shall not, and shall not cause or allow the Company Subsidiaries and Company Joint Ventures to, make or change any material Tax election, change or consent to any change in the Company’s or such Company Subsidiary’s or Company Joint Venture’s method of accounting for Tax purposes, settle or compromise any dispute, claim or assessment regarding a Tax liability, if the settlement or compromise of such dispute, claim or assessment could result in the payment (either currently or over time, including by way of increased Tax liability of the Company, any Company Subsidiary and/or Company Joint Venture, regardless of whether the Company, any Company Subsidiary or Company Joint Venture has losses to offset such increase) by the Company and/or any Company Subsidiary of $10 million individually or $20 million in the aggregate, file any material amended Tax Return, or, other than in the ordinary course of business, consistent with past practice, forego any amount of Tax refund;

(h) the Company shall not, and shall not cause or allow the Company Subsidiaries and Company Joint Ventures to, except as required by GAAP or FERC, change any accounting methods, principles or practices;

(i) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, enter into or assume any Contract that would have been a Material Contract or a Material Real Property Lease (as defined below) had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice and other than indebtedness of the Company permitted to be incurred under the Articles Supplementary or any debt issuable upon conversion of the “Preferred Stock” as defined in the Securities Purchase Agreement; and the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, amend, terminate or waive any rights under any Material Contract or a Material Real Property Lease, or any Contract that would have been a Material Contract or a Material Real Property Lease had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice; provided in each case that the Company, any Company Subsidiary and Company Joint Venture shall be permitted to renew or replace any Material Contract with one or more Contracts on substantially similar terms at current market prices;

(j) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, waive, release, cancel, assign, settle or compromise any action, litigation, claim, arbitration or right, other than waivers, releases, cancellations, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate;

(k) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business (through a business combination, asset purchase or otherwise), (x) involving the payment in excess of $2 million individually or $5 million in the aggregate for all such payments, or (y) where such business, assets or securities do not primarily relate to the current business of the Company, the Company Subsidiaries and the Company Joint Ventures or (ii) make any sale, lease, encumbrance or other disposition of any business (through a business combination, merger, asset sale or otherwise), involving receipt of consideration in excess of $2 million individually or $5 million in the aggregate for all such receipts;

(l) The Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, enter into any contract, agreement or pledge to sell, assign, license, transfer, guarantee, mortgage or otherwise dispose of any Environmental Attributes other than in the ordinary course of business;

(m) the Company shall not, and shall cause the Company Subsidiaries and the Company Joint Ventures not to, make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person in excess of $5,000,000 in the aggregate, other than loans, advances or capital contributions to or among the Company and its wholly owned Subsidiaries;

(n) the Company shall not, and shall cause the Company Subsidiaries and the Company Joint Ventures not to, authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of three percent (3%) above the capital expenditures provided for in the current capex budget or following adoption, the Business Plan (less, in the case of 2008, amounts paid on or before the date hereof);

(o) the Company shall (and shall cause each Company Subsidiary and Company Joint Venture to), with respect to the Company Trading Portfolio, including hedging, energy and energy-related trading and commodity price risk transactions, comply with prudent policies, practices and procedures with respect to risk management and trading limitations, including the Company Trading Guidelines. From time to time prior to the Effective Time, the Company will allow Parent and its representatives reasonable access to the customer supply and global commodities operations of the Company, the Company Subsidiaries and the Company Joint Ventures and their respective books and records, and develop appropriate procedures to permit Parent and its representatives to monitor the Company’s, the Company Subsidiaries’ and the Company Joint Ventures’ compliance with the

Company Trading Guidelines and any other risk management guidelines agreed to by the parties. The Company will not amend or rescind the Company Trading Guidelines or any other risk management guidelines agreed to by the parties;

(p) the Company will not (nor will it permit any Company Subsidiaries or Company Joint Ventures to) enter into, amend or otherwise modify any Contract which is subject to the Company Trading Guidelines in any manner which is not consistent with the Company Trading Guidelines;

(q) the Company shall not, and shall cause the Company Subsidiaries and Company Joint Ventures not to, enter into any Contract (i) in respect of fuel enrichment involving over its term amounts in excess of $100 million or (ii) other than a trading Contract and indebtedness of the Company permitted under Section 6.1(i), involving over its term amounts in excess of $100 million; and

(r) the Company shall not (and shall cause the Company Subsidiaries and Company Joint Ventures not to) authorize or enter into an agreement to do any of the actions prohibited by the foregoing.

For purposes of Section 6.1(i) above, “Material Real Property Lease” shall mean any lease of Real Property by the Company or the Company Subsidiaries under which the lessee thereunder (i) pays $500,000 or more in annual rent or (ii) occupies more than 75,000 square feet of space.

Section 6.2. Contracts Affecting Affiliates. Unless the Parent otherwise determines, the Company shall use reasonable best efforts to cause each Contract described in Section 4.16(b)(iii) to be amended to remove the provisions therein applicable to the Parent or its Subsidiaries (other than the Company or its Subsidiaries).

Section 6.3. Control of Other Party’s Business. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4. Conduct of Joint Ventures. Nothing contained in this Agreement shall require the Company, any of the Company Subsidiaries or Joint Ventures managed or operated by the Company to cause any Joint Venture not so managed or controlled by such Persons to take any action, or refrain from taking any action, required to be taken or prohibited to be taken, as the case may be, pursuant to this Agreement, except, in such cases, to lawfully exercise their respective rights to cause such action to be taken or to prevent such action from being taken, as the case may be.

Section 6.5. Employee Waivers. Without the prior consent of the Parent, the Company shall not (and shall cause each Company Subsidiary and Company Joint Venture not to) amend or waive any provision contained in the irrevocable waivers of the right to receive equity in the Surviving Corporation as a result of any change in control or severance agreement or otherwise that have been delivered to Parent by the Company on the date hereof.

Section 6.6. Equity Related Debt. Without the prior consent of the Parent, the Company shall not (and shall not permit any Company Subsidiary or Company Joint Venture to) incur indebtedness in respect of which the lender thereof (or Person acting on its behalf) may elect to require the Company to issue capital stock, voting securities or Equity Interests.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.1. Access to Company Information; Notice of Certain Events.

(a) Upon reasonable advance notice, the Company shall, and shall cause the Company Subsidiaries and Company Joint Ventures to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, “Representatives”) of the Parent reasonable access throughout the period prior to the Effective Time, to all of its employees, agents, accountants, properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to the Parent and its Representative, (i) access to each report, schedule and other document filed or received by the Company, any of the Company Subsidiaries or any Company Joint Venture pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Company, the Company Subsidiaries, the Company Joint Ventures, and their respective directors, officers, shareholders, operations, facilities, properties and such other matters as may be reasonably requested by the Parent or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement or the Purchase Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries or Company Joint Ventures, the Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable laws and all of the Company’s, the Company Subsidiaries’ and the Company Joint Ventures’ safety and security procedures and conduct itself in a manner that would not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Company Subsidiary or Company Joint Venture. The Company acknowledges that time is of the essence with respect to its compliance with its covenants in this Section 7.1. No investigation pursuant to this Section 7.1 shall affect any representation, warranty or covenant of the Company in this Agreement or any condition on the obligations of Parent and Merger Sub in this Agreement. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Non-Disclosure Agreement, dated on or about September 16, 2008, entered into by and between the Company and the Parent (the “Confidentiality Agreement”).

(b) The Company will notify the Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries, the Company Joint Ventures or its Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries, the Company Joint Ventures or its Representatives), (iii) any litigation threatened or commenced against or otherwise affecting the Company, any of its Subsidiaries or any of the Company Joint Ventures that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries, the Company Joint Ventures or its Representatives), (iv) any material events, changes, discussions, notices, changes or developments relating to pending material litigation and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 8.2(a) or 8.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.1(b) shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the closing conditions or otherwise limit or affect the remedies available. With respect to any of the foregoing, the Company will consult with the Parent and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 7.2. Proxy Statement. The proxy statement and any amendment thereof or supplement thereto, to be sent to the shareholders of the Company in connection with the Merger (the “Proxy Statement”) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company will prepare and file with the SEC, as promptly as is reasonably practicable (but in any event not later than 30 days) after the date hereof (but in no event later than 30 days after the date hereof), the Proxy Statement in a form that complies in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Parent and the Merger Sub shall furnish to the Company all information requested concerning itself which is reasonably required or customary for inclusion in the Proxy Statement including, without limitation, the form of charter for the Surviving Corporation to be attached to the Articles of Merger. The Company and the Parent each agrees to respond as promptly as is practicable to any comments of the SEC on the Proxy Statement and the Company agrees to mail the Proxy Statement to holders of Company Common Stock promptly after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The information provided by any party hereto for use in or incorporation by reference in the Proxy Statement shall be true and correct in all material respects, at the dates mailed to shareholders of the Company and at the time of the Company Meeting (as defined in Section 7.4), without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied in writing by any other party specifically for inclusion in the Proxy Statement. If at any time prior to the Effective Time any information relating to the Company, the Parent or the Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by the Company, the Parent or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

Section 7.3. Regulatory Matters; Reasonable Efforts.

(a) Approvals. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VIII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) making, as promptly as practicable (and in any event within 10 business days of the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (iii) making, as promptly as practicable, appropriate filings with other Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals; provided, however, that the Company and the Parent shall file the Company Required Statutory Approvals and the Parent Required Statutory Approvals, respectively, as promptly as is reasonably practicable after the date hereof, (iv) responding on a timely basis to any request for additional information from any Governmental Authority and (v) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties (other than Governmental Authorities) necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided that the Company shall not (and it shall not permit any Company Subsidiary or Company Joint Venture to pay, incur or become subject to any liability or commitment in respect of obtaining any such consent, approval or waiver such that, when such liability or commitment is added to all other such liabilities or commitments, the aggregate of the same exceeds $5 million. Each party shall have the right to review a reasonable time in advance and to provide comments on any filing (including any material amendments thereto) made after the date hereof and until the Initial Termination Date (as the same may be extended hereunder) by the other party or a Subsidiary (or, in the case of the Company, Joint Venture) of any party with any Governmental Authority with respect to the Merger and the party or Subsidiary making such filing shall give reasonable consideration to any changes suggested for such filing. In addition, the Company shall consult with the Parent prior to making any regulatory filing (including any material amendments thereto) with the MPSC, NRC or FERC, except for routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of this Section 7.3(b), and provided that the Company will consult with the Parent regarding specific routine filings as reasonably requested by the Parent, and to keep the Parent reasonably informed about material developments and requests from the MPSC, NRC or FERC with respect to such filings; provided, however, that in connection with any such consultation the Parent shall not be entitled to direct or manage any decisions or activities of the Company, the Company Subsidiaries or the Company Joint Ventures. The Company shall not file any such document or take such action if the Parent has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VIII to not be satisfied in a timely manner. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the Parent.

(b) The Company and the Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries (and in the case of the Company, the Company Joint Ventures), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of the Parent, the Company or any of their respective Subsidiaries (and in the case of the Company, the Company Joint Ventures) to any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(c) The Company and the Parent each shall promptly provide the other party with copies of all filings made by any of the Company, the Parent or any of their Subsidiaries with any federal or state court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. The Company and the Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by the Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give the Parent prompt notice of any change that would reasonably be expected to result in a Company Material Adverse Effect.

(d) In the event any claim, action, suit, investigation, legal or administrative proceeding is commenced by any Governmental Authority or Person (other than to the Company, the Parent or any of their Subsidiaries or the Joint Ventures) that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and the Parent each agree to cooperate and use their reasonable efforts to defend against and respond thereto.

(e) The Company, the Parent and the Merger Sub agree that the application submitted to the MPSC with respect to the Merger shall include the information concerning the Merger, the Company, the Parent and the Merger Sub required by Section 6-105 of the Public Utilities Code of the Annotated Code of Maryland and to only include such other agreements or commitments as agreed to by the Parent and the Merger Sub, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed. The Company agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger or the transactions contemplated by the Purchase Agreement pursuant to any settlement or otherwise with the Staff of the MPSC or any other Person without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed, except for agreements, commitments and conditions requiring Permitted Actions. As used in this Agreement,

“Permitted Actions” means any action contemplated by this Section 7.3 with respect to a Governmental Authority (collectively, “Regulatory Actions”) and whether or not requested by a Governmental Authority of the Company, the Company Subsidiaries, the Company Joint Ventures, Parent, and its Subsidiaries other than (i) any Regulatory Action of any of them, the effects of which, when combined with the effects of all other Regulatory Actions (including capital expenditures and rate reductions constituting Regulatory Actions) taken by any of them is reasonably likely to exceed in the aggregate an amount acceptable to the Parent in its reasonable discretion, in each case taken (or committed (whether or not legally committed) to be taken) after the date hereof, (ii) capital expenditures constituting Regulatory Actions of the Company, its Subsidiaries, the Company Joint Ventures, the Parent and its Subsidiaries that when combined with rate reductions of the Company, its Subsidiaries and the Company Joint Ventures, in each case made or committed (whether or not legally committed) to be made after the date hereof exceed in the aggregate an amount acceptable to the Parent in its reasonable discretion (iii) rate reductions of the Company, its Subsidiaries and the Company Joint Ventures that when combined with capital expenditures constituting Regulatory Actions of such Persons or of the Parent and its Subsidiaries, in each case made or committed (whether or not legally committed) to be made after the date hereof in the aggregate exceed an amount acceptable to the Parent in its reasonable discretion.

(f) Notwithstanding any other provision of this Agreement, the Parent and the Merger Sub shall not be required to cause Parent or any Affiliate of Parent or any director, officer, employee, general partner, limited partner, member or manager of Parent any other Affiliate of the Parent, in each case in his, her or its individual capacity, to either (A) take any action, or undertake the divestiture of any asset, property or company or (B) restrict in any more than a de minimis respect the ability of Parent or any Affiliate of Parent to exercise its rights of ownership with respect to its investment in the Parent, the Surviving Corporation or their Subsidiaries, other than Permitted Actions, and actions to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances. Without the prior written consent of the Parent (which may be given or withheld in its sole discretion), the Company shall, and shall cause each Company Subsidiary and Company Joint Venture to, refrain from taking (or committing (whether or not legally committed) to take) any Regulatory Action that is not a Permitted Action and none of the Parent or its Subsidiaries shall be obligated to take (or commit (whether or not legally committed) to take) any Regulatory Action that is not a Permitted Action, anything in this Agreement to the contrary notwithstanding.

Section 7.4. Approval of the Company Shareholders. The Company shall, as soon as reasonably practicable, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) for the purpose of securing the Company Shareholders’ Approval and in any event the Company Meeting shall be held within forty-five (45) days following the earlier of SEC approval of the Proxy Statement or if the SEC does not review the Proxy Statement, the earliest date on which the Company could mail the Proxy Statement pursuant to the Exchange Act, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state Law and with its articles of incorporation and by-laws, (iii) subject to Section 7.8, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, (iv) use all reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement, (v) subject to Section 7.8, take all other reasonable action necessary to secure the Company Shareholders’ Approval and (vi) cooperate and consult with the Parent with respect to each of the foregoing matters. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 9.1, the Company will take all of the actions contemplated by this Section 7.4 regardless of whether the Board of Directors of the Company has approved, endorsed or recommended another Takeover Proposal (is defined in Section 7.8(e)(iii)) or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the shareholders of the Company at such meeting. The Company shall keep the Parent updated with respect to the proxy solicitation results as reasonably requested by Parent.

Section 7.5. Directors’ and Officers’ Indemnification.

(a) Indemnification. From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer, employee or fiduciary under benefit plans of the Company and its Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorney’s fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arising out of the fact that such Person is or was a director, officer, employee or fiduciary under benefit plans (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case only to the extent such Person has a right to indemnification from the Company or the Company Subsidiaries immediately before the Effective Time. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the business corporation Law of the Surviving Corporation’s state of incorporation, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the business corporation Law of the Surviving Corporation’s state of incorporation and the articles of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

(b) Insurance. The Parent shall cause the Surviving Corporation either (i) to maintain in effect for the six-year period commencing immediately after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the Company’s current directors’ and officers’ liability insurance (the “Existing D&O Coverage”) covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are as of the date hereof (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, no less advantageous to the intended beneficiaries thereof than those of such policy in effect on the date hereof (or the Parent may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided that if the aggregate annual premiums for such insurance shall exceed 150% of the aggregate annual premiums paid by the Company as of the date hereof, then the Parent shall cause the Surviving Corporation to provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 150% of the current aggregate annual premium or (ii) to purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Existing D&O Coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.

(c) Successors. In the event the Surviving Corporation, the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns and/or transferees of the Surviving Corporation or the Parent shall assume the obligations set forth in this Section 7.5; provided that this Section 7.5(c) shall no longer apply to the Parent if reporting tail coverage meeting the requirements of Section 7.5(b) shall have been purchased by the Surviving Corporation.

(d) Survival of Indemnification. To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, the Company Subsidiaries with respect to their activities as such prior to, on or after the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect to any claim or claims shall continue until final disposition of such claim or claims.

(e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives.

Section 7.6. Public Announcements. Except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Company and the Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and the Parent will, to the extent practicable, provide the other, reasonably in advance of its use, with drafts of any press release or other widely disseminated presentation or other information, in each case relating to the Merger or material corporate and financial information relating to the Company, and give reasonable consideration to the comments of the other thereon. In connection with the foregoing, the Company and the Parent may share any such drafts with their respective investors and Representatives provided that any such investors or Representatives are bound by an obligation to maintain the confidentiality of such information sufficient to satisfy the requirements of Regulation FD promulgated under the Securities Act. Each of the Company and the Parent will advise the other in advance of the timing of any such press release, presentation or other information relating to the Merger and will provide the other with a final copy of the same simultaneously with its public release.

Section 7.7. Employees and Employee Benefits.

(a) Parent Agreements. Except as set forth below in this Section 7.7(a), the Parent agrees that all employees of the Company or its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be eligible to participate in either, at the sole discretion of Parent: (i) Parent’s employee benefit plans and programs, in each case to the same extent as similarly situated employees of Parent; or (ii) such Company Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 7.7 only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Parent Benefit Plans”); provided, however, that nothing contained herein shall be construed as requiring the Parent or the Company to continue any specific plan or as preventing the Parent or the Company from (i) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Specified Parent Benefit Plans or any other employees, (ii) amending such Specified Parent Benefit Plans (or any replacement benefit plans thereof) where required by applicable Law including, without limitation, any amendments necessary to avoid application of Section 409A of the Code, or where such amendment is with the consent of the affected employees or as otherwise effected in accordance with the terms of such plans, or (iii) amending the Specified Parent Benefit Plans in the ordinary course of business. Notwithstanding the foregoing, from and after the Closing Date, the Parent shall cause the Company and the Company Subsidiaries to honor, in accordance with its express terms, each existing collective bargaining, employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any representative union, officer, director or employee of such company and vacation entitlements already accrued as of the Closing Date.

(b) Service Credit. Subject to obligations under applicable Law and applicable collective bargaining agreements, the Parent shall cause all Affected Employees to be credited with all service for the Company or the Company Subsidiaries (and all other service credited by the Company or the Company Subsidiary or the Company Plans), under (x) all Specified Parent Benefit Plans in which Affected Employees become eligible to participate on or after the Effective Time, for purposes of eligibility, vesting, benefit accrual and all other purposes (but not for purposes of benefit accrual under defined benefit pension plans or eligibility for early retirement under defined benefit pension plans and not to the extent crediting such service would result in duplication of benefits). The Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation), or shall use its reasonable efforts to cause its insurance carrier, to, (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any Specified Parent Benefit Plan that is a welfare benefit plan in which an Affected Employee becomes eligible to participate on or after the Effective Time, except to the extent of limitations or waiting periods that are already in effect under the Company Plans with respect to the Affected Employee as of the Effective Time and that have not been satisfied as of the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the year in which the Effective Time occurs under any Specified Parent Benefit Plan that is welfare plan in which the Affected Employee participates on and after the Effective Time. Nothing in this Section 7.7 shall be deemed to create any third-party beneficiary or right of employment with respect to any Affected Employee. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Specified Parent Benefit Plan or any other compensation or benefit plan, program or arrangement of the Parent, Surviving Corporation, Company or any Company Subsidiary.

(c) Communications. Prior to making any material written communications to the directors, officers or employees of the Company or any of its Subsidiaries, or material oral communications to a group of directors, officers or employees, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Section 7.8. No Solicitation.

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 7.8(d), the Company agrees that none of it, any of its Subsidiaries or the Company Joint Ventures nor any of the officers or directors of the Company, its Subsidiaries or the Company Joint Ventures shall, and that it shall cause its, its Subsidiaries’ and its Joint Ventures’ Representatives not to, directly or indirectly:

(i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, any of its Subsidiaries or any of the Company Joint Ventures to, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to the Parent or Merger Sub;

(iv) approve, endorse or recommend any Takeover Proposal;

(v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(vi) resolve, propose or agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Subsidiaries, Joint Ventures and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person’s consideration of a Takeover Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information furnished to that Person by or on behalf of the Company, any of the Company Subsidiaries or any of the Company Joint Ventures. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 7.8.

(c) The Company shall notify the Parent promptly (and in any event within 24 hours) upon receipt by it, any of its Subsidiaries, Company Joint Ventures or Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company, any of its Subsidiaries or any of the Company Joint Ventures other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep the Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify the Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to this Section 7.8(d). The Company shall not, and shall cause its Subsidiaries and Company Joint Ventures not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and none of the Company, nor any of its Subsidiaries or any of the Company Joint Ventures, is party to any agreement, which prohibits the Company from providing such information to the Parent. The Company shall not, and shall cause each of its Subsidiaries and Company Joint Ventures not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries or any Company Joint Venture is a party, and the Company shall, and shall cause its Subsidiaries and Company Joint Ventures to, enforce the provisions of any such agreement; provided, however, that the Company shall have the right to, and to cause each of its Subsidiaries and Company Joint Ventures to, waive in writing any standstill solely to the extent required to permit such a Person to convey confidentially a Takeover Proposal to the Board of Directors of the Company under circumstances in which the Company is permitted under this Section 7.8 to participate in discussions regarding a Takeover Proposal. In the event that the Company, its Subsidiaries or the Company Joint Ventures waive any standstill provision, the Company shall simultaneously give written notice of such waiver to the Parent. If requested in writing by the Parent at least three (3) business days prior to the Company Meeting, the Board of Directors of the Company shall, prior to the Company Meeting, publicly reaffirm the Company Board Recommendation and any failure to do so shall be deemed to be a change in the Company Board Recommendation that permits Parent to terminate this Agreement pursuant to Section 9.1(g).

(d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 7.8, but only prior to the Company Shareholders’ Approval, to:

(i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 7.8 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Board of Directors of the Company determines in good faith (1) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after receiving the advice of its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company, any of its Subsidiaries or the Company Joint Ventures to a Person who has made a written Takeover Proposal not solicited in violation of this Section 7.8 if, prior to taking such action, the Board of Directors of the Company determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to the Parent if such non-public information has not previously been disclosed to the Parent; and

(iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to the Parent or Merger Sub, if the Board of Directors of the Company has determined in good faith, after receiving the advice of outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws; provided that prior to any such withdrawal, modification or amendment to the Company Board Recommendation, (A) the Company shall have given the Parent prompt written notice advising the Parent of (x) the decision of the Board of Directors of the Company to take such action and the reason for taking such action and (y) in the event the decision relates to a Takeover Proposal, the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given the Parent five Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with the Parent with respect to such proposed revisions or other proposal, if any, and (C) the Board of Directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Parent, if any, and after receiving the advice of outside legal counsel that the failure to effect such withdrawal, modification or amendment of the Company Board Recommendation would be reasonably likely to result in a breach of its duties to the Company and its stockholders under applicable Laws; provided that, in the event the Board of Directors of the Company does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 7.8(d)(iii), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

This Section 7.8(d) shall not prohibit the Board of Directors of the Company from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 7.8(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to the Parent or Merger Sub unless the Board of Directors of the Company (x) expressly reaffirms its recommendation to its shareholders in favor of adoption of this Agreement or, (y) rejects such other Takeover Proposal.

(e) Definitions. As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii) “Superior Proposal” means any bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement) and that is reasonably likely to be consummated, except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

(iii) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole)

Section 7.9. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.10. Further Assurances. Each party will, and will cause its Subsidiaries (and in the case of the Company, the Company Joint Ventures) to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

Section 7.11. Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, without limitation, MGCL §§ 3-801 to -805 (each, a “Takeover Statute”) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 7.12. Notice of Litigation. The Company shall promptly notify Parent of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein, and no such settlement shall be agreed to without Parent’s and Merger Sub’s prior written consent.

Section 7.13. Transfer Taxes. The Parent, the Merger Sub, the Company and the Surviving Corporation shall cooperate in the preparation, execution and filing of all Tax Returns, documents, affidavits and other filings relating to any stock transfer, state and local real estate transfer, state and local real estate excise, sales, use, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement. Such Transfer Tax shall be paid by the Company or the Surviving Corporation without deduction or withholding of any amount from the Merger Consideration required to be paid pursuant to this Agreement with respect to the

Company Common Stock and none of Parent, the Merger Sub, the Company or the Surviving Corporation shall take any actions or submit any filings that are inconsistent with or contrary to this provision. The Parent, the Merger Sub, the Company and the Surviving Corporation shall take all reasonable actions to minimize the amount of any such Transfer Taxes.

Section 7.14. Certain Credit Facilities. If requested by the Parent, each of the Company, the Parent and the Merger Sub agrees to cooperate and use its reasonable best efforts to terminate the Company’s credit agreements set forth on Section 7.14 of the Company Disclosure Letter (the “Designated Credit Agreements”) and in connection therewith, obtain the release of all Liens under the Designated Credit Agreements, and obtain the release of the Company and the Company Subsidiaries from all material liabilities and obligations under the Designated Credit Agreements and any related guarantees (other than obligations under any indemnification or similar provision that survives termination).

Section 7.15. Transition Committee. As promptly as practicable after the date hereof, the Parent and the Company shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of the Company and the Parent. The activities of the Transition Committee shall include the development of regulatory plans and proposals, the facilitation of the transfer of information between the parties and other matters as the Transition Committee deems appropriate. At all times after the date of this Agreement until the Effective Time (or the earlier termination of this Agreement), there shall be one representative of the Parent on the Transition Committee that shall be designated by the Parent as the primary contact person for the Company at the Parent (the “Parent Contact”). In the event that the Company elects to request that the Parent consent to any action or matter involving the Company or any of the Company Subsidiaries as is contemplated by Section 6.1(B)(v), the Company shall make all such requests to the Parent Contact, and the Parent agrees that it will use its reasonable best efforts to cause the Parent Contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Parent Contact shall initially be Chris Leslie, and may be changed by the Parent from time to time by written notice from the Parent to the Company.

Section 7.16. Title Insurance. The Company and the Company Subsidiaries shall, at Parent’s request cooperate in all reasonable respects with the acquisition by Parent or its lender of title insurance with respect to the Real Property, including, without limitation, providing information reasonably requested by a title insurance company with respect to such Real Property and providing customary seller’s and non-imputation affidavits to the title insurance company.

Section 7.17. Estoppels. The Company and the Company Subsidiaries shall use commercially reasonable efforts to obtain estoppels from the landlords under each of the Material Real Property Leases, on the form required under each such lease, or if no form is required, in form and substance reasonably satisfactory to Parent.

ARTICLE VIII.

CONDITIONS

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

(a) Shareholder Approval. The Company Shareholders’ Approval shall have been obtained.

(b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other Order by any court of competent jurisdiction preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state Law.

(c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained (including any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired) at or prior to the Effective Time and such approvals shall have become Final Orders (as defined below). A “Final Order” means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law or Order have been satisfied.

Section 8.2. Conditions to Obligation of the Parent to Effect the Merger. The obligation of the Parent and the Merger Sub to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Parent in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Company. The Company (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.1 and 4.8(b) (with respect to the period commencing after December 31, 2006 and ending on the date hereof), shall be true and correct in all material respects as of the date hereof and the Closing Date and the representations and warranties in Sections 4.2 (last sentence), 4.3, 4.4(a), 4.16(b)(iii), 4.18(b), 4.19, 4.20, 4.25 and 4.26 shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which only need to be true and correct as of such date or time). All other representations and warranties of the Company set forth in this Agreement (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Closing Certificates. The Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) FIRPTA. The Parent shall have received, on or before (but not more than twenty (20) days prior to) the Effective Time, a statement in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that each of the Company and BGE is not a United States real property holding corporation for purposes of Sections 897 and 1445 of the Code.

(e) Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

(f) Debt Ratings. On the Closing Date, all unsecured senior debt of the Company shall be rated investment grade or better with no less than a stable outlook by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group, Inc. and Fitch, Inc.

(g) Company Required Consents. The Company Required Consents set forth in Section 8.2(f) of the Company Disclosure Letter shall have been obtained and all other Company Required Consents, the failure of which to obtain would individually or in the aggregate have a Company Material Adverse Effect, shall have been obtained.

(h) Statutory Approvals. The Company Required Statutory Approvals shall have been obtained and shall have become Final Orders.

(i) Credit Facilities. At or prior to the Effective Time, if requested by the Parent at least ten (10) business days prior to the Closing Date, the administrative agents under the Designated Credit Agreements shall have provided the Company with either (i) a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under such credit agreements, together with all interest accrued thereon and any other fees or expenses payable thereunder, (x) such credit agreements shall be terminated, (y) any and all Liens under such credit agreements related thereto shall be released and (z) the Company and the Company Subsidiaries shall be released from any and all material liabilities and obligations under such credit agreements and any related guaranties (other than any obligations under any indemnification or similar provision that survives such termination); provided that the Parent shall not be entitled to rely on the condition set forth in this Section 8.2(i) if the failure of such condition to be satisfied results from the failure of the Parent and the Merger Sub to have sufficient funds to fulfill their obligations hereunder at the time of the Closing or (ii) an irrevocable waiver to the effect that the Merger does not result in a default or event of default or change of control under such credit agreements.

(j) Waiver of Rights to Equity Grants. Any current or former employee, officer or director of the Company or any of the Company Subsidiaries that is entitled to receive equity in the Surviving Corporation as a result of any change in control or severance agreement or otherwise shall have expressly waived such right in writing prior to the Effective Time.

(k) Material Deterioration. As of the Closing Date, the Parent is not entitled to exercise the Limited Due Diligence Termination Right (as defined in Section 9.1(h)), where, solely for the purposes of this Section 8.2(k), the parties acknowledge and agree that (i) it is assumed that such right is exercisable as of the Closing Date, (ii) the Due Diligence Termination Date is deemed to be two (2) days prior to the Closing Date and (iii) all references to “$200 million” shall be replaced with “$400 million.”

Section 8.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Parent and the Merger Sub. The Parent (and/or its appropriate Subsidiaries) and the Merger Sub will have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of the Parent and the Merger Sub set forth in Section 5.1 shall be true and correct in all material respects as of the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time). All other representations and warranties of the Parent and the Merger Sub in this Agreement (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of the Parent, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (or in the case of Section 9.1(h), on or prior to the Due Diligence Termination Date), whether before or after the Company Shareholders’ Approval contemplated by this Agreement:

(a) by mutual written consent of the Company, the Parent and the Merger Sub by action by their respective Boards of Directors or Board of Managers, as applicable;

(b) by the Parent or the Company, by written notice to the other party, if any state or federal Law or Order is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or if any court of competent jurisdiction in the United States or any state shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable;

(c) by the Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before June 19, 2009 (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any of its obligation under this Agreement shall have proximately contributed to the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(c), Section 8.2(f) and/or Section 8.2(g) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to September 19, 2009;

(d) by the Parent or the Company, by written notice to the other party, if the Company Shareholders’ Approval shall not have been obtained at the duly held Company Meeting, including any adjournments thereof;

(e) by the Parent, by written notice to the Company, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 8.2 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied or the Parent shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(f) by the Company, by written notice to the Parent, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Parent or the Merger Sub hereunder, such that a condition in Section 8.3 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied in all other instances, within thirty (30) days after receipt by the Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(g) by the Parent, by written notice to the Company, if the Board of Directors of the Company or any committee thereof (i) shall withdraw or modify in any adverse manner the Company Board Recommendation, (ii) shall approve or recommend or enter into an agreement (other than an Acceptable Confidentiality Agreement) in respect of a Takeover Proposal, in each case, by a party other than the Parent or an Affiliate of the Parent, or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii), or (iv) if the Company shall have breached in any material respect any of its obligations under Section 7.8 and such breach shall not have been remedied within ten (10) business days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied;

(h) by the Parent (such termination right, the “Limited Due Diligence Termination Right”), by written notice to the Company (between 5:00 p.m. New York City time and 9:00 p.m. New York City time on a Business Day and any time on a non-Business Day) on or prior to the expiration date (such expiration date, the “Due Diligence Termination Date”) of the period ending fourteen (14) days following the later of (i) the date of this Agreement and (ii) the date the Parent and the Company mutually agree that the Parent and its Representatives have been given full access to the books and records of the Company and its Subsidiaries relating to the retail and wholesale businesses, trading records and appropriate personnel of the Company, its Subsidiaries and the Company Joint Ventures, if the Parent determines (in its sole discretion) that, since June 30, 2008 to the date which Parent elects to terminate this Agreement pursuant to this Section 9.1(h), either the retail and/or wholesale businesses or assets of the Company, its Subsidiaries and the Company Joint Ventures taken as a whole have materially deteriorated. The parties hereby agree that, solely for the purposes of this Section 9.1(h), an adverse change in the net economic value of such businesses or assets in excess of $200 million from June 30, 2008 shall be deemed material.

Section 9.2. Effect of Termination. In the event of termination of this Agreement by either the Company or the Parent pursuant to Section 9.1, this Agreement shall become void and of no effect and there shall be no liability on the part of either the Company or the Parent or their respective officers or directors hereunder, except that Section 7.6, Section 7.9, this Section 9.2 and Section 9.3, the agreement contained in the last sentence of Section 7.1(a), and Article X shall survive the termination; provided, however, that nothing herein shall relieve any party hereto from any liability or damages resulting from any willful and material breach of this Agreement prior to termination.

Section 9.3. Termination Fee; Expenses.

(a) Termination Fee. If after the Due Diligence Termination Date, this Agreement is terminated for any reason other than by the Company pursuant to Section 9.1(f) or the Parent pursuant to Section 9.1(h), the Company shall immediately pay to the Parent a termination fee equal to $175 million in cash payable by wire transfer in same day funds.

(b) Nature of Fees. The parties agree that the agreements contained in this Section 9.3 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if the Company fails to promptly pay to the other any fee or expense due under Section 9.3(a), in addition to any amounts paid or payable pursuant to such sections, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid. The parties agree that the termination fees described in this Section 9.3 are payable in consideration of the transactions contemplated by Agreement and by the Purchase Agreement.

Section 9.4. Amendment. This Agreement may be amended by the Boards of Directors or the Board of Managers, as applicable, of the parties hereto at any time before or after the Company Shareholders’ Approval and prior to the Effective Time; provided, however, that after the Company Shareholders’ Approval is obtained, no such amendment which under applicable Law would require the further approval of the Company’s shareholders shall be made without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1. Non-Survival; Effect of Representations and Warranties. No representations or warranties in this Agreement shall survive the Effective Time.

Section 10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied or emailed (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to

Charles Berardesco Vice President and Deputy General Counsel Constellation Energy Group, Inc. 750 E. Pratt Street Baltimore, Maryland 21202 Facsimile: (410) 470-5741

with a copy to

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street

New York, New York 10022-4611
Attention:	George Stamas
Mark Director
Fax: (202) 879-5200

and

if to the Parent or to the Merger Sub, to

Douglas L. Anderson
Senior Vice President and General Counsel
MidAmerican Energy Holdings Company
1111 South 103rd Street
Omaha, NE 68124
Facsimile: (402) 231-1658

with a copy to:

Peter J. Hanlon, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-9227

Section 10.3. Entire Agreement. This Agreement and the Purchase Agreement are being entered into simultaneously but are separate transactions. Except as expressly set forth in this Agreement, the provisions of the Purchase Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.4. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if they are not already followed by such words.

Section 10.6. Counterparts; Effect. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.7. No Third Party Beneficiaries. Except as expressly provided in Section 7.5 only, the Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflicts of Law thereof.

Section 10.9. Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in and for Baltimore, Maryland in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in and for Baltimore, Maryland.

Section 10.10. Waiver of Jury Trial and Certain Damages. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) WITHOUT LIMITATION TO SECTION 9.3, ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.

Section 10.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that, without the consent of the Company, the Parent may transfer or assign (including by way of a pledge), in whole or from time to time in part, all of its rights and obligations under this Agreement to one or more of its Affiliates or to its lenders or other financing sources as collateral security; provided that no such transfer or assignment will relieve the Parent of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to the Parent shall also apply to any such assignee unless the context otherwise requires.

Section 10.12. Remedies.

(a) Damages. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. Except as otherwise provided in this Agreement, the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The Company agrees that, notwithstanding anything herein to the contrary (other than the last sentence of this Section 10.12(a)), (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of the Parent and Merger Sub for such losses or damages shall be limited in amount to $1 billion with their recourse to the securities issued pursuant to the Purchase Agreement or upon conversion thereof, and (B) in no event shall the Company seek to recover any money damages other than by recourse to such securities from the Parent or Merger Sub and (ii) in no event shall any officer, director, employee or Affiliate of the Parent (other than Merger Sub) (each a “Non-Recourse Party”) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In the event that the Company or any of its Affiliates asserts in any litigation or otherwise that the provisions of this Agreement limiting the maximum aggregate liability of, and recourse of such Persons to, the Parent or Merger Sub or any of the Non-Recourse Parties as provided in the immediately preceding clause (i) is illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against Parent, Merger Sub or any of the Non-Recourse

Parties with respect to the transactions contemplated by this Agreement other than payment as provided in the immediately preceding clause (i) (as limited by the provisions hereof), then the amount of the liability provided in such clause (i) shall be automatically reduced to $1,000. Notwithstanding anything to the contrary in this Section 10.12(a), in the event that any of the shares of preferred stock to be issued pursuant to the Purchase Agreement have been redeemed or any of the notes that may be issued upon conversion of such shares of preferred stock have been repaid or otherwise retired, the Company may recover from the recipient of funds pursuant to such redemption, repayment or retirement losses and damages arising from liability of Parent and/or Merger Sub (and their respective transferees) pursuant to this Agreement up the amount of the funds received thereupon in respect of the stated value of shares of preferred stock or principal amount of the notes.

(b) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article IX, the Parent and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.12(a)(i).

Section 10.13. Obligations of the Parent and of the Company. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Merger Sub to take any action, such requirements shall be deemed to include an undertaking on the part of the Parent to cause the Merger Sub to take such action.

IN WITNESS WHEREOF, the Company, the Parent and the Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Mayo A. Shattuck III
Name:	Mayo A. Shattuck III
Title:	Authorized Signatory

MIDAMERICAN ENERGY HOLDINGS COMPANY

By:	/s/ Gregory E. Abel
Name:	Gregory E. Abel
Title:	Authorized Signatory

MEHC MERGER SUB INC.

By:	/s/ Gregory E. Abel
Name:	Gregory E. Abel
Title:	Authorized Signatory

1585 Broadway

New York, NY 10036

September 19, 2008

Board of Directors

Constellation Energy Group Inc.

750 E. Pratt Street

Baltimore, MD 21202

Members of the Board:

We understand that Constellation Energy Group, Inc. (“Constellation” or the “Company”), MidAmerican Energy Holdings Company (“MidAmerican”) and MEHC Merger Sub Inc., a wholly owned subsidiary of MidAmerican (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 19, 2008 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of MidAmerican, and each outstanding share of the common stock, without par value, of the Company (the “Company Common Stock”), other than shares owned by MidAmerican or any wholly owned subsidiary of the Company or MidAmerican, will be converted into the right to receive $26.50 per share in cash (the “Consideration”). We further understand that the Company will issue to MidAmerican shares of Series A Convertible Preferred Stock of the Company (the “Preferred Shares”) in exchange for a payment of $1 billion in cash (the “Equity Investment” and together with the Merger, the “Transaction”), which Preferred Shares shall (i) pay a cash dividend of 8% per annum and (ii) be convertible into (x) $1 billion principal amount of senior notes (the “14% Senior Notes”) of the Company which shall mature upon the first anniversary of their issuance date and bear interest at a rate of 14% per annum and (y) shares of Company Common Stock representing 19.9% of the total number of issued and outstanding shares of Company Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement, the Articles Supplementary for the Series A Convertible Preferred Stock, the Stock Purchase Agreement and Investor Rights Agreement in respect of the Preferred Shares and the form of the 14% Senior Notes.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain publicly available business and financial information of MidAmerican;

3)	Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by management of the Company;

4)	Reviewed certain financial projections prepared by the management of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)	Reviewed the reported prices and trading activity for the Company Common Stock;

7)	Reviewed the trading activity and price of the Company’s credit default swaps with those of companies comparable with the Company;

8)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with those of certain other publicly-traded companies comparable with the Company;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in certain discussions and negotiations among representatives of the Company and MidAmerican and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate in light of the limited time in which you have requested that we prepare this opinion.

For purposes of our opinion, we have also assumed and relied upon, without independent verification or expressing any views with respect to, the following facts relating to the Company’s liquidity and strategic options as of the close of business on September 18, 2008, based on our discussions with the Company’s management and other advisors;

1)	The Company and its principal operating subsidiaries have a limited amount of liquidity facilities available;

2)	As a result of extraordinarily difficult market conditions in general and matters specific to the Company’s financial condition, the Company currently is having difficulty accessing additional liquidity to support its businesses on a stand-alone basis;

3)	As a result of credit concerns, trading counterparties of the Company have begun to cease trading with the Company;

4)	Based on conversations with ratings agencies, the Company needs approximately $750 million to $1 billion in immediate, additional liquidity to avoid a credit rating downgrade;

5)	The accelerated execution of previously announced asset divestitures will not satisfy the rating agencies’ concerns;

6)	Based on extensive recent dialogues with the rating agencies and a weakened liquidity profile, among other things, the Company believes a credit rating downgrade of one or more levels is imminent;

7)	Given the Company’s obligations, pursuant to various contracts and agreements to which it is a party, to post exponentially greater amounts of collateral upon any credit rating downgrade, and the likelihood of a significant downgrade, the Company expects that it will require immediate liquidity in an amount significantly beyond that available to the Company in the near term;

8)	The Company has very limited options available to it that could provide the Company with the immediate liquidity it needs and the collateral it would be required to post in the event of a credit rating downgrade and, given the Company’s resulting inability to operate in certain of its businesses, the Company and its subsidiaries would likely be forced into imminent insolvency or bankruptcy proceedings; and

9)	Based on the expected treatment of the Company’s businesses, assets and financing arrangements in the context of a bankruptcy, the holders of shares of Company Common Stock would likely receive value less than the Consideration in the event of a bankruptcy or liquidation of the Company.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of the Company of the future financial performance of the Company without considering the current credit and liquidity issues facing the Company. We note that we have not reviewed, nor been provided with, any financial projections for the Company that were prepared assuming the current credit and liquidity conditions of the Company. We further note that, given the extreme changes in current market conditions, we have not performed certain additional diligence or analyses such as reviewing trading metrics that we would customarily conduct in connection with the rendering of a fairness opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that, at the time of closing of the Merger, all unsecured senior debt of the Company will be rated investment grade or better with no less than a stable outlook by the various credit rating agencies. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, regulatory or bankruptcy advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or bankruptcy advisors with respect to legal, tax, regulatory or bankruptcy matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, or concerning the solvency of the Company. In particular, we do not express any opinion as to the value of any asset of the Company, whether at current market prices or in the future. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or whether other strategic alternatives exist for the Company or if such alternatives are available. We note, however, that, under the ownership of a company with adequate liquidity and capital, such as MidAmerican, the value of some or all of the assets of the Company could substantially improve, resulting in significant returns to MidAmerican if the Transaction is consummated. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note the extraordinary nature of such market conditions in effect as of the date hereof, and the likely continuing fluctuations in such conditions. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We also note that, although the Company and we initiated a process to identify and have contacted a variety of potential acquirors, the terms of the Merger Agreement and the other Transaction documents have been negotiated and reviewed by the Company on a highly expedited basis and without the benefit of a prolonged auction process. We further note that the Company has had very little time available to execute any transaction that would allow it to avoid filing for bankruptcy.

We have acted as financial advisor to the Board of Directors of the Company in connection with this Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of MidAmerican, the Company, or any other company, or any currency or commodity, that may be involved in this Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this Transaction if such inclusion is required by applicable law, rule or regulation, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger. In addition, our opinion does not address the fairness of the terms or any aspect of the Equity Investment.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Jeffrey Holzschuh Managing Director

SPECIAL MEETING OF STOCKHOLDERS OF CONSTELLATION ENERGY GROUP, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Constellation Energy Group, Inc.

common stock for the upcoming Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-564-2332, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1349. Please follow the simple instructions.

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/ceg, and follow the simple instructions. Please note you must type an “s” after http.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Constellation Energy Group, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.

ÚTO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDEDÚ

The Constellation Energy Group, Inc. board of directors recommends a vote “FOR” each proposal.
		FOR	AGAINST	ABSTAIN
1.	The proposal to approve the merger of MEHC Merger Sub Inc., a wholly owned subsidiary of MidAmerican Energy Holdings Company, with and into Constellation Energy Group, Inc. as contemplated by the Agreement and Plan of Merger, dated as of September 19, 2008, by and among Constellation Energy Group, Inc., MidAmerican Energy Holdings Company, and MEHC Merger Sub Inc.	☐	☐	☐

2.	The proposal to consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate in the view of Constellation Energy Group, Inc.’s board of directors, including to solicit additional proxies in favor of the proposal to approve the merger if there are insufficient votes at the time of such adjournment or postponement to approve the merger.	☐	☐	☐

3.	Discretionary authority. To the extent that you have not voted on a matter in person or by proxy, the proxies are authorized to vote in their discretion upon any matter as may properly come before the special meeting and any adjournment or postponement of the special meeting.

Please sign, date and return the proxy card promptly, using the enclosed envelope.

Date:

Signature

Signature (if jointly held)

Title

Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE!

ÚTO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDEDÚ

CONSTELLATION ENERGY GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

December 23, 2008

P R O X Y

This proxy is solicited by the board of directors of Constellation Energy Group, Inc. for use at the special meeting to be held at Sky Lobby Conference Room, 750 East Pratt Street, Baltimore, Maryland on December 23, 2008 beginning at 8:00 a.m., and at any adjournments or postponements of the special meeting.

By signing this proxy, you revoke all prior proxies and appoint Mayo A. Shattuck III and Charles A. Berardesco, and each of them, with each having the full power to appoint his substitute, as proxies to represent and to vote all the shares of Constellation Energy Group, Inc. common stock you held on November 14, 2008 at the special meeting of shareholders of Constellation Energy Group, Inc., and any adjournment or postponement of such meeting, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, dated November 24, 2008, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures.

In their discretion, Mayo A. Shattuck III and Charles A. Berardesco also are authorized to vote upon such other matters as may properly come before the meeting, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures. Management presently is not aware of any such matters to be presented for action. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting.

The undersigned acknowledges receipt from Constellation Energy Group, Inc. prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement, dated November 24, 2008.

YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY.

See reverse for voting instructions.